EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

CURE PHARMACEUTICAL HOLDING CORP.,

CURE CHEMISTRY, INC.,

AND

CHEMISTRY HOLDINGS, INC.

AND

JOSH HELD,

AS THE SECURITYHOLDERS’ REPRESENTATIVE

March 31, 2019

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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INDEX OF EXHIBITS AND SCHEDULES

Exhibit	Description

Exhibit A	Definitions
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Resignation and Release
Exhibits E	Form of Restrictive Covenants Agreement
Exhibit F	Form of Warrant

Schedule	Description

Schedule 1.4(a)(vii)	Indebtedness
Schedule 1.4(b)(viii)	Required Consents
Schedule 1.4(b)(ix)	Non-Compete Persons
Schedule 1.6(a)	Board of Directors of the Surviving Corporation
Schedule 1.6(b)	Officers of the Surviving Corporation
Schedule 2.4	Clawback Milestones
Schedule 2.5(a)	Earnout Milestones
Schedule 2.5(b)	Warrant Vesting
Schedule 6.11	Board of Directors of Acquiror
Schedule 9.2(g)	Specific Indemnity Matters

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization is made and entered into as of March 31, 2019 (the “Agreement Date”), by and among Cure Pharmaceutical Holding Corp., a Nevada corporation (“Acquiror”), CURE Chemistry, Inc., a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), Chemistry Holdings, Inc., a Delaware corporation (the “Company”), and the Securityholders’ Representative (as defined in this Agreement). Acquiror, Merger Sub, the Company and the Securityholders’ Representative are referred to sometimes individually as a “Party” and, collectively herein as the “Parties.” Certain capitalized terms used herein have the respective meanings set forth in Exhibit A.

RECITALS

A. The Board of Directors of the Company (the “Company Board”) has determined that it would be advisable and in the best interests of the Company Stockholders (as defined in this Agreement) that Merger Sub merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Acquiror, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, has (i) unanimously adopted and approved the Merger, this Agreement, the Ancillary Agreements and the other transactions contemplated by this Agreement, (ii) declared the Merger and the Ancillary Agreements to be advisable, fair to, and in the best interests of the Company and the Company Stockholders, and (iii) resolved to recommend adoption of the Merger, this Agreement, the Ancillary Agreements and the transactions contemplated by this Agreement by the Company Stockholders.

B. The board of directors of each of Acquiror and Merger Sub has approved the Merger, this Agreement, the Ancillary Agreements and the other transactions contemplated by this Agreement.

C. For United States federal income tax purposes, the Company, Merger Sub and Acquiror intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement will be, and is hereby, adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

D. The Company, Merger Sub and Acquiror desire to make certain representations, warranties, covenants and other agreements, as more fully set forth in this Agreement, in connection with the Merger and the other transactions contemplated by this Agreement.

E. In connection with the execution and delivery of this Agreement, the Company has secured an additional investment of $2,000,000 from certain investors (the “Initial Company Investment”). Concurrently with, and as a condition to, the Closing, certain Company Stockholders shall purchase additional shares of Company Common Stock for an aggregate cash purchase price in the amount of at least (x) $8,000,000 plus (y) the Closing Liabilities (the “Second Company Investment” and, together with the Initial Company Investment, the “Additional Company Investment”).

F. In connection with the execution and delivery of this Agreement, the Company has loaned the Acquiror $2,000,000 in exchange for the issuance of a Convertible Demand Note, issued by the Acquiror in favor of the Company in the original principal amount of $2,000,000.

Now, Therefore, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the Delaware Code, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and become a wholly owned subsidiary of Acquiror. The Company, as the surviving corporation after the Merger, shall also be referred to as the “Surviving Corporation.”

1.2 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via electronic exchange of closing deliveries, immediately following the execution and delivery of this Agreement or on such other date designated by the mutual agreement of the Company and Acquiror (the “Closing Date”), which shall be no later than the second (2nd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, as soon as practicable following the Closing and on the Closing Date, the Company, Acquiror, and Merger Sub will cause a certificate of merger satisfying the requirements of the Delaware Code (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be mutually agreed in writing by the Company and Acquiror and specified in the Certificate of Merger (the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Delaware Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

1.4 Closing Deliveries.

(a) Acquiror Deliveries. Acquiror shall deliver to the Company (or if indicated below, deposit with the Exchange Agent), at or prior to the Closing, each of the following:

(i) A certificate, dated as of the Closing Date, executed on behalf of Acquiror by a duly authorized officer of Acquiror, to the effect that each of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(e) have been satisfied;

(ii) an Escrow Agreement, in form and substance mutually acceptable to Acquiror and the Company, (the “Escrow Agreement”), dated as of the Closing Date and executed by Acquiror;

(iii) a Lock-Up Agreement, in substantially the form attached as Exhibit B (the “Lock-Up Agreement”), dated as of the Closing Date and executed by Acquiror;

(iv) deposit with the Exchange Agent certificates representing shares of Acquiror Common Stock issuable pursuant to the terms of this Agreement in exchange for all shares of Company Capital Stock, less the Escrow Shares (the “Exchange Fund”);

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(v) deposit with the Escrow Agent certificates representing Escrow Shares;

(vi) [intentionally reserved]

(vii) payment to holders of outstanding Indebtedness set forth on Schedule 1.4(a)(vii), if any, by wire transfer of immediately available funds the amount of money due and owing from Company or any of its Subsidiaries to such holders of outstanding Indebtedness as of the Closing Date;

(viii) payments of any amounts of money due and owing from the Company to third parties as Transaction Expenses set forth on the Closing Expenses Certificate;

(ix) Warrants, in substantially the form attached as Exhibit F (each an “Acquiror Warrant”), executed by Acquiror;

(x) an authorization letter, in form and substance mutually acceptable to Acquiror and Securityholders’ Representative, to the Acquiror’s transfer agent (the “Exchange Agent”) to issue the Closing Merger Consideration Shares at Closing in accordance with the Spreadsheet; and

(xi) board observer rights letters, in form and substance mutually acceptable to Acquiror and the Company, executed by Acquiror granting __________ and __________ certain observer rights to the Acquiror’s board of directors.

(b) Company Deliveries. The Company shall deliver to Acquiror, at or prior to the Closing, each of the following:

(i) a certificate, dated as of the Closing Date and executed on behalf of the Company by a duly authorized officer of the Company, to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(d) have been satisfied (the “Bring-Down Certificate”);

(ii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying (A) that attached thereto are true and complete copies of the Certificate of Incorporation and bylaws of the Company, each as amended through the Agreement Date and as in full force and effect on the Agreement Date (collectively, the “Charter Documents”), (B) that attached thereto are true and complete copies of the validly adopted resolutions of the Company Board unanimously approving and authorizing the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, and such resolutions are in full force and effect without modification thereto, (C) that attached thereto are true and complete copies of the validly adopted resolutions of the Company Stockholders, constituting the Requisite Stockholder Vote, approving the Merger and adopting this Agreement, and such resolutions are in full force and effect without modification thereto; (D) that the Charter Documents are in full force and effect, (E) the results of any 280G Stockholder Vote with respect to the approval or disapproval of any payments or benefits that may be deemed to constitute a “parachute payment” within the meaning of 280G of the Code, and (F) the names and signatures of the officers of the Company authorized to sign this Agreement and any other agreements contemplated hereby to which the Company is party;

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(iii) the Escrow Agreement, dated as of the Closing Date and executed by the Securityholders’ Representative;

(iv) the Certificate of Merger, in substantially the form attached hereto as Exhibit C, dated as of the Closing Date and executed by the Company;

(v) a statement of resignation and general release in the form attached as Exhibit D executed by each of the directors and officers of the Company in office immediately prior to the Closing as directors and/or officers, as applicable, of the Company, effective no later than immediately prior to the Effective Time;

(vi) a certificate dated within ten (10) Business Days prior to the Closing Date from the Secretary of State of the State of Delaware certifying that the Company is in good standing under the laws of the State of Delaware;

(vii) a certificate dated within ten (10) Business Days of the Closing Date from the appropriate officials of each jurisdiction where the Company or any of its Subsidiaries is qualified to do business, certifying that the Company or its Subsidiary, as applicable, is in good standing under the laws of such jurisdiction;

(viii) any notices, consents, assignment, waivers, approvals and certificates that are required for the consummation of the transactions by this Agreement or any Ancillary Agreement by third parties that are set forth on Schedule 1.4(b)(viii) hereto;

(ix) a Restrictive Covenants Agreement signed by each party listed on Schedule 1.4(b)(ix) hereto, substantially in the form attached hereto as Exhibit E (the “Restrictive Covenants Agreements”), which such Restrictive Covenants Agreements shall be in full force and effect as of the Closing;

(x) the Spreadsheet completed to include all of the information specified in Section 2.6;

(xi) the Closing Expenses Certificate;

(xii) the Company Indebtedness Certificate;

(xiii) the Payoff Documents and any necessary UCC authorizations or other releases as may be reasonably required to evidence the satisfaction of the Indebtedness and the release, upon receipt of the amounts indicated in the payoff letters, of all Encumbrances in connection with the Indebtedness set forth on the Company Indebtedness Certificate;

(xiv) FIRPTA documentation, including a notice to the IRS, in accordance with the requirements of Treasury Regulations Sections 1.897-2(h)(2) and 1.1445-2(c)(3), dated as of the Closing Date, executed by the Company and in form and substance reasonably acceptable to Acquiror;

(xv) the minute books and equity security transfer records of the Company;

(xvi) an Investor Questionnaire, in form and substance mutually acceptable to Acquiror and the Company, executed by each recipient of the Acquiror Common Stock;

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(xvii) the Lock-Up Agreement, executed by each recipient of the Acquiror Common Stock;

(xviii) a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company certifying that the Company has terminated all of the Company Employee Plans and that no Employee or former Employee of the Company has any rights under such Company Employee Plans and that any liabilities of the Company under such Company Employee Plans (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company, the Surviving Corporation or Acquiror;

(xix) either (A) written evidence of the termination of all license and other rights in the Subject Patent held by __________. and the certification by the Company that the Company owns the Subject Patent free and clear of any licenses or Encumbrances (“Unencumbered Subject Patent Rights”), or (B) written evidence of the transfer of the Subject Patent to __________ and the grant by ____________ to the Company of a _____________________________________________ license to practice the Subject Patent for ___________ in a form reasonably acceptable to Acquiror (“Subject Patent Non-Exclusive License”;

(xx) written evidence of termination of the Management and Services Agreement entered into effective January 1, 2019 between the Company and _________________

(xxi) the Acquiror Warrants, executed by each Company Stockholder receiving an Acquiror Warrant pursuant to Section 6.14;

(xxii) the Initial Company Investment shall have been satisfied by issuing shares of Company Common Stock to the investors who made the Initial Company Investment;

(xxiii) the Second Company Investment shall have been received on behalf of the Company in an escrow arrangement mutually satisfactory to the Company and Acquiror, and the Company shall have provided written instructions to the escrow holder to disburse such amount to Acquiror upon the Closing; and

(xxiv) the Company shall deliver all other documents required to be entered into by the Company pursuant hereto or reasonably requested by Acquiror to consummate the Merger or the other transactions contemplated hereby.

1.5 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, by virtue of the Merger, the certificate of incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to conform to the certificate of incorporation of the Merger Sub as in effect immediately prior to the Effective Time, except that references to the name of Merger Sub therein shall be deemed to be references to the name of Surviving Corporation.

(b) At the Effective Time, by virtue of the Merger, the bylaws of the Surviving Corporation shall be amended and restated immediately as of the Effective Time to conform to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except that references to the name of Merger Sub therein shall be deemed to be references to the name of Surviving Corporation.

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1.6 Directors and Officers.

(a) At the Effective Time, the directors of Merger Sub set forth on Schedule 1.6(a) shall be the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation of the Surviving Corporation.

(b) At the Effective Time, the officers set forth on Schedule 1.6(b) shall be the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation of the Surviving Corporation.

1.7 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE II

EXCHANGE OF COMPANY SECURITIES

2.1 Effect of the Merger on Company Securities.

(a) Treatment of Company Capital Stock Owned by the Company, Acquiror, Merger Sub or any other Subsidiary of Acquiror. At the Effective Time, by virtue of the Merger and without any further action on the part of Acquiror, Merger Sub or the Company, all shares of Company Capital Stock that are owned by the Company as treasury stock or reserved for issuance by the Company immediately prior to the Effective Time and all shares of Company Capital Stock that are owned by Acquiror or Merger Sub shall be cancelled and extinguished without any conversion thereof and no amount of Merger Consideration shall be allocated or paid thereto.

(b) Treatment of Company Capital Stock Owned by Company Stockholders, Company Options and Company Warrants. Subject to Section 2.1(a) above and the other terms and conditions set forth in this Agreement, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, or any holder of the Company Capital Stock, the Company Warrants and/or the Company Options:

(i) Capital Stock. At the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be automatically cancelled, extinguished and converted into the right to receive (x) that number of shares of the common stock of Acquiror, par value $0.001 per share (“Acquiror Common Stock”), to be issued and delivered subject to the applicable holder’s Lock-Up Agreement, equal to (A) the Exchange Ratio plus (B) the applicable per share Pro Rata Portion of the Escrow Shares, if any, plus (C) the applicable per share Pro Rata Portion of the Earnout Shares, if any, and (y) an Acquiror Warrant exercisable for the applicable per share Pro Rata Portion of the Warrant Shares. The number of shares of Acquiror Common Stock each Company Stockholder is entitled to receive for the shares of Company Capital Stock held by such Company Stockholder shall be rounded down to the nearest whole number of shares of Acquiror Common Stock and computed after aggregating Acquiror Common Stock for all shares of Company Capital Stock held by such Company Stockholder. All shares of Company Capital Stock, when canceled, extinguished and converted pursuant to this Section 2.1(b) shall no longer be outstanding and shall automatically be canceled and retired, and each former holder of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 2.1(b).

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(ii) Company Options. Prior to the Closing, the Company Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that the Company Equity Plan and all other stock incentive plans of the Company are cancelled and terminated at the Effective Time. No outstanding Company Option (whether vested or unvested) shall be assumed by, continued in effect or replaced by Acquiror pursuant to or in connection with the transactions contemplated by this Agreement. Prior to the Closing, the Company Board shall take all actions necessary so that, immediately prior to the Effective Time, each In-the-Money Vested Option that is unexpired, unexercised and outstanding shall be exercised by means of a net exercise procedure, pursuant to which a whole number of shares valued at the Per Share Merger Consideration shall be withheld from the shares otherwise issuable upon the exercise of the In-the-Money Vested Option sufficient to satisfy the exercise price and applicable income and employment tax withholding obligations of the Company upon such exercise, with the remaining net number of shares of Company Common Stock being issued to the Company Optionholder and treated as issued and outstanding immediately prior to the Effective Time. Each Company Option which is not an In-the-Money Vested Option immediately prior to the Closing shall be cancelled at the Effective Time, and the Company Optionholder thereof shall not be entitled to receive any consideration therefor.

(iii) Company Warrants. Prior to the Effective Time, the Company Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that immediately prior to the Effective Time each In-the-Money Warrant shall be exercised by means of a net exercise procedure, pursuant to which a whole number of shares valued at the Per Share Merger Consideration shall be withheld from the shares otherwise issuable upon the exercise of the Company Warrant sufficient to satisfy the exercise price, with the remaining net number of shares of Company Common Stock being issued to the former holder of Company Warrant and treated as issued and outstanding immediately prior to the Effective Time. All Company Warrants that are not In-the-Money Warrants that are unexercised as of the Effective Time shall be cancelled and no consideration shall be delivered in exchange therefor.

(iv) [Intentionally Omitted].

(v) Adjustments to Company Capital Stock or Acquiror Common Stock. If, between the Agreement Date and the Effective Time, the outstanding shares of Company Capital Stock or Acquiror Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock, Company Warrants and Acquiror Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company to take any action with respect to Company Capital Stock that is prohibited or not expressly permitted by the terms of this Agreement.

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(c) Treatment of Capital Stock of Merger Sub. Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of Acquiror, Merger Sub, the Company or the sole shareholder of Merger Sub, be converted into and become 1,000 shares of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of common stock of the Surviving Corporation.

(d) Rights Not Transferable. The rights of the Company Securityholders as of immediately prior to the Effective Time are personal to each such Company Securityholder and shall not be transferable for any reason other than by operation of law, will or the laws of descent and distribution or with the prior written consent of Acquiror. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.

(e) Legends on Stock Certificates. The certificates representing shares of Acquiror Common Stock issuable in the Merger, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legends (in addition to any legend required by applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

(f) In connection with any proposed sale of any shares of Acquiror Common Stock issued pursuant to this Agreement that are so legended, and assuming compliance with Rule 144 under the Securities Act, Acquiror shall use commercially reasonable efforts to cause Acquiror’s legal counsel to promptly deliver an opinion providing that such legend may be removed.

2.2 Surrender of Certificates in Exchange for Payments.

(a) Exchange Procedures for Share Certificates.

(i) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail or cause to be mailed to every Company Stockholder (A) a form of Letter of Transmittal, in form and substance mutually acceptable to Acquiror and the Company (the “Letter of Transmittal”), and (B) instructions for use of the Letter of Transmittal in effecting the surrender of certificates or instruments which, immediately prior to the Effective Time, represent issued and outstanding Company Capital Stock (the “Certificates”). The Letter of Transmittal shall (1) contain a notice of effectiveness of the Merger, (2) specify that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon receipt thereof by the Exchange Agent on behalf of Acquiror, together with a properly completed and duly executed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Certificates, and (3) be in such form and have such other provisions as Company may reasonably specify. In addition, the form of Letter of Transmittal will require the delivering holder to represent that (x) such delivering holder has good title to such Certificate(s), (y) such delivering holder has full power and authority to execute and deliver such Letter of Transmittal and to perform its obligations in connection therewith, and (z) such delivering holder agrees to the terms of this Agreement applicable to the delivering holder.

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(ii) Upon delivery to the Exchange Agent of a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, the Exchange Agent shall, and Acquiror shall cause the Exchange Agent to, (i) deliver to such former holder of Company Capital Stock, a certificate representing that number of shares of Acquiror Common Stock that such holder has the right to receive pursuant to Section 2.1(b) less such holder’s Pro Rata Portion of the Escrow Shares. Until surrendered in accordance with the provisions of this Section 2.2(a), each Certificate (other than those representing Dissenting Shares) shall represent, for all purposes, only the right to receive consideration pursuant to Section 2.1 in respect of the Company Capital Stock formerly evidenced by such Certificate, without any interest thereon.

(b) Transfers of Ownership. All shares of Acquiror Common Stock issued following the surrender for exchange of all shares of Company Capital Stock shall be so issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Capital Stock, including any rights to dividends or other distributions, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, a Certificate is presented to the Surviving Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this Article II, subject to applicable Legal Requirements in the case of Dissenting Shares.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 2.2. Subject to the effect of applicable Legal Requirements, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Acquiror Common Stock, without interest.

(d) Termination of Exchange Fund; No Liability. Any portion of the Exchange Fund that remains undistributed to the holders of Company Capital Stock for one year after the Effective Time shall be delivered to Acquiror, upon demand, and any holder of Company Capital Stock immediately prior to the Effective Time who has not previously complied with this Section 2.2 shall thereafter look only to Acquiror, as a general unsecured creditor, for payment of its claim for Acquiror Common Stock and any dividends or distributions with respect to Acquiror Common Stock. Notwithstanding anything to the contrary in this Section 2.2, none of Acquiror, Merger Sub, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered or transferred by the date on which any Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect such Certificates would otherwise escheat to or become the property of any federal, state or local governments or governmental agency, any such Merger Consideration, dividends or distributions shall, to the extent permitted by applicable Legal Requirements, become the property of Acquiror, free and clear of all claims or interests of any Person previously entitled thereto.

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(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, Acquiror (or Exchange Agent at Acquiror’s direction) shall issue in exchange for such Certificate, following the making of an affidavit of that fact (in a form and substance acceptable to the Exchange Agent) by the record holder thereof, and if required by the Exchange Agent, the posting by such holder of a reasonable bond as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate.

(f) Good Faith Amendment. In the event the Company determines that the liquidation preference of the Series Seed Preferred Stock entitles the holders of the Series Seed Preferred Stock to receive an amount of the Closing Merger Consideration Shares greater than such holders would receive on as-converted to Company Common Stock basis, the Parties will work in good faith to negotiate and enter into an amendment to this Agreement with respect to the provisions hereof reflecting the payment of Merger Consideration to account for this liquidation preference.

2.3 Withholding Rights. Each of Securityholders’ Representative, Exchange Agent, Escrow Agent, Acquiror, Merger Sub, the Surviving Corporation and any of its Subsidiaries shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any Person such amounts as Securityholders’ Representative, Exchange Agent, Escrow Agent, Acquiror, Merger Sub, the Surviving Corporation or any of its Subsidiaries is required to deduct and withhold with respect to any such payments under the Code or any other provision of federal, state, local or foreign Tax Legal Requirements. To the extent that amounts are so withheld, such withheld amounts shall be paid to the appropriate Tax Authority, and shall be treated for purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made. To the extent any amounts are so withheld, the Party withholding any such amount shall notify the Person from whom the amount is withheld.

2.4 Post-Closing Adjustment.

(a) A maximum number of 2,062,874 Escrow Shares (“Clawback Shares”) are subject to clawback pursuant to this Section 2.4. Schedule 2.4 sets forth certain performance goals (each, a “Clawback Milestone” and collectively, the “Clawback Milestones”) to be achieved within certain deadlines. The achievement of the Clawback Milestones shall be determined in accordance with Schedule 2.4. Any Clawback Shares not “earned” in accordance with Schedule 2.4 will be cancelled and the number of Escrow Shares shall be reduced accordingly.

(b) Acquiror shall not, directly or indirectly, take any actions in bad faith that have the primary purpose of avoiding, reducing or preventing the achievement of the Clawback Milestones. By their adoption of this Agreement, the Escrow Participants and the Securityholders’ Representative agree and acknowledge that Acquiror may make from time to time such business decisions as it deems appropriate, in its sole discretion, in the conduct of the business of the Acquiror and the Surviving Corporation following Closing, and the Escrow Participants and the Securityholders’ Representative may not make a claim against the Acquiror for any such decisions except as set forth in the next sentence. The Escrow Participants will have a right to claim damages of (i) up to 50% of any Clawback Shares to which the Company Securityholders would have been entitled but will not receive as a result of such Acquiror actions, and (b) any Clawback Shares to which the Company Securityholders would have been entitled but will not receive as a result of Acquiror taking any action, or failing to act, in either case, in bad faith for the primary purpose of avoiding, reducing or preventing achievement of the Clawback Milestones.

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2.5 Earn-out.

(a) Acquiror shall allocate an additional 11,225,299 shares of Acquiror Common Stock (the “Earnout Shares”), to be issued upon the achievement of the performance and revenue goals set forth on Schedule 2.5(a) (each, an “Earnout Milestone” and collectively, the “Earnout Milestones”). The achievement of the Earnout Milestones shall be determined in accordance with Schedule 2.5(a).

(b) The Warrants Shares subject to the Warrants shall vest and become exercisable in accordance with, and subject to, the vesting formulas and the other terms and conditions set forth on Schedule 2.5(b). In accordance with the terms of the Warrants, any Warrant Shares that fail to vest in accordance with Schedule 2.5(b) will not be exercisable.

(c) [Intentionally omitted]

(d) Acquiror shall not, directly or indirectly, take any actions in bad faith that have the primary purpose of avoiding, reducing or preventing the achievement of the Earnout Milestones. By their adoption of this Agreement, the Company Securityholders and the Securityholders’ Representative agree and acknowledge that Acquiror may make from time to time such business decisions as it deems appropriate, in its sole discretion, in the conduct of the business of the Acquiror and the Surviving Corporation following Closing and the Company Securityholders and the Securityholders’ Representative may not make a claim against the Acquiror for any such decisions except as set forth in the next sentence. The Company Securityholders will have a right to claim damages of (i) up to 50% of any Earnout Shares to which the Company Securityholders would have been entitled but will not receive as a result of such Acquiror actions with respect to a Qualified Candidate, and (ii) any Earnout Shares to which the Company Securityholders would have been entitled but will not receive as a result of Acquiror taking any action, or failing to act, in either case, in bad faith for the primary purpose of avoiding, reducing or preventing achievement of the Earnout Milestones.

(e) In the event of a Change of Control prior to any Earnout Deadline or Milestone Deadline set forth on Schedules 2.4 and 2.5(a), respectively, unless (subject to the proviso at the end of this sentence) in connection with such Change in Control (other than a Change of Control triggered by a sale or other disposition of assets of either Acquiror or the Company or a sale or disposition of a majority of the equity securities of the Company) the successor entity in such transaction expressly assumes the obligations of Acquiror set forth in Sections 2.4 or 2.5 with respect to the issuance of the Clawback Shares or Earnout Shares, Acquiror shall at or within ten (10) Business Days after the closing and consummation of the Change of Control, transfer the maximum number of remaining Clawback Shares and Earnout Shares achievable pursuant to Schedules 2.4 and 2.5(a) to the Exchange Agent for distribution to the Company Securityholders that they would have been entitled to receive if the remaining eligible Clawback Milestones and Earnout Milestones had been achieved; provided, however, that, even if the successor entity in such Change of Control expressly assumes the obligations of Acquiror with respect to the issuance of the Clawback Shares and Earnout Shares, Acquiror shall at or within ten (10) Business Days after the closing and consummation of the Change of Control, transfer 37.5% of the maximum number of remaining Clawback Shares and Earnout Shares achievable pursuant to Schedules 2.4 and 2.5(a) to the Exchange Agent for distribution to the Company Securityholders; provided, further, that if at the time of such Change in Control the maximum number of Clawback Shares have already been returned to the Escrow Participants, then in lieu of the previous clause Acquiror shall at or within ten (10) Business Days after the closing and consummation of the Change of Control, transfer 50.0% of the maximum number of remaining Earnout Shares achievable pursuant to Schedule 2.4 to the Exchange Agent for distribution to the Company Securityholders. For purposes hereof, a “Change of Control” means: the (i) sale or other disposition of the Company’s primary business operations, (ii) sale, exchange, transfer or other disposition of all or substantially all of the Company’s business assets (excluding cash) or more than fifty percent (50%) of the Company’s equity interests to an entity that is not an Affiliate of the Acquiror (whether by asset sale, equity sale, merger, reorganization, restructuring, combination, license, lease, joint venture or otherwise), or (iii) sale, exchange, transfer or other disposition of all or substantially all of the Acquiror’s business assets or more than fifty percent (50%) of the Acquiror’s equity interests (whether by asset sale, equity sale, merger, reorganization, restructuring, combination, license, lease, joint venture or otherwise); provided, however, a “Change of Control” shall not include (w) any sale or other disposition of assets of the Company or Acquiror for aggregate consideration of less than $__________, (x) any change in control of any direct or indirect parent of Acquiror, (y) any transaction that has the primary purpose of raising financing for the Acquiror or the Company or of reincorporating or changing the domicile of the Acquiror, or (z) any changes in the equity ownership of Acquiror as result of transactions in the public market for Aquiror’s securities. In the event of a merger, consolidation or similar reorganization of the Company in which the obligations under Sections 2.4 and 2.5 are expressly assumed, the rights under Sections 2.4 and 2.5 with respect to the issuance of the Clawback Shares and Earnout Shares shall thereafter represent the right to acquire upon the satisfaction of the Clawback Milestones and Earnout Milestones such number and kind of securities as would have been issuable as a result of such merger, consolidation or other similar reorganization with respect to the Clawback Shares and Earnout Shares issuable upon accomplishment of such Clawback Milestones and Earnout Milestones had such Clawback Shares and Earnout Shares been issued immediately prior to such merger, consolidation or similar reorganization.

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(f) Any Earnout Shares issued pursuant to this Section 2.5 represent consideration in addition to the Merger Consideration. The right to receive the Earnout Shares: (i) does not give any Escrow Participant dividend rights, voting rights, liquidation rights, preemptive rights or other rights of holders of capital stock of the Company; (ii) shall not be evidenced by a certificate or other instrument; (iii) shall not be assignable or otherwise transferrable, except by will or intestate succession to an immediate family member or to a trust whose beneficiaries consist exclusively of one or more of the undersigned and/or an immediate family member; (iv) shall not accrue or pay interest on any portion thereof; and (v) does not represent any right other than the right to receive the consideration set forth in this Section 2.5. Any attempted transfer of the right to receive the Earnout Shares, other than as specifically permitted by the immediately preceding sentence, shall be null and void.

2.6 Spreadsheet. The Company shall prepare and deliver to Acquiror, not later than three (3) Business Days prior to the Closing Date, a spreadsheet (the “Spreadsheet”), certified by the Chief Executive Officer of the Company, which Spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information, as of the Closing Date and immediately prior to the Effective Time: (a) the names of all the Company Securityholders and their respective addresses (including email addresses, if available), including the number of Closing Merger Consideration Shares each of them is entitled to as of the Closing; (b) each Company Securityholder’s Pro Rata Portion (as a percentage interest); and (c) the calculation of the Total Stock, the Exchange Ratio and the Per Share Merger Consideration. In the event of any conflict between the terms of this Agreement as it relates to determining such amounts that each Company Securityholder is entitled to receive or the calculations described above, the amounts set forth on the Spreadsheet shall govern.

2.7 Indebtedness and Transaction Expenses.

(a) The Parties hereto agree that, upon the Closing, and pursuant to Section 1.4(a)(vii), the Indebtedness set forth on the Company Indebtedness Certificate will be fully repaid by Acquiror on behalf of the Company. In order to facilitate such repayment, the Company shall provide to Acquiror at least five calendar days prior to the Closing (i) the Company Indebtedness Certificate and (ii) the payoff letters for such Indebtedness (together with all related documents and instruments, the “Payoff Documents”), which payoff letters shall be in a form reasonably satisfactory to Acquiror and shall indicate that such lenders have agreed to, if applicable, upon receipt of the amounts indicated in such payoff letters, immediately release all Encumbrances relating to the assets and properties of the Company and return all possessory and original collateral.

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(b) The Parties hereto agree that, upon the Closing, and pursuant to Section 1.4(a)(viii), all of the Transaction Expenses set forth on the Closing Expenses Certificate will be fully paid by Acquiror on behalf of the Company. In order to facilitate such payment, the Company shall provide at least five calendar days prior to the Closing, (i) the Closing Expenses Certificate and (ii) wire transfer instructions for the satisfaction of such Transaction Expenses.

2.8 Appraisal Rights. Notwithstanding anything contained in this Agreement to the contrary, any Dissenting Shares shall not be converted into the right to receive shares of Acquiror Common Stock provided for in Section 2.1(b), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the Delaware Code or other applicable Legal Requirements. Each holder of Dissenting Shares who, pursuant to the provisions of the Delaware Code or other applicable Legal Requirements, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the Delaware Code or other applicable Legal Requirements (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions), as applicable. If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive shares of Acquiror Common Stock pursuant to Section 2.1(b) in respect of such shares as if such shares never had been Dissenting Shares, and Acquiror shall issue and deliver to the holder thereof, that number of shares of Acquiror Common Stock to which such holder would be entitled in respect thereof under Section 2.1 as if such shares never had been Dissenting Shares. The Company shall give Acquiror prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the Delaware Code or other applicable Legal Requirements and received by the Company. The Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.

2.9 Tax Treatment. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. Except as specifically set forth in this Agreement or as otherwise required by applicable Legal Requirement, no party hereto shall take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Acquiror and Merger Sub to enter into and perform their respective obligations under this Agreement, subject to and except as set forth in the disclosure schedule of the Company delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Acquiror and Merger Sub as follows as of the Agreement Date and as of the Closing (unless made as of a specific date):

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3.1 Organization, Standing and Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company and each of its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction set forth on Section 3.1 of the Company Disclosure Schedule, which jurisdictions constitute all of the jurisdictions in which the nature of the Company’s and its respective Subsidiary’s business, or their ownership or leasing of their property or assets, make such qualification necessary. None of the Company or its Subsidiaries is in violation of any of the provisions of their respective certificate of incorporation, certificate of formation, operating agreements or bylaws, as applicable, each as amended to date, true and complete copies of which as in effect on the Agreement Date have been delivered to Acquiror. A true, correct and complete list of the directors and officers of the Company and each of its Subsidiaries as of the Agreement Date is set forth on Section 3.1 of the Company Disclosure Schedule.

(b) True and complete copies of all equity records and all minute books and records of the Company and each of its Subsidiaries have been delivered to Acquiror. The minute books and records of the Company and each of its Subsidiaries contain true and complete copies of all resolutions adopted by the stockholders and/or board of directors of the Company or its Subsidiary, as applicable.

3.2 Subsidiaries. Section 3.2 of the Company Disclosure Schedule lists each of the Subsidiaries of the Company as of the Agreement Date and its place of organization. Section 3.2 of the Company Disclosure Schedule sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by the Company: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the Agreement Date; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the Agreement Date, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any liens: (A) imposed by applicable securities laws; or (B) arising pursuant to the incorporation documents of any non-wholly-owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

3.3 Capital Structure.

(a) As of the Agreement Date, the authorized capital of the Company consists of 25,868,937 shares of Company Capital Stock, each with a par value of $0.0001 per share, of which (i) 5,386,394 shares have been designated Class A Common Stock, of which 4,386,394 shares are issued and outstanding, (ii) 16,395,135 shares have been designated Class B Common Stock, of which 5,718,023 shares have been issued and outstanding; and (iii) 4,087,408 shares have been designated Preferred Stock, all of which shares have been designated Series Seed Preferred Stock, all of which are issued and outstanding; and (iv) no Company Capital Stock is held in treasury by the Company or owned by any Subsidiary of the Company.

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(b) Section 3.3(b) of the Company Disclosure Schedule sets forth, as of the Agreement Date, (i) the name of each Person that is the registered owner of any shares of Company Capital Stock and the number and class or series of such shares so owned by such Person, (ii) the name of each Person that is the registered owner of any Company Warrants and the number of shares of Company Capital Stock that are subject to such Company Warrants so owned by such Person, and (iii) a list of all holders of outstanding Company Options, including: (A) the number of shares of Company Common Stock subject to each such Company Option; (B) the exercise price of such Company Option; (C) the date on which such Company Option was granted; (D) the applicable vesting schedule, if any, and the extent to which such Company Option is vested and exercisable as of the Agreement Date; (E) the date on which such Company Option expires; (F) whether such Company Option is intended to qualify as an incentive stock option or non-statutory stock option for tax purposes; (G) whether such Company Option was granted with an “early exercise” right in favor of the holder; and (H) whether such Company Option is subject to Section 409A of the Code. Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, there are no other issued or outstanding shares of Company Capital Stock, Company Warrants or Company Options. Except for this Agreement and except as set forth on Section 3.2 or Section 3.3(b) of the Company Disclosure Schedule, there are no other equity interests of the Company or any of its Subsidiaries authorized, reserved for issuance or outstanding and no outstanding or authorized options, warrants, rights, Contracts, convertible or exchangeable securities, calls, puts, rights to subscribe, rights of first refusal, rights of first offer, conversion rights or other agreements or commitments of any kind or nature to which the Company or any of its Subsidiaries is a party providing for the issuance, disposition or acquisition of any of the equity interests of the Company or any of its Subsidiaries, as applicable, or any rights or interests exercisable therefor. Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, no Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of equity interests of the Company or any of its Subsidiaries. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights granted by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any authorized or outstanding bonds, debentures, notes or other similar instruments evidencing indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of equity interests of the Company or its Subsidiaries, as applicable, on any matter. There are no voting trusts, proxies or any other Contracts or understandings with respect to the voting of the equity interests of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity interests. No shares of Company Capital Stock are subject to vesting as of the Agreement Date, and no Company Options are “early exercisable” as of the Agreement Date. The treatment of each In-the-Money Vested Option and Company Option that is not an In-the-Money Vested Option as described in Section 2.1(b)(ii) and the payment with respect to each In-the-Money Vested Option described in Section 2.1(b)(ii) is permitted under the terms of the Company Equity Plan, the applicable individual agreement evidencing such Company Option and applicable Legal Requirements.

(c) As of the Agreement Date, except for (A) the conversion privileges of the Company Preferred Stock, (B) warrants to purchase up to 1,000,000 shares of Company Class B Common Stock, (C) currently outstanding Company Options to purchase up to 629,766 shares of Company Class B Common Stock which have been granted to employees, consultants or directors pursuant to the Company Equity Plan, and (D) a reservation of an additional 573,544 shares of its Company Common Stock for direct issuances or purchase upon exercise of Company Options or other equity awards to be granted in the future under the Company Equity Plan (1) no subscription, warrant, option, convertible security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (2) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of Indebtedness or asset.

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(d) All issued and outstanding shares of Company Capital Stock are, and all shares which may be issued pursuant to the conversion of Company Preferred Stock or the exercise of the Company Options or the Company Warrants, when issued in accordance with the applicable security, will be duly authorized, validly issued, fully paid and non-assessable and are or will be free and clear of all Encumbrances in respect thereof. All issued and outstanding shares of Company Capital Stock, the Company Options and the Company Warrants were issued in compliance with all applicable state and federal securities Legal Requirements. The Company Capital Stock, the Company Options and the Company Warrants have not been issued, sold, transferred or otherwise acquired in violation of (a) any option, right of first refusal or first offer, subscription right, preemptive right or any similar right or transfer restriction; (b) the Company Certificate of Incorporation or its bylaws; (c) any agreement to which the Company is subject or by which it is bound; or (d) the Securities Act or any state blue sky laws. The outstanding shares of Company Capital Stock have been issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom.

(e) Since January 1, 2018, the Company has not declared, set aside or paid any dividend on or made any other distribution (whether in cash, stock or property) in respect of any of the Company Capital Stock (or other equity interests) and has not taken any other actions that might affect the conversion ratio of Series Seed Preferred Stock into shares of Company Common Stock.

3.4 Authority; Noncontravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and each Ancillary Agreement to which the Company is a party, and subject to adoption by the Company Stockholders of this Agreement and the approval by the Company Stockholders of the Merger, to perform its obligations under this Agreement and each Ancillary Agreement to which the Company is a party. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which the Company is a party, the performance of its obligations under this Agreement and each Ancillary Agreement to which the Company is a party, and the consummation by the Company of the transactions contemplated by this Agreement and each Ancillary Agreement to which the Company is a party, have been duly and validly authorized by the Company Board on a unanimous basis. This Agreement and each Ancillary Agreement to which the Company is a party have been (or will be at Closing) duly and validly executed and delivered by the Company and constitutes (or will constitute at Closing) a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, moratorium and other similar Legal Requirements affecting the rights of creditors generally and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

(b) The vote required of the Company Stockholders to approve and adopt this Agreement and the transactions contemplated hereby (including the amendment of the Charter Documents, if required) is set forth in Section 3.4(b) of the Company Disclosure Schedule (such vote, the “Requisite Stockholder Vote”). The Requisite Stockholder Vote is the only vote, approval or consent of the holders of any class or series of Company Capital Stock or any other securities of the Company that is necessary to adopt this Agreement and to approve the transactions contemplated hereby.

(c) Neither the execution, delivery and performance of this Agreement, or any Ancillary Agreement to which the Company is a party, by the Company, nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions of this Agreement will, directly or indirectly (with or without notice or lapse of time), (i) violate, conflict with, or result in a breach of any provision of the Company Certificate of Incorporation or the bylaws of the Company or the organizational documents of its Subsidiaries, each as amended to date, (ii) require any filings or registration with, notification to, or authorization, consent or approval of any Governmental Entity, domestic or foreign, other than the filing of the Certificate of Merger, as provided in Section 1.2, (iii) except as set forth on Section 3.4(c) of the Company Disclosure Schedule, violate, conflict with, result in a breach of, constitute a default under, result in the loss of any material benefit under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, any term, condition, obligation or provision, result in the imposition of any liability or obligation on, or the expansion of any liability or obligation under, or require any notice, consent approval, order, authorization, registration, or declaration under, any Company Contract of the Company or any of its Subsidiaries, or (iv) result in the imposition of any Encumbrance upon any of the assets or properties of the Company or any of its Subsidiaries.

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3.5 Financial Statements.

(a) Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the Company’s books, accounts and records are, and have been, maintained in the Company’s usual, regular and ordinary manner, and all material transactions to which the Company has been a party are properly reflected therein.

(b) Section 3.5(b) of the Company Disclosure Schedule contains complete and accurate copies of the Company’s unaudited consolidated financial statements for the fiscal year ended December 31, 2016 and fiscal year ended December 31, 2017, and its unaudited consolidated financial statements (balance sheet, statement of operations and statement of cash flows) for the twelve-month period ended December 31, 2018 (collectively, the “Financial Statements”, with the balance sheet included in the December 31, 2018 Financial Statements, sometimes referred to in this Agreement as the “Company Balance Sheet,” and with December 31, 2018 sometimes referred to in this Agreement as the “Company Balance Sheet Date”). Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, the Financial Statements have been prepared based on accounting principles consistently applied throughout the periods presented. The Financial Statements are based on the books and records of the Company and fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period Financial Statements, to the absence of footnotes and normal recurring year-end audit adjustments, none of which adjustments in the current year would, individually or in the aggregate, be material).

(c) The Company does not have any trade receivables or note receivables.

(d) The Company maintains accurate books and records reflecting its income, assets and liabilities and maintains adequate internal accounting controls in light of the nature and extent of the Company’s current operations. As of the Agreement Date, to the knowledge of the Company, (i) there are no significant deficiencies in the design or operation of the Company’s internal controls over financial reporting that adversely affect in any material respect the Company’s ability to record, process, summarize and report consolidated financial data or material weaknesses in internal controls over financial reporting and (ii) and there has been no fraud, whether or not material, that involved management or, to the Company’s knowledge, other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

3.6 Liabilities.

(a) Except (i) for the Transaction Expenses, (ii) Liabilities set forth on Section 3.6(a)(ii) of the Company Disclosure Schedule (clauses (i) and (ii), collectively, the “Closing Liabilities”), and (iii) Liabilities set forth on Section 3.6(a)(iii) of the Company Disclosure Schedule, the Company and its Subsidiaries have no Liabilities.

(b) As of the Closing Date, the Company has a cash balance not less than the sum of (i) $8,000,000, plus (ii) the Closing Liabilities.

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3.7 Absence of Certain Changes. Except as set forth in Section 3.7 of the Company Disclosure Schedule, since January 1, 2019, (i) the Company and each of its Subsidiaries has conducted its business in the ordinary course consistent with past practice, and (ii) there has not occurred a Material Adverse Effect, and (iii) without limiting the foregoing, except where individually or in the aggregate would not be likely to result in a Material Adverse Effect with respect to the Company or any of its Subsidiaries:

(a) neither the Company nor any of its Subsidiaries has sold, assigned, disposed or otherwise transferred, or agreed to sell, assign, dispose of or transfer any of its assets (including Intellectual Property), except for sales of products or services and cash applied in payment of Liabilities, in each case, in the ordinary course of business;

(b) neither the Company nor any of its Subsidiaries has exclusively licensed any of its Intellectual Property;

(c) neither the Company nor any of its Subsidiaries has terminated any agreement (or series of related agreements) involving more than $50,000;

(d) no party (including the Company or any of its Subsidiaries) has accelerated, terminated or materially modified (except with respect to modifications and renewals of customer or supplier Contracts in the ordinary course of business) any agreement or other arrangement (or series of related agreements or arrangements) involving more than $50,000 to which the Company or its Subsidiary is a party or by which the Company or its Subsidiary is bound, and no party has informed the Company or its Subsidiary in writing (including by email) of its intention to take any such action;

(e) neither the Company nor any of its Subsidiaries has suffered or imposed any Encumbrance (except Permitted Encumbrances) upon any of its assets (including any Company Intellectual Property);

(f) neither the Company nor any of its Subsidiaries has settled any Proceeding or claim (or series of related Proceedings or claims) involving more than $25,000;

(g) neither the Company nor any of its Subsidiaries has experienced any casualty, damage, destruction or loss, in each case, in excess of $50,000 (whether or not covered by insurance) to any tangible asset or property owned, leased or licensed;

(h) other than in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has entered into, renewed, renegotiated, modified the terms of or terminated any employment agreement, collective bargaining agreement, or any similar agreement with a Union;

(i) neither the Company nor any of its Subsidiaries has (i) failed to pay and discharge current material Liabilities in the ordinary course of business and consistent with the past practices, except where disputed in good faith by appropriate proceedings, or (ii) waived any right or canceled or compromised any debt or claim;

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(j) neither the Company nor any of its Subsidiaries has (i) awarded or paid any bonuses to any employee, consultant, contractor, officer, manager or member (or other equivalent Person), as applicable, except to the extent accrued on the Company Balance Sheet; (ii) entered into any employment, deferred compensation, severance, settlement, release or similar agreement (nor amended any such agreement); (iii) increased, amended or terminated in any material respect the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, including any Company Employee Plan, payment or arrangement made to, for or with such current or former employee, consultant, contractor, officer, manager or member (or other equivalent Person), as applicable; (iv) entered into, renewed, negotiated, renegotiated, modified the terms of or terminated any collective bargaining agreement, labor contract or other similar agreement with a Union; or (vii) agreed or committed to do any of the above;

(k) neither the Company nor any of its Subsidiaries has declared, set aside or paid any dividend or distributed cash or other property to any Company Securityholder with respect to its securities, redeemed or otherwise acquired any of its securities or warrants, options or other rights to acquire its securities, or made any other payments to any Company Securityholder (other than ordinary course salary payments with respect to any Company Securityholder that is an employee of the Company);

(l) neither the Company nor any of its Subsidiaries has entered into any settlement, conciliation or similar agreement with respect to any Proceeding, the performance of which will involve payment after the Agreement Date of consideration in excess of $50,000 or impose any non-monetary obligations on the Company, its Subsidiary or any of their Affiliates;

(m) neither the Company nor any of its Subsidiaries has (i) merged with or acquired any business, substantially all of the assets or the equity interests of any other Person, or any material assets except in the ordinary course of business; (ii) entered into any joint venture, partnership or similar arrangement with any Person; or (iii) entered into any material transaction or taken any other material action outside the ordinary course or business or inconsistent with its past practices.

(n) neither the Company nor any of its Subsidiaries has entered into any Contract (i) prohibiting, or purporting to limit or restrict, directly or indirectly, the Company or any of its Subsidiaries from freely engaging in any business, including restrictions on the Company’s or its Subsidiary’s ability to compete, freedom to solicit customers, solicit or hire any Person or to conduct their businesses in any geographical area or the type or line of business in which they may engage, (ii) providing “most favored nation” or other provisions where the pricing, discounts or benefits to any customer of the Company changes based on the pricing, discounts or benefits offered to other customers, (iii) granting a right of first refusal or right of first offer for any line of business, equity interests or material portion of the Company’s or its Subsidiary’s assets or properties or (iv) establishing an exclusive sale or purchase obligation with respect to any obligation or geographical area;

(o) neither the Company nor any of its Subsidiaries has made, changed or otherwise modified any Tax election affecting it, changed any accounting method or period relating to Taxes, amended any Tax Return, entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Legal Requirement), settled any Tax claim, assessment, audit or Proceeding, surrendered any right to claim a refund or credit of Taxes, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(p) neither the Company nor any of its Subsidiaries has made any loan, advance, or capital contribution or investment in any Person; and

(q) neither the Company nor any of its Subsidiaries has committed (contingent or otherwise) to do any of the foregoing.

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3.8 Litigation. Except as set forth in Section 3.8 of the Company Disclosure Schedule, there is no Proceeding or other compliance or enforcement action before any commission or other Governmental Entity pending, or, to the Company’s knowledge, threatened against the Company, its Subsidiaries, or any of their assets or properties or any of their directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or its Subsidiaries) and, to the knowledge of the Company, no event has occurred or circumstance exists that (with or without notice, lapse of time or both) will or would reasonably be expected to form the basis of a Proceeding that would reasonably be expected to be material to the Company. There are no Proceedings by the Company, or any of its Subsidiaries, pending or threatened against any other Person. There is no decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each, an “Order”) that is currently outstanding against the Company or its Subsidiaries, any of their material assets or properties or any of their directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or its Subsidiaries).

3.9 Compliance with Laws; Governmental Permits. The Company and each of its Subsidiaries is, and has been, in compliance in all material respects with all Legal Requirements applicable to the conduct of their respective businesses, and the Company has not received any written notice from any Governmental Entity of non-compliance in any material respect with any such Legal Requirements. The Company and each of its Subsidiaries has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, variance, exemption, order, approval, or other authorization of a Governmental Entity that is necessary to own, lease and operate its properties and to carry on its business as currently owned, leased, operated or carried on (all of the foregoing material consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations (if any) are in full force and effect. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding (a) any material violation of any Legal Requirements or violation of any Company Authorization that has not been cured or remedied or (b) any revocation, withdrawal, suspension, cancellation or modification of any Company Authorization.

3.10 Title to Property and Assets; Sufficiency of Assets. Schedule 3.10 sets forth a true and complete list of all tangible assets of the Company, excluding tangible assets that individually and in the aggregate have a value less than $1,000. The Company and each of its Subsidiaries has good and marketable title to all of the material tangible personal properties and assets necessary for the conduct of the Company’s business as conducted immediately before the Closing, including those properties and assets reflected on the Company Balance Sheet (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets (if any), including valid leasehold interests in such properties and assets which afford the Company and its Subsidiaries peaceful and undisturbed leasehold possession of such properties and assets, in each case, free and clear of all Encumbrances, except Permitted Encumbrances. The furniture, fixtures, equipment (including office equipment), computer hardware and all other tangible personal property owned or leased by the Company and each of its Subsidiaries are adequate and suitable for their uses as of immediately before the Closing, (ii) are in good working order, operating condition and repair, subject to normal wear and tear, and (iii) to the Company’s knowledge, have no defects which materially detract from the value or which materially interfere with their uses as of immediately before the Closing.

3.11 Real Estate. Neither the Company nor any of its Subsidiaries (a) leases any real property, (b) owns or has ever owned any real property, or (c) subleases, licenses or otherwise grants any Person the right to occupy any real property.

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3.12 Intellectual Property, Data Privacy and Security. Except as otherwise set forth on Section 3.12 of the Company Disclosure Schedule:

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a true, complete and accurate list of all Registered Intellectual Property (indicating, as appropriate, any including any lapsed or abandoned filings) and all unregistered trademarks and common law marks used by the Company or any of its Subsidiaries owned or purported to be owned (in each case whether owned singularly or jointly with a third party or parties) by the Company and each of its Subsidiaries. Collectively, the items listed on Section 3.12(a) of the Company Disclosure Schedule represent the “Scheduled Intellectual Property.” Section 3.12(a) of the Company Disclosure Schedule also lists all titles, registration dates, issue dates, filing dates, jurisdictions, owners of record, applicants, registrants, registrars, and domain expiration dates, as applicable, with respect to the Scheduled Intellectual Property. Section 3.12(a) of the Company Disclosure Schedule also lists all actions that are required to be taken by the Company or any of its Subsidiaries within 60 days of the Agreement Date with respect to the Scheduled Intellectual Property, including in order to prosecute, perfect and maintain the registration of the Scheduled Intellectual Property, if any. Schedule 3.12(a) of the Company Disclosure Schedule identifies proprietary formulations and know-how owned by the Company. The Company has provided to Acquiror complete and accurate copies of all applications, correspondence with any Governmental Entity, and other material documentation related to each such item of Scheduled Intellectual Property that are in the Company’s possession, custody, or control (which, to the Company’s knowledge, represents all materially significant applications, correspondence with any Governmental Entity or other documentation related to each item of Scheduled Intellectual Property).

(b) All Company‑Owned IP Rights are subsisting (or, in the case of applications, applied for) and, to the knowledge of the Company, valid and enforceable (assuming registration (even if not actually registered) where required for enforcement). With respect to the Company-Owned IP Rights, the Company and each of its Subsidiaries is currently in compliance in all material respects with all formal Legal Requirements relating to filing, prosecution or maintenance thereof (including as applicable, payment of filing, examination, maintenance, renewal and other fees; compliance with the duties of disclosure, candor and good faith; and filing of executed inventor declarations, proofs of working or use, post-registration filing of affidavits of use and incontestability and renewal applications), except where failure to do so would not be material.

(c) The Company or one of its Subsidiaries, as applicable, exclusively owns, free and clear of all Encumbrances (other than Permitted Encumbrances and other than nonexclusive licenses granted by the Company or its Subsidiaries in writing in the ordinary course of business to other Persons or implied by law or other Legal Requirements), all right, title and interest in and to, the Company‑Owned IP Rights. The Company or its Subsidiary has the sole and exclusive right to bring a claim or suit against a third party for past, present or future infringement of the Company-Owned IP Rights. Neither the Company nor any of its Subsidiaries has (i) agreed to transfer ownership of, or grant any exclusive license with respect to, any Company-Owned IP Rights that is material to the Company, to any other Person, nor (ii) permitted the rights in any Company-Owned IP Rights, that is or was at the time material to the Company, to enter into the public domain. All Company-Owned IP Rights are, and will be immediately after the Closing Date, fully transferable, alienable and licensable by the Company without restriction beyond those imposed by applicable Legal Requirements and without payment of any kind to any third party other than requirements under applicable Legal Requirements to file documents with and pay fees to patent, trademark, copyright and other governmental offices and domain name registrars.

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(d) The Company Intellectual Property comprises, and will comprise, all Intellectual Property that is sufficient for the operation of the business of the Company and its Subsidiaries as it currently is conducted or as currently proposed to be conducted by the Company and its Subsidiaries, including the research, development, manufacture, use, marketing, import, export, distribution, licensing out and sale of all Company Products currently sold by or on behalf of the Company or any of its Subsidiaries. All Licensed Intellectual Property shall be available for use by Acquiror and Merger Sub (assuming consent to assignment where required and otherwise as needed to allow such use by Acquiror and Merger Sub) immediately after the Closing Date on identical terms and conditions to those under which the Company or any of its Subsidiaries used the Licensed Intellectual Property immediately prior to the Closing Date.

(e) The Company and its Subsidiaries (as applicable) have secured from all founders, consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Company-Owned IP Rights (each, an “Author”), exclusive ownership of, all of the Authors’ Intellectual Property rights in such contribution that the Company does not already own by operation of law and has obtained the waiver of all non-assignable rights, in each case, to the maximum extent permitted by Legal Requirement, except where failure to do so would not be material. No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Company-Owned IP Rights developed by the Author for the Company or its Subsidiary other than non-assignable moral rights (all of which have been waived) and, in the case of contractors, subject to statutory reversionary rights under the U.S. Copyright Act, nor to the knowledge of the Company has any Author made to the Company or its Subsidiary any unretracted material assertions with respect to any alleged ownership or rights. Without limiting the foregoing, the Company has a policy to have obtained written and enforceable proprietary information and invention disclosure and Intellectual Property rights assignments from all current and former Authors on substantially the Company’s standard forms therefor. The Company has provided to Acquiror copies of all such forms currently and historically used by the Company and each of its Subsidiaries.

(f) Section 3.12(f) of the Company Disclosure Schedule sets forth a true, complete and accurate list of all Contracts to which the Company or any of its Subsidiaries is a party (i) granting any other Person any license under, or any right (whether or not currently exercisable) or interest in, including the right to use, any Company Product or Company-Owned IP Rights, including any Contracts containing covenants not to sue or non-assertion provisions that relate to Company-Owned IP Rights, (other than confidentiality and non-disclosure agreements, agreements entered into with officers, employees, consultants, independent contractors or service providers of the Company or any of its Subsidiaries, and non-exclusive licenses granted in the Company’s ordinary course of business substantially in Company’s or any of its Subsidiaries’ standard forms of customer or end-user agreements, including privacy policies and terms of service and other agreements on standard terms), or (ii) pursuant to which, Company or any of its Subsidiaries is granted, or otherwise receives or acquires, any license under, or right (whether or not currently exercisable) or interest in, including the right to use, any Licensed Intellectual Property that is necessary for the Company’s or any of its Subsidiaries’ business as currently conducted (other than (A) confidentiality and non-disclosure agreements; (B) licenses to commercially available, off-the-shelf software, privacy policies, terms of service, end user agreements, support/maintenance agreements and other agreements on standard terms; and (C) invention assignment agreements entered into with officers, employees, consultants, independent contractors or service providers of the Company or any of its Subsidiaries). The Company or its Subsidiary has a license or other right to use, practice and exploit all Intellectual Property sufficient for the manner in which the Intellectual Property has been used, practiced and exploited, is being used, practiced or exploited by the Company and its Subsidiaries. Except as set forth in Schedule 3.12(f) of the Company Disclosure Schedule, no third party that has licensed or provided material Intellectual Property to the Company or any Subsidiary thereof has retained ownership of or license rights under any Intellectual Property in any improvements or derivative works made solely or jointly by the Company or any Subsidiary thereof under such license.

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(g) To the knowledge of the Company, the conduct of the business, as currently or historically conducted by the Company and its Subsidiaries, does not constitute and has not constituted an infringement, misappropriation or other violation of any Intellectual Property of any Person. Neither the Company nor any of its Subsidiaries has received, during the five- (5) year period prior to the Agreement Date, any written notice asserting that any infringement, misappropriation or violation of any Intellectual Property of any other Person has occurred. No Company Product or Company-Owned IP Rights is subject to any Proceeding or Order that materially restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company in the ordinary course of business consistent with past practice or would adversely affect the validity, registrability, use or enforceability of such Company Product or Company-Owned IP Rights other than office actions in the ordinary course of prosecution.

(h) To the Company’s knowledge, no Person is currently infringing, misappropriating or otherwise violating (or has infringed, misappropriated or otherwise violated) any of the Company Intellectual Property. As of the Agreement Date, neither the Company nor any of its Subsidiaries has instituted any Proceedings for infringement or misappropriation of any Company‑Owned IP Rights.

(i) There is no currently pending or threatened Proceeding that challenges the ownership, use, validity, scope, infringement or enforceability of any of the Company-Owned IP Rights other than office actions in the ordinary course of prosecution. None of the patents owned by the Company or any of its Subsidiaries have been or are now involved in any interference, reissue, re-examination or opposition Proceeding other than those in the ordinary course of prosecution. To the knowledge of the Company, there are no facts, information, or circumstances, including any information or facts that would constitute prior art, that would render any material item of the Company Registered IP invalid or unenforceable, or would affect any pending application for any material item of Company Registered IP. Neither the Company nor any of its Subsidiaries has misrepresented, or failed to disclose, any facts or circumstances in any application for any material item of Company Registered IP that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any material item of Company Registered IP. The Company has no knowledge of facts that would constitute a fraud or a misrepresentation in any application of any Company Intellectual Property or that would otherwise affect the enforceability of any Company Intellectual Property. None of the trademark registrations or trademark applications have been or are now involved in any cancellation or opposition Proceeding other than those in the ordinary course of prosecution.

(j) The Company and its Subsidiaries have taken actions reasonable under the circumstances to maintain and protect the secrecy, confidentiality and value of all trade secrets owned by the Company and its Subsidiaries with respect to which the Company wishes to maintain as confidential and that are not otherwise disclosed by any of the Company’s published patents, patent applications or copyrights. All use and/or disclosure of confidential information by or to a third party has been pursuant to the terms of a written Contract between the Company or its Subsidiary and such third party restricting the use and disclosure of such Confidential Information, except where failure to do so would not be material. The Company and its Subsidiaries have taken steps to protect the confidential information of any Person provided to the Company or its Subsidiary in accordance with its Contract obligations of confidentiality with respect to such confidential information. Except as set out on Section 3.12(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, any source code for any of the Company Products, except for disclosures to employees or contractors under Contracts that prohibit use or disclosure of such source code except in the performance of services to the Company and/or its Subsidiaries and source code open source detection scans, if any, in connection with the transaction contemplated by this Agreement. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or is reasonably expected to, result in the delivery, license or disclosure of any such source code to any Person who is not, as of the Agreement Date, an employee or contractor of the Company or Subsidiary that has executed the aforementioned Contract. The representations in this Section 3.12(j) do not apply to the Open Source Materials themselves.

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(k) Section 3.12(k) of the Company Disclosure Schedule lists (i) all Open Source Materials incorporated or embedded in or combined or made available by Company or any of its Subsidiaries in connection with any Company Products, including identifying the applicable Company Product, (ii) the license applicable to such Open Source Materials, and (iii) describes whether the Open Source Materials were modified and/or distributed by the Company or any of its Subsidiaries. Except to the extent set forth in Section 3.12(k) of the Company Disclosure Schedule, no Company Product (collectively, the “Company Materials”) is subject to Open Source Licenses that do (i) require disclosure or distribution of the Company Materials in source code form, (ii) require the licensing of the Company Materials for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of the Company Materials, or (iv) create, or purport to create, obligations for the Company and/or any Subsidiary with respect to Company-Owned IP Rights or grant, or purport to grant, to any third party, any rights or immunities under Company-Owned IP Rights. The Company and/or its Subsidiaries are in compliance with the terms and conditions of all licenses for such Open Source Materials, except where failure to comply would not be material.

(l) Section 3.12(l) of the Company Disclosure Schedule lists all Company Products that have been developed, manufactured, made commercially available, marketed, distributed, supported or otherwise sold or licensed out in the last five (5) years prior to the Agreement Date by name and, if applicable, version number, and specifies whether such Company Products were developed internally by the Company or acquired from third parties (and if by third parties, the identity of such third party) and on which dates.

(m) No funding, facilities or resources of any government, university, college, other educational institution, multi-national, bi-national or international organization or research center (“Institution”) was used in the development of the Company-Owned IP Rights. No current or former employee, contractor or consultant of the Company or any Subsidiary who was or is involved in, or who contributed or contributes to, the creation or development of any Company-Owned IP Rights has, to the Company’s knowledge, performed services for any Institution during a period of time during which such employee, contractor or consultant was also performing services for the Company or its Subsidiary.

(n) (i) Neither the Company nor any of its Subsidiaries has made any commitments or declarations to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”) (including any that would obligate the Company or its Subsidiary to grant licenses to any Person or otherwise impair or limit the Company’s or its Subsidiaries’ enforcement of any Company-Owned IP Rights), (ii) neither the Company nor its Subsidiaries is subject to any membership agreements, bylaws, or Intellectual Property policies of any Standards Organization (including with respect to licensing or non-assertion or any obligation or requirement that would impair or limit the Company’s or its Subsidiaries’ enforcement of any Company-Owned IP Rights), (iii) no Patent owned or purported to be owned by Company or any Subsidiary (each, a “Company Patent”) has been identified by any of the Company or its Subsidiary or, to the knowledge of the Company, any other Person as essential to any Standards Organization to which Company or any of its Subsidiaries is a member or any standard promulgated by any such Standards Organization and (iv) no Company Patent is essential to any Standards Organization to which Company or its Subsidiary is a member or any standard promulgated by any such Standards Organization. Neither the Company nor any of its Subsidiaries implements any standard or specifications in any Company Products in a manner that would require the grant of a Patent license to any Person.

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(o) Neither the Company nor any of its Subsidiaries has any obligation to compensate or account or pay royalties to any Person for the use, practice or exploitation of any Company-Owned IP Rights.

(p) There is no Order or other governmental prohibition or restriction on or against the use, practice or exploitation of any Company-Owned IP Rights in any jurisdiction in which the Company or any of its Subsidiaries currently conducts, or has conducted or currently contemplates conducting business or on the export or import of any of the Company-Owned IP Rights or Company Products from or to any jurisdiction beyond those imposed by applicable Legal Requirements.

(q) Neither the Company nor any of its Subsidiaries has received any written notice or demand from any Person for indemnification with respect to any claim of infringement, misappropriation, misuse or violation of any Intellectual Property.

(r) Neither this Agreement nor the consummation of any transactions contemplated by this Agreement, will result in any of the following: (i) any Person being granted a license to, or the release from escrow of, any Company Product source code, (ii) Acquiror or any of its Affiliates granting to any Person any ownership interest in, or any license, covenant not to sue or right under or with respect to, any Intellectual Property owned by Acquiror or its Affiliates or (iii) Acquiror or any of its Affiliates or any of their Intellectual Property rights being bound by, or subject to, any non-compete, exclusivity, divestiture or other restriction on the operation or scope of their respective businesses (excluding any non-compete or other restriction that is in favor of Company or arises from any agreement to which Acquiror or its Affiliates is a party but the Company is not a party).

(s) Except as not reasonably likely to have a Material Adverse Effect on the Company, all IT Systems provided by the Company’s and each of its Subsidiaries’ vendors and service providers currently operate and perform materially in accordance with their published end user documentation, and are sufficiently designed, implemented, operated and maintained. With respect to the IT Systems, the Company and each of its Subsidiaries has in effect disaster recovery plans, procedures and facilities as may be required by all Legal Requirements and all Company Contracts (including customer contracts) to which the Company or any of its Subsidiaries is a party, except where failure to do so would not be material. The Company and each of its Subsidiaries is in material compliance with such plans. The Company and each of its Subsidiaries has taken steps to back-up and safeguard the security and the integrity of their respective IT Systems. Except as set forth in Section 3.12(s)(i) of the Company Disclosure Schedule, to the knowledge of the Company, there have been no unauthorized intrusions or breaches of security with respect to the IT Systems. The Company and each of its Subsidiaries has a policy of evaluating and determining whether to implement security patches or upgrades that are generally available for the IT Systems. The Company and each of its Subsidiaries uses methods (including passwords) designed to ensure the correct identity of the users of their respective IT Systems. Except as specified in Section 3.12(s)(ii) of the Company Disclosure Schedule, none of the IT Systems or Company Products (excluding any Company Products that are under development) contains, except as not reasonably likely to have a Material Adverse Effect on the Company, any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such IT Systems or Company Product.

(t) No IT Systems or Company Product contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other harmful disabling code or malware (collectively, “Malicious Code”). The Company and each of its Subsidiaries implements measures designed to (y) prevent the introduction of Malicious Code into the IT Systems or Company Products, and (z) maintain the IT Systems and Company Products free from Malicious Code, including firewall protections and, up to date antivirus software and regular virus scans.

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(u) The Company and its Subsidiaries are, and at all times have been, in compliance with (i) all Legal Requirements applicable to their respective businesses as currently conducted and pertaining to the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”) (such Legal Requirements, “Privacy Laws”); (ii) all applicable industry guidelines and self-regulatory programs, including self-regulatory programs for online behavioral advertising; and (iii) all Company Contracts (or portions thereof) to which the Company or any of its Subsidiary is a party that are applicable to Data Activities, including Company’s and its Subsidiaries’ contractual commitments to third-party analytics and advertising providers (collectively, “Privacy Agreements”). The Company has delivered to Acquiror accurate and complete copies of all Privacy Agreements. The Company and its Subsidiaries are, and at all times have been, in compliance with the PCI Security Standards Council’s Payment Card Industry Data Security Standard (PCI-DSS) and all other applicable security rules and requirements as promulgated by the PCI Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, card network, payment processor, acquiring bank, merchant bank or issuing bank, including all merchant- and service provider-specific requirements, the Payment Application Data Security Standards (PA-DSS) and all audit, scanning and filing requirements (collectively, “PCI Requirements”).

(v) The Company and its Subsidiaries (as applicable) have, to the extent required by Legal Requirements applicable to the Company or its Subsidiaries or their respective business operations as currently conducted, implemented written policies relating to Data Activities, including a publicly posted website privacy policy, mobile app privacy policy, annual privacy statements required under federal, state, local or foreign law, rule, or regulation, as applicable, and a comprehensive information security program that includes appropriate written information security policies (“Privacy and Data Security Policies”). To the extent the same exists, the Company has made available to Acquiror a true, correct, and complete copy of each Company Privacy and Data Security Policy in effect at any time since inception of the Company. At all times, the Company and its Subsidiaries have been and is in compliance with all such Privacy and Data Security Policies and neither the Company nor any of its Subsidiaries engage in any undisclosed collection of Personal Data on its website or any third-party websites.

(w) The Company and its Subsidiaries (as applicable) have provided notifications to, and has obtained consent from, Persons regarding its Data Activities where such notice or consent is required by Privacy Laws applicable to the Company or its Subsidiaries or their respective business operations as currently conducted. The Company and its Subsidiaries have collected all Personal Data in accordance with its Privacy and Data Security Policies and Privacy Laws, and the Company’s and its Subsidiary’s collection of such Personal Data or any other data from third parties is in accordance with any requirements from such third parties, including written website terms and conditions. Neither the Company nor any of its Subsidiaries has (i) received direct communication from any website owner or operator that the Company’s access to such website is unauthorized; (ii) entered into an agreement with any website owner or operator prohibiting scraping activity; (iii) accessed any website’s information through illicitly circumventing a password requirement or similar technological barrier; or (iv) scraped any data from a website that has a clickwrap agreement prohibiting such activity.

(x) There is no pending, nor has there ever been any, complaint, audit, proceeding, investigation, or claim against the Company or any of its Subsidiaries initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity, foreign or domestic; or any regulatory or self-regulatory entity – alleging that any Data Activity of the Company or any of its Subsidiary: (A) is in violation of any applicable Privacy Laws, (B) is in violation of any Privacy Agreements, (C) is in violation of any Privacy and Data Security Policies, or (D) otherwise constitutes an unfair, deceptive, or misleading trade practice.

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(y) At all times, the Company and its Subsidiaries have taken commercially reasonable steps (including implementing, maintaining, and monitoring compliance with government-issued or industry standard measures with respect to administrative, technical and physical security) to ensure that all Personal Data in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. There has been no unauthorized access, use, or disclosure of Personal Data in the possession or control of the Company, its Subsidiaries, and any of their contractors with regard to any Personal Data obtained from or on behalf of the Company or any of its Subsidiary. Nor has there been any unauthorized access, use, or disclosure of Company information or unauthorized intrusions into any Company system.

(z) The Company and its Subsidiaries (as applicable) contractually require all third parties, including vendors, and other persons providing services to the Company or the Subsidiary that have access to or receive Personal Data from or on behalf of the Company to comply with all applicable Privacy Laws, and to take all reasonable steps to ensure that all Personal Data in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

(aa) The Company and its Subsidiaries are, and at all times have been, in compliance with all federal and state laws and regulations pertaining to sales, marketing, and electronic communications, including the U.S. CAN-SPAM Act, Telephone Consumer Protection Act, and Telemarketing Sales Rule.

3.13 Environmental Matters.

(a) The Company and each of its Subsidiaries is, and it has been during the three-year period prior to the Agreement Date, in compliance in all material respects with all applicable Environmental Laws. There is no Environmental Claim pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries has exposed its employees or others to Hazardous Materials in violation of any Environmental Law or in a manner that would result in material Liability to the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has conducted all Hazardous Material Activities in compliance in all respects with all Environmental Laws. The Company has not received any written notice concerning any violation of any Environmental Law. For the purposes of this Agreement: (i) ”Hazardous Material Activities” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, labeling, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or, including any required payment of waste fees or charges and compliance with any recycling, product take-back or product content requirements; and (ii) “Environmental Law” shall mean any Legal Requirement that prohibits, regulates or controls any Hazardous Material Activity.

(c) Neither the Company nor any of its Subsidiaries has had or has been required to have any environmental approvals, permits, licenses, clearances or consents to operate its business or facilities in compliance in all material respects with Environmental Law.

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(d) Neither the Company nor any of its Subsidiaries has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless, or indemnify any other party with respect to Liabilities arising out of or relating to the Hazardous Materials Activities of the Company, its Subsidiaries, or any third party.

(e) The Company has no reports, investigations, notices, permits, test results, investigations, or other records concerning Hazardous Material Activities of the Company or any of its Subsidiaries, or any environmental audits and environmental assessments of any Other Real Property or any facility at which the Company’s or any of its Subsidiaries’ business has been conducted or Hazardous Materials for which it is legally responsible to have been transported.

3.14 Taxes.

(a) The Company and its Subsidiaries have timely and properly filed all Tax Returns required to be filed by it (taking into account any valid extensions), all such Tax Returns are true, complete and accurate in all respects and have been prepared in compliance with all applicable Tax Legal Requirements, and all Taxes required to be paid by the Company and its Subsidiaries (regardless of whether reflected as due on any such Tax Return) have been timely paid in full.

(b) There is no Tax deficiency, assessment, audit, litigation, examination, investigation, Proceeding, dispute or claim currently outstanding, ongoing or proposed in writing, against the Company or any of its Subsidiaries. No claim has ever been made or proposed in writing by a Tax Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or its Subsidiaries is or may be subject to Tax in that jurisdiction. No notice of deficiency or similar document of any Tax Authority has been received by the Company or its Subsidiaries and neither the Company nor any of its Subsidiaries have received any written inquiry or request for information from any Tax Authority, which currently remains outstanding.

(c) Neither the Company nor any of its Subsidiaries are a party to or bound by any Tax sharing, Tax indemnity, Tax allocation or similar contract or agreement the subject of which is indemnification for Taxes with any other Person.

(d) The Company and its Subsidiaries (i) have never been a member of an affiliated, combined, consolidated, unitary or other similar group for Tax purposes nor (ii) have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local, or foreign Tax Legal Requirement), as a transferee or successor, by contract , pursuant to any Legal Requirement or otherwise.

(e) Neither the Company nor any of its Subsidiaries are , nor have ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f) The Company and its Subsidiaries have withheld and timely paid over to the proper Tax Authority (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements and have complied with all information reporting requirements in respect of such payments, including maintenance of required records with respect thereto.

(g) Each Person providing services to the Company and its Subsidiaries have been properly classified as an employee or independent contractor, as the case may be, for all Tax purposes.

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(h) There is no power of attorney given by or binding upon the Company and its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired that is currently in effect. Neither the Company nor any of its Subsidiaries have requested or received any private letter rulings, technical advice memoranda or similar agreements, rulings or guidance issued by any Tax Authority.

(i) The Company and its Subsidiaries have not executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax which waiver or extension is currently in effect, and no extension of time within which to file any Tax Return is currently in effect.

(j) There are no Encumbrances for Taxes (other than for Taxes not yet due and payable) upon any of the assets of the Company and its Subsidiaries.

(k) The Company and its Subsidiaries have not distributed the stock of another Person, nor have they had their stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) The Company and its Subsidiaries have not participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a “tax avoidance transaction” and identified by notice, regulation, or other form of published guidance.

(m) The Company and its Subsidiaries (i) have never had a permanent establishment (within the meaning of any applicable Tax treaty), nor otherwise had an office or a fixed place of business, in a country other than the United States, nor (ii) have ever engaged in a trade or business in any country other than the United States that subjected it to Tax in such country. The Company and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing for a Taxable period ending on or prior to the Closing Date or for any Straddle Period, including under Section 481 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Legal Requirement); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Legal Requirement) entered into prior to the Closing; (iii) intercompany transactions or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Legal Requirement); (iv) installment sale or open transaction disposition made prior to the Closing; (v) prepaid amount, advanced payment or deferred revenue received or accrued on or prior to the Closing Date; (vi) election under Section 108(i) of the Code or Section 965 of the Code; or (vii) use of an improper method of accounting for a Taxable period ending on or prior to the Closing Date. The Company is, and has at all times from its formation been, properly classified as a “C corporation” for all income Tax purposes. No Person has filed or caused to be filed any IRS Form 8832 (Entity Classification Election) with respect to the Company and its Subsidiaries.

(n) The Company and its Subsidiaries are not a party to any joint venture, partnership or other arrangement or contract that is or could be treated as a partnership for Tax purposes.

(o) In accordance with applicable Tax Legal Requirement, the Company and its Subsidiaries have properly collected and remitted all sales and similar Taxes with respect to sales made to its customers.

(p) The Company and its Subsidiaries have complied in all respects with all applicable abandoned property, unclaimed property and escheat Legal Requirements.

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(q) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the Company Balance Sheet Date, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date.

(r) The Company and its Subsidiaries have delivered (or otherwise made available) to the Acquiror (i) true, correct and complete copies of all income Tax Returns filed by the Company and its Subsidiaries for any Taxable period ending on or after December 31, 2014, and (ii) all examination reports, and statements of deficiencies assessed against or agreed to by the Company and its Subsidiaries for any Taxable period ending on or after December 31, 2014.

(s) The Company and its Subsidiaries use the overall accrual method of accounting for income Tax purposes.

(t) All related party transactions involving the Company and its Subsidiaries are at arm’s length in compliance with section 482 of the Code, the Treasury Regulations promulgated thereunder (and any similar provision of state, local, or foreign Tax Legal Requirement) and neither the Company nor any of its Subsidiaries have any liability under Section 482 of the Code (or any similar provision of state, local, or foreign Tax Legal Requirement).

(u) Neither the Company nor any of its Subsidiaries (i) are subject to the dual consolidated loss provisions of Section 1503(d) of the Code (or has any current or potential Tax liability thereunder), (ii) are a party to a gain recognition agreement under Section 367 of the Code, nor (iii) have ever engaged in any transaction subject to Section 367(d) of the Code.

(v) Neither the Company nor any of its Subsidiaries are, nor have ever been, a “United States shareholder” (within the meaning of Section 951(b) of the Code) of a “controlled foreign corporation” (within the meaning of Section 957 of the Code).

(w) The Company has no knowledge of any facts or has taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.15 Employee Benefit Plans and Employee Matters.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of each Company Employee Plan. For purposes of this Agreement, a “Company Employee Plan” means: each deferred compensation, bonus, change in control, incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each sick pay, holiday, vacation, severance or termination pay, fringe benefit plan, program, agreement or arrangement; each employee welfare benefit plan (within the meaning of Section 4(1) of ERISA) and each other cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability plan, program, agreement or arrangement; each employee pension benefit plan (within the meaning of Section 4(2) of ERISA); and each other compensation or employee benefit plan, fund, program, agreement or arrangement, including each employee benefit plan as defined in Section 3(3) of ERISA, (whether or not subject to ERISA) in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, or any ERISA Affiliate, or to which the Company or any ERISA Affiliate is a party or has any Liability, for the benefit of any employee, director or consultant of the Company or any ERISA Affiliate.

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(b) With respect to each Company Employee Plan (to the extent applicable thereto), Company has provided to Acquiror a current, complete, and accurate copy of each of the following: (i) the current plan document and all amendments thereto (or, if there is no plan document, a written description of all material terms of such Company Employee Plan), (ii) the three (3) most recent annual reports (Form 5500) filed with the U.S. Department of Labor, including all attachments and schedules thereto, (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Company Employee Plan, (iv) all Contracts (and any amendments thereto) relating to such Company Employee Plan, including all trust agreements, annuity contracts, insurance contracts, investment management agreements, investment advisory agreements, recordkeeping agreements, bonds, indemnification agreements and service provider agreements, (v) the most recent determination, opinion or advisory letter issued by the IRS with respect to such Company Employee Plan, (vi) all no action letters, advisory opinions, exemptions or other rulings from any Governmental Entity that relate to such Company Employee Plan and any open requests therefore, (vii) the most recent annual actuarial valuation and financial statements prepared for such Company Employee Plan, (viii) all nonroutine written correspondence during the last three (3) years to or from any Governmental Entity relating to such Company Employee Plan, and (ix) all nondiscrimination, top-heavy and Code Section 415 tests performed with respect to such Company Employee Plan for the last three plan years.

(c) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or been required to contribute to, or has (or could have) any Liability with respect to, any (i) employee pension benefit plan that is or was subject to ERISA Section 302, Title IV of ERISA or Code Section 412, (ii) ”multiemployer plan,” as defined in ERISA Section 3(37) or 4001(a)(3) or Section 414(f) of the Code, (iii) multiple employer plan within the meaning of ERISA Section 210(a), 4063 or 4064 or Code Section 413(c), or (iv) ”multiple employer welfare arrangement,” as defined in ERISA Section 3(40).

(d) The consummation of the transactions contemplated by this Agreement will not (i) entitle any employee or officer of the Company or any of its Subsidiaries to severance pay, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated by this Agreement (either solely as a result thereof or as a result of such transactions in conjunction with any other event) would be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Employee Plan provides for a gross-up on any Taxes which may be imposed under Section 409A or Section 4999 of the Code.

(e) There are no pending, or to the knowledge of the Company, threatened claims by or on behalf of any Company Employee Plan, by any employee or beneficiary covered under any such Company Employee Plan (other than routine claims for benefits). No Company Employee Plan is the subject of an investigation, examination or audit by a Governmental Entity, or is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program. No “prohibited transaction” within the meaning of Section 4975 of the Code or Sections 406 of ERISA for which an exemption is not available, and no fiduciary breach, has occurred or is threatened with respect to any Company Employee Plan.

(f) No Company Employee Plan provides post-termination or post-retirement health or other welfare benefits (other than continuation coverage mandated by applicable Legal Requirements, including benefits provided pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in Code Section 4980B and ERISA Sections 601 et seq., as amended from time to time, or other similar provisions of state law). No Company Employee Plan that is a welfare plan under Section 3(1) of ERISA has a nonemployee participant other than a dependent of an employee.

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(g) Each Company Employee Plan has been established, funded, administered, maintained, and operated in material accordance with its terms and applicable Legal Requirements, including, but not limited to, ERISA and the Code. Each Company Employee Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified, and its related trust is exempt from Tax under Code Section 501(a). Each such Company Employee Plan has received a favorable determination, opinion, or advisory letter from the IRS to the effect that such Company Employee Plan meets the requirements of Code Section 401(a). Nothing has occurred or would reasonably be expected to occur that could adversely affect the qualification of such Company Employee Plan or the exemption of its related trust.

(h) All required employer contributions (including elective deferral contributions and loan repayments) under each Company Employee Plan have been timely remitted by Company or its ERISA Affiliates in accordance with the Company Employee Plan and all Legal Requirements, including ERISA and the regulations issued thereunder, and all contributions for any period ending on or before the Closing which are not yet due have been made to the Company Employee Plan or accrued in accordance with GAAP.

(i) The Company, each ERISA Affiliate, and each Company Employee Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) (i) is currently in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“ACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with ACA and HCERA, the “Health Care Reform Laws”) and (ii) has been in compliance in all material respects with all Health Care Reform Laws since March 23, 2010, in the case of each of clause (i) and (ii), to the extent the Health Care Reform Laws are applicable thereto. None of the Company, any ERISA Affiliate or any Health Plan has incurred (and nothing has occurred, and no condition or circumstance exists, that could subject the Company, any ERISA Affiliate or any Health Plan to) any penalty or excise Tax under Code Section 4980D or 4980H or any other provision of the Health Care Reform Laws. Any Health Plan intended to qualify as “grandfathered” under Section 1251 of the ACA has continuously satisfied the requirements to be a grandfathered plan since March 23, 2010. No Company Employee Plan is a (pre- or after-tax) “employer payment plan” or a health reimbursement arrangement not integrated with an otherwise compliant group health plan (within the meaning of IRS Notice 2013-54 and any subsequent guidance).

(j) Each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A(d)(1) satisfies in form and operation the requirements of Code Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) and the guidance thereunder (and has satisfied such requirements for the entire period during which Code Section 409A has applied to such Company Employee Plan), and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could be incurred by a participant in any such Company Employee Plan.

(k) In the past three (3) years, there are no, and have not been, collective bargaining agreements, union Contracts or similar Contracts between the Company or any of its Subsidiaries, and any Union in effect that cover any employees or independent contractors of the Company or its Subsidiaries, and none is being negotiated nor does the Company or any of its Subsidiaries have a legal duty to negotiate with any Union, nor has any Union represented or, to the knowledge of the Company, purported to represent any employee or independent contractor of the Company or any of its Subsidiaries. The Company does not currently have any legal duty to recognize or bargain with any Union or other Person purporting to act as the exclusive bargaining representative of any employees or independent contractors of the Company of its Subsidiaries which, pursuant to applicable Legal Requirements, must be notified, consulted or negotiated with in connection with the transaction contemplated by this Agreement.

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(l) In the past three (3) years, there has been no actual labor strike, lockout or stoppage nor, to the knowledge of the Company, has any such action been threatened against the Company or its Subsidiaries, nor is or has there been any demand for recognition or certification or, to the knowledge of the Company, labor union organizing activity involving any employees or independent contractors of the Company or its Subsidiaries.

(m) In the past three (3) years, no unfair labor practice or labor charge or complaint is or has been pending or, to the knowledge of the Company, threatened with respect to the Company or its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity.

(n) The Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Legal Requirements respecting employment, employment practices, discrimination, harassment, retaliation, disability, civil rights, immigration, pay equity, terms and conditions of employment, worker classification (including the proper classification of workers as exempt vs. nonexempt and workers as independent contractors or consultants), the Fair Labor Standards Act and its state law equivalents, Title VII and its state law equivalents, meal and rest break laws, wages and hours laws, and occupational health and safety laws, and does not have any material Liability for any arrears of wages or penalties for failure to pay same (excluding Taxes, which are the subject of Section 3.14 hereof). The Company and its Subsidiaries have paid in full to all its employees, independent contractors and consultants or adequately accrued in accordance with GAAP on the Company Balance Sheet Date all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees as required by applicable Legal Requirements. The Company and its Subsidiaries have withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing (including commissions, bonuses, overtime, vacation pay, paid sick leave, paid time off or other compensation).

(o) To the knowledge of the Company, no employee or consultant of the Company or any of its Subsidiaries is in material violation of: (i) any term of any employment or consulting Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or consultant to be employed by or to render services to the Company or to use trade secrets or proprietary information of others. To the knowledge of the Company, the employment of any employee or engagement of any consultant by the Company or any of its Subsidiaries does not subject it to any Liability to any third party. There are no performance improvement or disciplinary actions contemplated or pending against any of the Company’s or any of its Subsidiary’s current employees or individuals performing work for or on behalf of the Company or such Subsidiary.

(p) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices, nor is or has there been in the past three (3) years a Proceeding pending or, to the knowledge of the Company, threatened or reasonably anticipated, to be brought or filed by or against the Company or any of its Subsidiaries (or their officers, directors, executives or department supervisors) relating to any employment, independent contractor or consulting Contract, any collective bargaining obligation or agreement, discrimination, harassment, pay equity, human rights, equal opportunity, overtime exemption classification, wages and hours, independent contractor classification, labor relations, plant closing notification, occupational health and safety, leave of absence requirements, privacy rights, retaliation, immigration, wrongful discharge, or other violation of the rights of current or former employees, current or former independent contractors, current or former consultants, or employment candidates.

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(q) Section 3.15(q) of the Company Disclosure Schedule contains a true, accurate and complete list of (i) all employees of the Company and each of its Subsidiaries, specifying each employee’s name; title; employing entity (if not the Company); hire date; status (full-time/part-time/seasonal/temporary); principal place of employment; classification as exempt or non-exempt under the Fair Labor Standards Act (the “FLSA”) or any similar applicable Legal Requirements; current year annual base salary or hourly wage; current year target incentive compensation (bonus and/or commission, as applicable); full, prior year actual incentive compensation (bonus and/or commission, as applicable); current accrued but unused vacation; and any other benefits (except for those listed in Section 3.15(a) of the Company Disclosure Schedule); and (ii) all Persons engaged by the Company or any of its Subsidiaries as independent contractors or consultants, specifying each Person’s name; start date; end date (if applicable); location; full, prior year total compensation (or, if prior year not available, current year to date total compensation); current year to date total compensation; and compensation rate. All current employees of the Company and its Subsidiaries who are classified as exempt under the FLSA or any similar applicable Legal Requirements are properly classified and treated as such. All Persons who provide services to the Company or any of its Subsidiaries as independent contractors or consultants are properly classified as independent contractors, rather than employees, of the Company or its Subsidiary, as applicable, for purposes of all applicable Legal Requirements and Company Employee Plans.

(r) Each employee of the Company or its Subsidiary is terminable at will, without payment of severance or other compensation or consideration, and without advance notice. There are no agreements or understandings between the Company or its Subsidiary and any of its employees that their employment or services will be for any particular period. As of the date hereof, none of the Company’s or its Subsidiary’s executives, officers, or employees having an annual salary equivalent to $100,000 USD or more has given written notice of any intent to terminate his or her employment with the Company or its Subsidiary, nor, to the knowledge of the Company, does any such employee intend to terminate his or her employment with the Company or Subsidiary, as applicable. The Company and its Subsidiaries are in compliance in all material respects and, to the knowledge of the Company, each of their employees, independent contractors and consultants is in compliance in all material respects, with the terms of any employment, independent contractor and consulting agreements between the Company or Subsidiary and such individuals. All current and former employees and consultants of the Company and each of its Subsidiaries have entered into confidentiality and assignment of inventions agreements in favor of the Company that remain in effect. To the knowledge of the Company, no Company or Subsidiary employee is in violation of any term of any patent disclosure agreement, employment agreement, non-competition agreement or any restrictive covenant to any Person relating to the right of any such employee to be employed by the Company or Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or Subsidiary or to the use of trade secrets or proprietary information of others.

(s) The Company will provide to Acquiror true, correct and complete copies of each of the following: all forms of offer letters; all forms of employment agreements and severance agreements; all forms of services agreements and agreements with current and former consultants, independent contractors, and/or advisory board members; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company or its Subsidiary (and a true, correct and complete list of employees, consultants and/or others not subject thereto); the most current management organization chart(s); all agreements and/or insurance policies providing for the indemnification of any officers or directors of the Company and its Subsidiaries; and a summary of any liability Company or its Subsidiary has for termination payments to current and former directors, officers and employees of the Company or such Subsidiary.

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(t) Except as set forth in Schedule 3.15(t), no employee of the Company or its Subsidiary has given notice to the Company, nor does the Company otherwise have knowledge that any such employee intends to terminate his or her employment with the Company or its Subsidiary.

(u) The Company and its Subsidiaries have complied with all applicable immigration-related Legal Requirements as to (i) the completion and retention of any documentary requirements to verify employment eligibility and (ii) the re-verification of the employment status of any and all Company and its Subsidiaries employees whose employment authorization documents indicated a limited period of employment authorization. All Company and its Subsidiaries employees have complied with applicable immigration-related Legal Requirements to obtain authorization to work in the United States. Neither the Company nor any of its Subsidiaries has employed a Person, within the past three (3) years, to work in a particular country when that Person has lacked authorization to work in that particular country. The Company has not received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of any immigration-related Legal Requirements, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with any immigration-related Legal Requirements.

(v) The Company and its Subsidiaries are in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended, and any similar foreign, state, or local law (the “WARN Act”), or any similar state or local law. In the past three (3) years, neither the Company or any of its Subsidiaries has not failed to provide advance notice of any plant closing, layoff, termination or reduction in hours as required by, or incurred any material Liability under, the WARN Act, and no such action is planned or anticipated, nor has the Company or any of its Subsidiaries taken any action that would reasonably be expected to cause Acquiror to incur any Liability or obligation under the WARN Act following the Closing. Neither the Company nor any of its Subsidiaries has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the ninety- (90-)day period prior to the Agreement Date.

(w) There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and neither the Company nor any of its Subsidiaries has been reassessed in any material respect under such legislation during the past three (3) years and, to the knowledge of the Company, no audit of the Company or any of its Subsidiaries is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or potential claims which may materially adversely affect the Company’s or any of its Subsidiary’s accident cost experience.

3.16 Insurance. Neither the Company nor any of its Subsidiaries currently maintains any insurance policies.

3.17 Company Contracts. Section 3.17 of the Company Disclosure Schedule contains a complete list of all Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound (each, a “Company Contract”). Each Company Contract is in full force and effect and enforceable against the Company (or, as applicable, its Subsidiary) and, to the Company’s knowledge, each other party thereto, assuming the due authorization, execution, and delivery by such other party, except (i) applicable bankruptcy, insolvency, moratorium and other similar Legal Requirements affecting the rights of creditors generally and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies. The Company or its Subsidiary, as applicable, has performed and complied, in all material respects, with all of its obligations under each Company Contract, and neither the Company or Subsidiary, as applicable, nor, to the Company’s knowledge, any other party thereto, is in material violation or material breach of or material default under, any Company Contract or has received written notice of any material violation of or material default under, or of the cancellation, termination, modification or acceleration of any Company Contract. To the knowledge of the Company, no event has occurred or circumstance or condition exists that (with or without notice, lapse of time or both) will or would reasonably be expected to, (A) result in a material violation or material breach of or material default under (or give any Person the right to declare a default or exercise any remedy under) any Company Contract, or (B) give any Person the right to (1) accelerate the maturity, payment or performance of any material grant, rights or other Liability under a Company Contract or (2) cancel, terminate or adversely modify any Company Contract. Neither the Company or its Subsidiary, as applicable, nor, to the Company’s knowledge, any other party thereto, is threatening, or notified the other party thereto that it intends to, cancel, terminate, accelerate, adversely amend, adversely modify or not renew any Company Contract. The Company has delivered to Acquiror true and complete copies of each written Company Contract and summaries of the material terms of all oral Company Contracts.

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3.18 Brokers. Neither the Company nor any of its Subsidiaries has an obligation for the payment of any fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.

3.19 Customers and Suppliers. As of the Agreement Date, the Company does not have any customers or suppliers.

3.20 Affiliate Interests. Except as set forth on Section 3.20 of the Company Disclosure Schedule attached hereto, no officer, director, Company Securityholder or Affiliate of the Company or any of its Subsidiaries nor, to the knowledge of the Company, any relative of such an officer, director, Company Securityholder or Affiliate has (a) any direct or indirect business relationship or Contract with the Company or any of its Subsidiaries, (b) any interest in any property (real, personal or mixed, tangible or intangible) used in or pertaining to the Company’s business, or (c) any claim or cause of action against the Company, its Subsidiary or their officers, directors or employees; except (i) employment relationships or relationships in a Person’s capacity as a director or officer of the Company or its Subsidiary, (ii) the payment of compensation and benefits in the ordinary course of business, or (iii) any Contract related to the ownership of any Company Capital Stock, Company Options or Company Warrants.

3.21 Products Warranty. As of the Agreement Date, the Company does not manufacture, distribute, or sell any products or services.

3.22 Sanctions, Import and Export Controls.

(a) The Company and its Subsidiaries are and for the five (5) year period prior to the Agreement Date, have been in compliance with: (a) all applicable sanctions laws, regulations, rules and Legal Requirements, including the U.S. economic sanctions laws administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”); (b) all applicable export control laws, regulations, rules and Legal Requirements, including the Export Administration Regulations administered by the U.S. Department of Commerce (“Commerce”); (c) applicable anti-boycott laws, regulations, rules and Legal Requirements, including those administered by Commerce and the U.S. Department of the Treasury; and (d) all applicable import laws, regulations, rules and Legal Requirements, including those administered by Customs & Border Protection (collectively, the “Customs & International Trade Laws”), related to the regulation of exports, re-exports, deemed exports, transfers, releases, shipments, transmissions, imports or similar transfer of goods, technology, software or services, or any other transactions or business dealings, by or on behalf of the Company or any of its Subsidiaries. Without limiting the foregoing, the Company has not submitted any disclosures nor received any written notice that it is subject to any civil or criminal investigation, Proceeding, audit or any other inquiry, or has conducted any internal investigation concerning, or is aware of any allegation involving or otherwise relating to, any alleged or actual violation of the Customs & International Trade Laws.

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(b) To the knowledge of the Company, neither the Company, its Subsidiaries, nor any of their directors, officers, or employees, nor any agent, distributor, reseller or any other Person acting for, at the direction, or on behalf of the Company, its Subsidiary, their directors, or employees, has been or is designated on, or is owned or controlled by any Person that has been or is designated on, any list of restricted parties maintained by any applicable Governmental Entity, including, OFAC’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List, and Commerce’s Denied Persons and Entity Lists. There is no pending or, to the knowledge of the Company, threatened Proceeding pending against or investigation by a Governmental Entity of, the Company or any of its Subsidiaries, nor is there any order imposed (or, to the knowledge of the Company, threatened to be imposed) upon the Company or any of its Subsidiaries by or before any Governmental Entity, in each case, in connection with an alleged violation of any applicable Customs & International Trade Law, including applicable regulations of the U.S. Department of Commerce, the U.S. Department of State, OFAC, and the U.S. Customs & Border Protection.

(c) Section 3.22(c) of the Company Disclosure Schedule sets forth a list of all of the licenses, agreements or authorizations the Company or any of its Subsidiaries is a party to or is bound by related to Customs & International Trade Laws.

3.23 Anti-Corruption.

(a) The Company, its Subsidiaries, and, while acting for or on its behalf, to the knowledge of the Company, each of the Company’s and its Subsidiaries’ officers, directors and employees (the “Company Relevant Persons”) have not, and to the knowledge of the Company, agents, distributors, or sub-distributors of the Company, its Subsidiaries or other Persons, while acting for or on behalf of the Company or any of its Subsidiaries (the “Other Relevant Persons”) have not, directly or indirectly, violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the Corruption of Foreign Public Officials Act or any other anti- corruption or anti-bribery law (collectively, the “Anti-Corruption Laws”) to the extent applicable to the Company’s operations.

(b) The Company, its Subsidiaries, and, to the knowledge of the Company, the other Company Relevant Persons and Other Relevant Persons have not, directly or indirectly made any offer, payment, promise to pay, gift, bribe, rebate, loan, payoff, kickback or any other transfer of value to any Person for the purpose of inducing such Person to do any act or make any decision in an official capacity, including a decision to fail to perform an official function, or use his or her or its influence with a Governmental Entity in order to affect any act or decision of such Governmental Entity for the purpose of assisting any Person to obtain or retain any business, or to facilitate efforts of any Person to transact business or for any other improper purpose (e.g., to obtain a tax rate lower than allowed by law), in each case, in violation of applicable Anti-Corruption Laws.

(c) There is no current investigation, allegation, written request for information or other inquiry by any Governmental Entity regarding the actual or possible violation of the Anti-Corruption Laws by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notice that there is any investigation, allegation, request for information, or other inquiry by any Governmental Entity regarding an actual or possible violation of the Anti-Corruption Laws.

3.24 Bank Accounts. Section 3.24 of the Company Disclosure Schedule sets forth (i) the names and locations of all banks, trusts, companies, savings and loan associations and other financial institutions at which the Company or any of its Subsidiaries maintains safe deposit boxes, checking accounts or lock box accounts with respect to its business and (ii) the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

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3.25 Ownership of Acquiror Common Stock. None of the Company nor any of the Company’s “Affiliates” or “Associates” directly or indirectly “owns,” beneficially or otherwise, and at all times during the three-year period prior to the Agreement Date, none of the Company’s “Affiliates” or “Associates” directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Acquiror Common Stock, as those terms are defined in Section 203 of the Delaware Code.

3.26 Complete Copies of Materials. Company has delivered or made available true and complete copies of each document (or summaries of the oral agreements or understandings) that has been requested by the Acquiror or its counsel.

3.27 Inspection; No Other Representations. The Company is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Acquiror and its Subsidiaries as contemplated hereunder. The Company has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, the Company acknowledges that neither the Acquiror nor Merger Sub make any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to the Company or its Affiliates of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Acquiror and its Subsidiaries or the future business and operations of the Acquiror and its Subsidiaries or (ii) any other information or documents made available to Company or its counsel, accountants or advisors with respect to the Acquiror, its Subsidiaries or any of their respective businesses, assets, liabilities or operations, except as expressly set forth in Article IV of this Agreement. The Company understands and agrees that it has not relied upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Acquiror, Merger Sub, any of their respective Subsidiaries, or any of their respective Affiliates, except for the representations and warranties made by Acquiror which are expressly set forth in Article IV of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

Except as set forth in (a) the disclosure schedule of the Acquiror delivered to the Securityholders’ Representative concurrently with the Parties’ execution and delivery of this Agreement (the “Acquiror Disclosure Schedule”), or (b) to the extent that it is reasonably apparent on the face of such disclosure to be applicable to the representations or warranties set forth herein, the Acquiror SEC Documents (other than disclosures in the “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” sections of such reports and any other disclosures that are similarly non-specific, cautionary, predictive, or forward-looking in nature), Acquiror hereby represents and warrants to the Company as follows as of the Agreement Date:

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4.1 Organization and Standing; Charter Documents; Subsidiaries.

(a) Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate or other organizational power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of Acquiror and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, materially adverse to Acquiror or Merger Sub.

(b) The copies of the Articles of Incorporation (as amended) and bylaws of Acquiror as most recently filed with the Acquiror SEC Documents are true, correct and complete copies of such documents as in effect on the Agreement Date. Acquiror has delivered or made available to the Company a true and correct copy of the certificate of incorporation and bylaws of Merger Sub. Neither Acquiror nor Merger Sub is in violation of any of the provisions of their respective articles of incorporation or certificate of incorporation, as the case may be, or bylaws, each as amended to date.

4.2 Authority; Noncontravention; Board Approval.

(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party, and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby and thereby, have been duly and validly authorized by the boards of directors of Acquiror and Merger Sub and, effective immediately after the execution of this Agreement by Merger Sub, the sole stockholder of Merger Sub has adopted this Agreement and approved the Merger and the transactions contemplated hereby, and no other corporate proceedings on the part of Acquiror or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, to issue the Acquiror Common Stock issuable under Section 2.1, or the other transactions contemplated hereby. This Agreement and each Ancillary Agreement to which Acquiror or Merger Sub is a party has been duly and validly executed and delivered by each of Acquiror and Merger Sub and constitutes a valid and binding obligation of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub, respectively, in accordance with its respective terms, subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, moratorium and other similar Legal Requirements affecting the rights of creditors generally and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery by each of Acquiror and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party do not, and neither the consummation of the transactions contemplated hereby or thereby nor compliance by Acquiror or Merger Sub with any provisions hereof or thereof will, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit, or creation of any Encumbrances upon any property or assets of Acquiror under (i) any provision of their respective articles of incorporation or certificate of incorporation, as the case may be, or bylaws, as amended to date, or any resolutions adopted by the board of directors of Acquiror, (ii) any Legal Requirement, or (iii) any material instrument or agreement to which Acquiror is a party or by which Acquiror or its properties may be bound or affected, except, in the cause of (ii) and (iii) where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement or the Ancillary Agreements.

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(c) The execution and delivery by the Acquiror and Merger Sub of this Agreement and each Ancillary Agreement to which either is a party do not, and the performance of their obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person except for (i) the applicable requirements of the Exchange Act, (ii) the applicable requirements of OTC, (iii) the filing of the Certificate of Merger pursuant to Section 1.2, (iv) any registration, filing or notification required pursuant to state securities or blue sky laws, and (v) any such consent, approval, authorization, permit, filing or notification, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to be material to the Acquiror and Merger Sub, taken as a whole.

(d) The board of directors of Acquiror, by resolution duly adopted by a unanimous vote at a meeting of all directors of Acquiror duly held and called and not subsequently rescinded or modified in any, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the issuance of Acquiror Common Stock hereunder, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Acquiror and its shareholders, and (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance hereof, and the consummation of the transactions contemplated by this Agreement, including the Merger and the issuance of Acquiror Common Stock hereunder, upon the terms and subject to the conditions set forth herein.

(e) The board of directors of Merger Sub Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held and not subsequently rescinded or modified in any way, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Acquiror, as the sole stockholder of Merger Sub, (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend that Acquiror, as the sole stockholder of Merger Sub, approve the adoption of this Agreement in accordance with the Delaware Code.

4.3 SEC Reports. Acquiror has filed with the SEC all registration statements, proxy statements and other statements, reports, schedules, forms and other documents (including all exhibits, financial statements and the schedules thereto, and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2018. All such registration statements, proxy statements, and other statements, reports, schedules, forms and other documents, as amended at least one (1) Business Day prior to the Agreement Date, together with the Acquiror 2018 10-K, are referred to herein as the “Acquiror SEC Documents”. To Acquiror’s knowledge, none of the Acquiror SEC Documents filed prior to the Agreement Date is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Acquiror. As of the time it was filed with the SEC (or, if amended or superseded by a filing at least one (1) Business Day prior to the Agreement Date, then on the date of such filing): (i) each of the Acquiror SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as it may be amended from time to time and (ii) none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. For purposes hereof, the “Acquiror 2018 10-K” means the Acquiror’s annual report on Form 10-K for the fiscal year ended December 31, 2018 to be filed with the SEC, in the form previously provided to the Company, which will not be modified in any material respect.

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4.4 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.5 Absence of Certain Changes. Since January 1, 2019, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (i) Acquiror and each of its Subsidiaries has conducted its business in the ordinary course consistent with past practice, and (ii) there has not been or occurred any Material Adverse Effect with respect to Acquiror or any event, condition, change, or effect that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Acquiror.

4.6 Litigation. There is no Proceeding pending before any Governmental Entity, or, to the knowledge of the Acquiror, threatened in writing against the Acquiror or any of its assets or properties or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Acquiror) that challenge or seek to enjoin, alter or materially delay the transactions contemplated by this Agreement or that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquiror’s ability to perform its obligations under this Agreement. There is no material Order against the Acquiror, any of its material assets or properties or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company) that enjoins, alters or materially delays the transactions contemplated by this Agreement or that would reasonably be expected to have a Material Adverse Effect on the Acquiror’s ability to perform its obligations under this Agreement.

4.7 Compliance with Laws; Permits.

(a) Acquiror and each of its Subsidiaries is, and has been for the two year period prior to the Agreement Date, in compliance in all material respects with all Legal Requirements applicable to the conduct of their respective businesses, and Acquiror has not received any written notice from any Governmental Entity of non-compliance in any material respect with any such Legal Requirements. Acquiror and each of its Subsidiaries has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, variance, exemption, order, approval, or other authorization of a Governmental Entity that is necessary to own, lease and operate its properties and to carry on its business as currently owned, leased, operated or carried on (all of the foregoing material consents, licenses, permits, grants, and other authorizations, collectively, the “Acquiror Authorizations”), and all of the Acquiror Authorizations are in full force and effect. Neither Acquiror nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding any revocation, withdrawal, suspension, cancellation or modification of any Acquiror Authorization.

(b) Neither Acquiror nor its Subsidiaries has, directly or indirectly, (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Entity of any jurisdiction; or (ii) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment of gift was, is, or would be prohibited under the United States Foreign Corrupt Practices Act of 1977, as amended, the Canada Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the rules and regulations promulgated thereunder or under any other Law of any relevant jurisdiction covering a similar subject matter applicable to Acquiror, its Subsidiaries and their operations. The operations of Acquiror and its Subsidiaries are and have been conducted at all times in compliance with the Currency and Foreign Transactions Reporting Act of 1970, as amended, and all applicable anti-money laundering Laws in its jurisdiction of incorporation and in each other jurisdiction in which such entity, as the case may be, conducts business (collectively, the “Money Laundering Laws”), and no Proceeding involving Acquiror or its Subsidiaries with respect to any of the Money Laundering Laws is pending or, to Acquiror’s knowledge, threatened.

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4.8 Acquiror Common Stock. As of the Effective Time, the shares of Acquiror Common Stock issuable pursuant to Section 2.1 will be duly authorized, and upon consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, and free of any transfer restrictions other than those (a) arising under this Agreement or the transactions contemplated hereby, (b) arising under applicable state and federal securities laws or (c) pursuant to any generally-applicable policy of Acquiror or its Affiliates. Acquiror has, and at all times when any Earnout shares remain issuable pursuant to this Agreement according to its terms shall maintain, sufficient authorized but unissued shares of Acquiror Common Stock to issue the Earnout Shares in accordance with, and subject to, the terms and conditions in this Agreement. The Earnout Shares, when issued pursuant to Section 2.5, will be duly authorized, validly issued, fully paid and nonassessable, and free of any transfer restrictions other than those (a) arising under this Agreement or the transactions contemplated hereby, (b) arising under applicable state and federal securities laws or (c) pursuant to any generally-applicable policy of Acquiror or its Affiliates.

4.9 Financial Statements. Acquiror’s financial statements set forth in the Acquiror SEC Documents (the “Acquiror Financial Statements”) have been prepared in accordance with GAAP (except as may be indicated in any notes thereto). Each balance sheet in the Acquiror Financial Statements is accurate and complete in all material respects and fairly presents in all material respects the financial condition of Acquiror as of its respective date. Each statement of income and cash flows in the Acquiror Financial Statements is accurate and complete in all material respects and fairly presents in all material respects the results of operations and cash flows, respectively, of the Acquiror for the periods covered thereby. Notwithstanding the foregoing, the interim Acquiror Financial Statements (i.e., Acquiror Financial Statement as of a period other than a fiscal year-end) are subject to customary year-end adjustments and lack footnotes. Acquiror maintains a system of internal account controls and procedures designed to record transactions as reasonably necessary to permit the preparation of its financial statements in conformity with GAAP.

4.10 Undisclosed Liabilities. Except (a) as disclosed, set forth or reflected or reserved against in the Acquiror Financial Statements, and (b) for Liabilities incurred by Acquiror or its Subsidiaries in the ordinary course of business consistent with past practice since the date of the most recent Acquiror Financial Statements included in the Acquiror SEC Documents, Acquiror and its Subsidiaries have no Liabilities.

4.11 Capitalization of Acquiror. The only authorized shares of capital stock of the Acquiror as of March 29, 2019 are 75,000,000 shares of Acquiror Common Stock, of which (a) 30,491,640 shares are issued and outstanding, (b) 4,378,750 shares are reserved for issuance under the Acquiror’s 2017 Equity Incentive Plan, (c) 6,775,343 shares are reserved for issuance upon exercise of outstanding warrants, and (iv) 1,109,415 shares are reserved for issuance from securities that are convertible into Acquiror Common Stock. In addition, the Acquiror has outstanding convertible promissory notes in an aggregate principal amount of $3,050,000 (inclusive of the Convertible Demand Note referenced in Recital F.

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4.12 Inspection; No Other Representations. Each of Acquiror and Merger Sub is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Company and its Subsidiaries as contemplated hereunder. Each of Acquiror and Merger Sub has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, both Acquiror and Merger Sub acknowledge that the Company does not make any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Acquiror or Merger Sub or their respective Affiliates of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries or (ii) any other information or documents made available to Acquiror or Merger Sub or their counsel, accountants or advisors with respect to the Company, its Subsidiaries or any of their respective businesses, assets, liabilities or operations, except as expressly set forth in Article III of this Agreement. Acquiror and Merger Sub understand and agree that they have not relied upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Company, any of its Subsidiaries, the Securityholders’ Representative, any Company Securityholder or any of their respective Affiliates, except for the representations and warranties made by the Company which are expressly set forth in Article III of this Agreement.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business of the Company. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, except as Acquiror shall otherwise consent in advance in writing or as is required by applicable Legal Requirements, the Company and each of its Subsidiaries shall:

(a) Conduct its business in all material respects in the ordinary course consistent with past practices;

(b) Preserve its relationships with customers and others having business dealings with it;

(c) Conduct its cash management customs and practices (including the collection of receivables and payment of payables) and billing, marketing, sales and discount practices in all material respects in the ordinary course consistent with past practices;

(d) Comply with applicable Legal Requirements; and

(e) Maintain the existence of and use reasonable efforts to protect all Intellectual Property owned by the Company.

5.2 Restrictions on Conduct of Business of the Company. Except as set forth on Schedule 5.2, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not do and shall cause all of its Subsidiaries not to do any of the following (except to the extent expressly provided in this Agreement, consented to in writing by Acquiror, or required by applicable Legal Requirements, and except for the Additional Company Investment or as required in connection with or necessary to complete the Additional Company Investment):

(a) Absence of Certain Changes. Other than in the ordinary course of business consistent with past practice, take any action or omit to take any action that would require disclosure under Section 3.7;

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(b) Charter Documents. Cause or permit any amendments to the Company Certificate of Incorporation or the bylaws of the Company or certificate of formation or operating agreement of any of its Subsidiaries;

(c) Dividends; Changes in Capital Stock. Declare, set aside, or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of the Company Capital Stock (or other equity interests of the Company or its Subsidiaries), or split, sub-divide, combine or reclassify any of the Company Capital Stock (or other equity interests of the Company or any of its Subsidiaries) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock (or other equity interests of the Company or any of its Subsidiaries), or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or other equity interests of the Company or any of its Subsidiaries) except Company Capital Stock from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of service as in effect on the Agreement Date;

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of any shares of Company Capital Stock (or other equity interests of the Company or any of its Subsidiaries) or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares (or other interest of the Company or any of its Subsidiaries) or other convertible securities, other than: (i) the issuance of shares of Company Capital Stock pursuant to the exercise, conversion or settlement in accordance with their terms of the Company Options, the Company Warrants or other rights outstanding as of the Agreement Date; (ii) the grant of restricted stock or similar equity awards pursuant to the Company Equity Plan and (iii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

(e) Dispositions. Sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its properties or assets, other than sales in the ordinary course of business consistent with its past practice, or enter into any Contract with respect to the foregoing;

(f) Indebtedness. Except as required by Legal Requirements or contractual obligations, incur any Indebtedness or guarantee any Indebtedness or issue or sell any debt securities, except in the ordinary course of business and consistent with past practice;

(g) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of the amounts budgeted therefor by the Company for the fiscal year ending December 31, 2019;

(h) Insurance. Materially change the amount of any insurance coverage naming the Company as a beneficiary or loss payee or allow any such insurance coverage to be canceled or terminated;

(i) Employee Benefit Plans; Severance; Pay Increases. Except in the ordinary course of business consistent with past practice, (i) adopt or amend any material employee severance or compensation benefit plan, including any stock issuance or stock option plan, or amend any material compensation, benefit, entitlement, grant or award provided or made under any such plan (other than any plan implemented pursuant to 401(k) of the Code), except in each case as required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, or (ii) pay any material bonus to any employee or non-employee director or consultant or materially increase the salaries, wage rates or fees of its employees or consultants (other than in the ordinary course of business or pursuant to plans, policies or Contracts in effect on the Agreement Date); provided, however, that the Company Board may accelerate the vesting, exercisability, conversion or settlement of any and all Company Options and any other rights granted under the Company Equity Plan;

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(j) Employee Layoffs. Implement any employee layoffs potentially implicating the WARN Act;

(k) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, or (iii) for a breach of this Agreement;

(l) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

(m) Accounting. Materially change accounting methods or practices or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP, Legal Requirements or recommended by its independent accountants;

(n) Elections. Make or change any Tax or accounting election, change any annual accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or, other than in the ordinary course of business, take any other action or omit to take any action that would have the effect of increasing the Tax liability of the Company and its Subsidiaries or the Acquiror;

(o) Encumbrances. Except in the ordinary course of business consistent with past practice, place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any material assets of the Company;

(p) Contracts.

(i) (A) enter into, amend, modify or terminate, any Contract, agreement or arrangement (1) outside of the ordinary course of business, or (2) that prohibits in any way the conduct of the business of the Company or any of its Subsidiaries as currently conducted, (B) directly or indirectly engage in any transaction, arrangement or Contract with any officer, director, stockholder or Affiliate of the Company or its Subsidiary or any relative of such an officer, director or Affiliate, outside the ordinary course of business or (C) incur any Indebtedness for borrowed money outside of the ordinary course of business, in each case where such Contract, agreement or arrangement contemplates payment in excess of $10,000 by the Company or any of its Subsidiaries; or

(ii) enter into, amend, modify or terminate, any Contract, agreement or arrangement that obligates the Company or any of its Subsidiaries to develop any Intellectual Property related to the Company or the Company Products.

(q) Material Adverse Effect. Take any action or omit to take any action, the taking or omission of which, would reasonably be expected to have a Material Adverse Effect;

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(r) Liquidation; Reorganization. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger); or

(s) Other. Take or otherwise agree to take, any of the actions described in clauses (a) through (r) in this Section 5.2.

5.3 Conduct of the Business of Acquiror. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, except as Company shall otherwise consent in advance in writing or as required by applicable Legal Requirements, the Acquiror and each of its Subsidiaries shall conduct its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Acquiror shall not do and shall case all of its Subsidiaries not to do any of the following (except to the extent expressly provided in this Agreement, consented to in writing by the Company, or required by applicable Legal Requirements):

(a) Change Tax Status. Take any action that would cause Acquiror or Merger Sub to be treated as other than a U.S. domestic corporation for U.S. federal income Tax purposes.

(b) Charter Documents. Cause or permit any amendments to the Acquiror’s or Merger Sub’s Certificate of Incorporation or the bylaws of Acquiror or Merger Sub or certificate of formation or operating agreement of any of its Subsidiaries;

(c) Dividends. Declare, set aside, or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of shares of stock of Acquiror (or other equity interests of the Acquiror or its Subsidiaries) (other than dividends from its direct or indirect wholly owned Subsidiaries);

(d) Changes in Capital Stock. (i) Split, sub-divide, combine or reclassify any of the Acquiror Common Stock (or other equity interests of Acquiror or any of its Subsidiaries) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Acquiror Common Stock (or other equity interests of Acquiror or any of its Subsidiaries) in a manner that would adversely affect the Company or the Company Securityholders, or (ii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Acquiror Common Stock (or other equity interests of Acquiror or any of its Subsidiaries) except Acquiror Common Stock from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of service as in effect on the Agreement Date;

(e) Issuance of Securities. Issue, sell, pledge, dispose of or encumber any Acquiror Common Stock other than (i) the issuance of shares of Acquiror Common Stock upon the exercise of any equity awards issued by Acquiror and outstanding as of the Agreement Date in accordance with the terms of such award, (ii) the issuance of shares of Acquiror Common Stock in connection with or upon the exercise of equity awards of Acquiror granted by Acquiror after the Agreement Date in the ordinary course of business consistent with past practice, and (iii) sales or issuance of shares of Acquiror Common Stock or convertible securities in an amount not exceeding 5% of the issued and outstanding shares of Acquiror Common Stock (in the case of convertible securities, on as-converted basis) issued and outstanding as of the Agreement Date;

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(f) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, or make any loans, advances, or capital contributions to or investment in any Person, in each case, that would reasonably be expected to prevent, impede, or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement;

(g) Liquidation; Reorganization. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or any of its Subsidiaries (other than the Merger);

(h) Other. Take or otherwise agree to take, any of the actions described in clauses (a) through (g) in this Section 5.3.

5.4 Notification of Certain Matters.

(a) Acquiror on the one hand, and the Company on the other hand, shall give prompt written notice to the other Party upon becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (i) any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any respect or (ii) any material failure of such Party or any office, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any such Person under this Agreement.

(b) To the extent relating to any matter, fact, event, occurrence, or circumstance arising solely and exclusively after the Agreement Date that, if existing or known on, or occurring before, the Agreement Date, would have been required to be set forth on or described in the Company Disclosure Schedule or the Acquiror Disclosure Schedule, as applicable, a notice delivered by the Company or Acquiror pursuant to Section 5.4(a) shall constitute a supplement or amendment to the Company Disclosure Schedule or the Acquiror Disclosure Schedule, as the case may be (in each case, a “Schedule Update”). Upon receipt of a Schedule Update, the Party receiving such Schedule Update shall have the right, exercisable by delivering written notice to the other Party (or the Securityholders’ Representative in the case of the Company) within five (5) Business Days after receipt of the Schedule Update to terminate this Agreement if any item(s) disclosed in the Schedule Update would cause such Party’s the condition to Closing set forth in Section 7.2(a) or Section 7.3(a), as applicable, not to be satisfied if the Closing were to occur on the date of the Schedule Update. If the Party receiving the Schedule Update does not deliver such written notice of termination within such five (5) Business Day period after receipt of a Schedule Update, then the Schedule Update shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement with respect to the matter, fact, event, occurrence, or circumstance set forth in the Schedule Update, including for purposes of the indemnification and termination rights contained in this Agreement or for purposes of determining whether the conditions set forth in Article VII have been satisfied, and the Party receiving the Schedule Update (for itself and (i) in the case of Acquiror, the other Acquiror Indemnified Persons, and (ii) in the case of the Company, the Company Securityholders) shall be deemed to have irrevocably waived any right to indemnification under Article IX with respect to the matter, fact, event, occurrence, or circumstances set forth in the Schedule Update.

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ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Notice of Action by Written Consent; Appraisal Rights.

(a) Promptly, and in any event within 24 hours after execution of this Agreement, the Significant Stockholders will execute and deliver, in accordance with Section 228 of the Delaware Code, a written consent approving and adopting the Merger, this Agreement, the Ancillary Agreements and the transactions contemplated by this Agreement in accordance with Section 251 of the Delaware Code, in a form satisfactory to the Acquiror (the “Written Consent”), and it is acknowledged and agreed that Acquiror and Merger Sub would not consummate the transactions contemplated hereby absent the execution and delivery of the Written Consent being in full force and effect and valid, binding and enforceable against the Significant Stockholders.

(b) As promptly as practicable following the execution of this Agreement, the Company shall have prepared (and shall have provided Acquiror with a reasonable opportunity to review and comment on) an information statement to be distributed to the Company Stockholders (or if applicable the “purchaser representative” appointed pursuant to Section 6.16) in connection with soliciting the approval of such Company Stockholders of this Agreement and the transactions contemplated hereby (the “Information Statement”), which Information Statement shall comply with this Section 6.1. As soon as practicable following the execution of this Agreement, the Company shall submit this Agreement and the transactions contemplated hereby to the Company Stockholders (or if applicable the “purchaser representative” appointed pursuant to Section 6.16) other than the Significant Stockholders for approval and adoption by such Company Stockholders pursuant to the Stockholder Written Consent and shall, in connection therewith, distribute to such Company Stockholders a copy of the Information Statement, together with, to the extent required by the Delaware Code, or, to the extent applicable, the California Corporations Code, a notice of the approval of the Merger and adoption of this Agreement by written consent of the Company Stockholders pursuant to the applicable provisions of the Delaware Code or, to the extent applicable, the California Corporations Code, which notice shall constitute the notice to Company Stockholders required by applicable Legal Requirements that appraisal or dissenters’ rights may be available to Company Stockholders in accordance with the Delaware Code or, to the extent applicable, the California Corporations Code.

(c) Any materials to be submitted to the Company Stockholders in connection with the solicitation of their approval of the Merger and this Agreement, including the Information Statement (the “Soliciting Materials”) shall be subject to review and reasonable approval by Acquiror and shall include information regarding the Company, the terms of the Merger and this Agreement, and the recommendation of the Company Board in favor of the Merger and this Agreement. The Soliciting Materials will contain such information as is necessary to satisfy any requirements for an exemption from registration of the issuance of the Merger Consideration to the Company Securityholders as the Acquiror may reasonably determine provided that the Acquiror shall furnish such information to the Company and the Company shall not have, and Acquiror shall hold the Company harmless against, any claims based on such information. The Company will promptly advise Acquiror in writing if, at any time prior to the Closing or the termination of this Agreement pursuant to Article VIII, the Company shall obtain knowledge of any facts that would reasonably be expected to make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Legal Requirements. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Acquiror or its Affiliates, the form and content of which shall not have been consented to in writing by Acquiror prior to such inclusion, except as required pursuant to applicable Legal Requirements.

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6.2 Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Acquiror and the Company have previously executed a Mutual Non-Disclosure Agreement dated December 5, 2018 (the “Confidentiality Agreement”) which shall continue in full force and effect in accordance with its terms.

(b) Except as required by Legal Requirements or stock market regulation, the Parties agree that no press release or other public announcement (including in any trade journal or other publication) of this Agreement or the transactions contemplated hereby shall be made by or on behalf of a Party (or any of its Affiliates) without the advance written approval thereof by Acquiror and the Securityholders’ Representative (which, after the Closing, shall not be unreasonably withheld, conditioned or delayed); provided, however, that Acquiror and the Securityholders’ Representative have approved a press release to be issued by Acquiror in the form of attached Schedule 6.2(b) and have acknowledged that Acquiror may conduct a conference call regarding the transaction contemplated by this Agreement substantially in accordance with the script previously provided to the Securityholders’ Representative, and including a question and answer session. Acquiror will furnish the Securityholders’ Representative with a draft of the initial required public disclosures of this Agreement and the transactions contemplated hereby in advance of their release and to provide the Securityholders’ Representative the opportunity to review and comment on those disclosures. Acquiror will furnish the Securityholders’ Representative with a draft of, and afford the Securityholders’ Representative a reasonable opportunity to review and comment on, any subsequent required public disclosures if the information included therein is materially different from the information included in the initial require public disclosures. Acquiror will reasonably cooperate with Securityholders’ Representative in seeking a confidential treatment order from the Securities and Exchange Commission as the Securityholders’ Representative may reasonably request.

(c) Whether or not the transactions contemplated hereby are consummated, the Parties shall keep, and shall cause each of their respective Affiliates, advisors, agents and representatives to keep, confidential all information and materials regarding any other Party. If the transactions contemplated hereby are not consummated, Acquiror and each of its Affiliates, advisors, representatives and agents shall maintain the confidentiality of all non-public, proprietary information obtained during its due diligence review of the Company and destroy all documents received from the Company and all copies thereof containing any such information. Each Company Securityholder shall not, and shall not permit its Affiliates, trustees, advisors, representatives and agents to, disclose the terms and provisions of this Agreement without the prior written consent of Acquiror. If the transactions contemplated by this Agreement are consummated, the Company Securityholders shall treat and hold as confidential any information concerning the business or the affairs of the Company and the Company’s Subsidiaries that is not already generally available to the public (the “Confidential Information”) and refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Acquiror or destroy, at the request of Acquiror, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control; provided that the Company Securityholders may disclose the Confidential Information to the extent necessary to complete any Tax Returns or as required by law. Each Company Securityholder is hereby notified that under the Defend Trade Secrets Act: (i) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (B) made in a complaint or other document filed in a lawsuit or other Proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court Proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

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6.3 Commercially Reasonable Efforts; No Solicitation.

(a) Each of the Parties agrees to use its reasonable best efforts, and to cooperate with each other Party, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VII, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.

(b) The Company on behalf of itself and its Affiliates, agrees that from the Agreement Date and until the Effective Time, neither it nor any of its officers, directors, employees, stockholders, partners, members, agents, financial advisors, consultants, attorneys, accountants, representatives or other advisors will, directly or indirectly (x) solicit, seek, initiate, facilitate, or encourage the submission of any Acquisition Proposal or Capital Raise or accept any such Acquisition Proposal or Capital Raise; (y) participate in any discussions, negotiations or other communications (as a sender thereof) regarding, or furnish to any Person any information with respect to, or take any other action to knowingly facilitate or encourage any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal or Capital Raise, or otherwise knowingly cooperate in any way, knowingly assist or knowingly participate in, knowingly facilitate or knowingly encourage any effort or attempt by any other Person to seek to do any of the foregoing; or (z) enter into any agreement with respect to any Acquisition Proposal or Capital Raise. Immediately following the execution and delivery of this Agreement, the Company shall, and the Company shall cause its respective officers, directors, employees, stockholders, partners, members, agents, financial advisors, consultants, attorneys, accountants, representatives or other advisors to, cease and cause to be terminated all existing discussions, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall, as promptly as practicable (and in any event within one (1) Businesses Day after such party obtains knowledge thereof), notify Acquiror if any other proposals or offers, or any expressions of interest for the Company are made, including the terms and conditions of such inquiry or proposal (unless such disclosure is prohibited by a confidentiality agreement executed prior to the Agreement Date). The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

6.4 Access to Information.

(a) During the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, (a) the Company shall afford Acquiror and its accountants, counsel and other representatives, reasonable access upon reasonable advance written notice during business hours to (i) all of the Company’s properties, books, Tax Returns, Contracts and records and (ii) other information concerning the business, properties and personnel of the Company as Acquiror may reasonably request; provided, that such access shall be at Acquiror’s sole expense; provided, further, the Company shall not be required to provide Acquiror or its agents with access to any files, books, records or information where such access would (A) waive any privileges or protections under applicable Legal Requirements or (B) violate any privacy rights applicable to employees (provided, that in each case, the Company shall use commercially reasonable efforts to provide Acquiror with access to such information to the fullest extent practicable without risking loss of privilege or protections under such Legal Requirement). Notwithstanding the foregoing, during the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time:

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(i) neither Acquiror nor Merger Sub shall, directly or indirectly, have discussions or communications of any kind with, or otherwise contact, any customer, supplier, vendor, employee, contractor, or agent of the Company or any of its Subsidiaries without the prior written consent of the Company’s Chief Executive Officer or Chief Financial Officer in each specific instance; and

(ii) neither the Company nor any of its Subsidiaries shall be required to disclose any information to Acquiror, Merger Sub, or their respective representatives if such disclosure would, in the Company’s reasonable determination: (A) jeopardize any attorney client or other legal privilege, or (B) contravene any applicable Legal Requirements, fiduciary duty, or agreement entered into prior to the Agreement Date.

(b) From and after the Closing until the sixth (6th) anniversary of the Closing Date, Acquiror will make or cause to be made available (including by electronic means, to the extent available) to the Securityholders’ Representative all books, records, Tax Returns and documents of the Company and its Subsidiaries (and the assistance of employees responsible for such books, records and documents or whose participation is reasonably necessary or desirable in connection therewith) as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Third-Party Claim or (ii) such other purposes for which access to such documents is reasonably necessary for the Securityholders’ Representative to conduct its duties hereunder; provided, however, that any such access or furnishing of information shall be during the Company’s normal business hours, under the supervision of Acquiror’s personnel and in such a manner as not to interfere with the normal operations of Acquiror or the Company.

6.5 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that all of Acquiror’s legal fees, not to exceed $50,000, incurred in (a) reviewing and assisting with the preparation of the Soliciting Materials and taking such other actions in order to review and advise the Acquiror on obtaining an exemption from the registration requirements of the Securities Act with respect to the issuance of the Merger Consideration to the Company Securityholders and (b) preparing and issuing any required legal opinions to the Acquiror’s transfer agent in connection with the issuance of such Merger Consideration, shall be borne by the Company and constitutes Transaction Expenses hereunder.

6.6 Tax Matters.

(a) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transaction contemplated hereby (collectively, “Transfer Taxes”) shall be paid by the Escrow Participants. The Escrow Participants shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Acquiror shall cooperate with respect thereto as necessary). Each of the parties hereto will use its reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes.

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(b) Tax Returns.

(i) The Acquiror shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and its Subsidiaries for (i) all Taxable periods ending on or prior to the Closing Date that are first due (taking into account any valid extensions properly obtained) after the Closing Date (each, a “Pre-Closing Tax Return”) and (ii) all Straddle Periods (each, a “Straddle Tax Return”). All Pre-Closing Tax Returns and Straddle Tax Returns shall be prepared in accordance with applicable Legal Requirements and this Agreement and, to the extent not inconsistent with applicable Legal Requirements or this Agreement, the past practice of the Company and its Subsidiaries. Subject to Section 6.6(b)(ii), to the extent any Taxes are payable by the Escrow Participants with respect to any Pre-Closing Tax Return or Straddle Tax Return, (A) the Acquiror shall provide a draft of any such Pre-Closing Tax Return or Straddle Tax Return (other than with respect to any payroll Tax Returns or other similar routine non-income Tax Returns prepared in the ordinary course) to the Securityholders’ Representative for review and comment at least thirty (30) days prior to the due date for filing thereof (and prior to filing any such Tax Return); provided, however, if any such Tax Return is due within thirty (30) days of the Closing Date, then it shall be provided as soon as reasonably practicable prior to the filing thereof, (B) the Securityholders’ Representative shall provide any comments to any such Tax Return to the Acquiror within fifteen (15) days following its receipt thereof; provided, however, if any such Tax Return is due within thirty (30) days of the Closing Date, then such comments shall be provided as soon as reasonably practicable following the receipt of such Tax Return, and (C) the Acquiror shall consider in good faith any reasonable comments timely made by the Securityholders’ Representative. Any Taxes due with respect to any Pre-Closing Tax Return and any Taxes attributable to the Pre-Closing Tax Period with respect to any Straddle Tax Return (determined in accordance with Section 6.6(e) with respect to any Straddle Tax Return) shall be paid out by offsetting such Taxes against the Escrow Shares by canceling that number of Escrow Shares equal in value to the aggregate amount of such Taxes. If (A) the Securityholders’ Representative disputes the Tax Return or, in the case of a Straddle Tax Return, the Acquiror’s allocation of the applicable Taxes to the Pre-Closing Tax Period and (B) such dispute is submitted to the Independent Firm for resolution, then the number of Escrow Shares equal in value to the aggregate amount of such Taxes due as determined by the Independent Firm shall be cancelled and any remaining balance of such Taxes shall be paid by the Escrow Participants no later than three (3) days (i) before the filing of the Tax Return or (ii) three days after the Independent Firm resolves such dispute, whichever occurs later.

(ii) Before the filing date for any Pre-Closing Tax Return or Straddle Tax Return, the Acquiror and the Securityholders’ Representative shall attempt in good faith to resolve any dispute concerning such Tax Return. If the Acquiror and the Securityholders’ Representative are unable to resolve the dispute before the filing date for the Tax Return, the dispute shall be submitted to the Independent Firm for resolution, which resolution shall be conclusive and binding on all Parties. If for any reason the Independent Firm cannot resolve the dispute at least two (2) days before the Tax Return is due, the Tax Return shall be filed in the manner that the Acquiror deems to be correct. If the Tax Return is filed before the Independent Firm’s determination, and the Independent Firm determines that an amended Tax Return should be filed, the Acquiror shall cause an amended Tax Return to be filed in accordance with such determination. The fees and expenses of the Independent Firm incurred in resolving the dispute shall be equitably apportioned by the Independent Firm based on the extent to which Acquiror, on the one hand, or the Securityholders’ Representative, on the other hand, is determined by the Independent Firm to be the prevailing party in the resolution of the dispute.

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(c) Cooperation on Tax Matters. Acquiror, the Company and its Subsidiaries, the Escrow Participants and the Securityholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Company and its Subsidiaries, including the preparation and filing of Tax Returns pursuant to this Agreement and any Proceeding with respect to Taxes (other than any Proceeding between the parties hereto) in each case with respect to Pre-Closing Tax Periods and Straddle Periods. Such cooperation shall include the retention and (upon the other party’s request and at the requesting party’s reasonable expense) the provision of records and information which are reasonably relevant to any such Tax Returns or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquiror, the Company and its Subsidiaries, the Escrow Participants and the Securityholders’ Representative agree (A) to use reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period and any Straddle Period until the expiration of the applicable statute of limitations (and, to the extent notified by the other party, any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority and (B) to use reasonable efforts to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Acquiror, the Company and its Subsidiaries, the Escrow Participants and the Securityholders’ Representative, as the case may be, shall allow the other party to take possession of such books and records at such other party’s expense. Acquiror, the Company and its Subsidiaries, the Escrow Participants and the Securityholders’ Representative further agree, upon request, to use their reasonable efforts (at the requesting party’s expense) to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(d) Tax Claims. If, subsequent to the Closing, any of Acquiror, the Company and its Subsidiaries, or the Securityholders’ Representative receives written notice from a Tax Authority of a claim, assessment, deficiency, investigation, audit or Proceeding by any Tax Authority that, if successful, could result in an indemnity payment hereunder (a “Tax Claim”), then as soon as reasonably practical but in no event later than ten (10) Business Days after receipt of such notice, Acquiror, the Company and its Subsidiaries, or the Securityholders’ Representative, as the case may be, shall give written notice of such Tax Claim to the other parties; provided that any failure to timely provide such notification shall not affect the applicable Parties’ indemnification obligation under this Agreement, except to the extent such Parties have been actually and materially prejudiced by such failure.

(i) The Securityholders’ Representative shall have fifteen (15) days following its receipt of notice of such Tax Claim to elect in writing (through delivery of such written election to the Acquiror) to control (at the Escrow Participants’ cost and expense) any Tax Claim that relates solely to Tax Returns or Taxes of the Company and its Subsidiaries for Taxable periods ending on or before the Closing Date; provided, that (A) the Securityholders’ Representative will conduct such Tax Claim diligently and in good faith, (B) the Acquiror shall have the right to (I) receive copies of all written notice and correspondence received from any Tax Authority with respect to such Tax Claim and otherwise to be reasonably apprised of the initiation and status of any such Tax Claim, (II) receive copies of and to comment on any written materials submitted to any Tax Authority in connection therewith, including due consideration by the Securityholders’ Representative in good faith with respect to any such comments, (III) be present at and participate fully, at Acquiror’s sole cost and expense, in any meetings, conferences, proceedings or appearances with respect to such Tax Claim and (IV) obtain, at Acquiror’s sole cost and expense, separate counsel with respect to such Tax Claim, and (C) the Securityholders’ Representative shall not consent to the entry of any judgment with respect to such Tax Claim or enter into any settlement with respect to such Tax Claim (or otherwise compromise such Tax Claim) without the prior written consent of the Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed). If the Securityholders’ Representative does not notify the Acquiror that the Securityholders’ Representative elects to assume control of a Tax Claim within fifteen (15) days after the Securityholders’ Representative receipt of written notice of the Tax Claim, the Securityholders’ Representative shall be deemed to have elected not to assume control of the Tax Claim.

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(ii) The Acquiror shall control all aspects of each Tax Claim other than any Tax Claim conducted by the Securityholders’ Representative in accordance with Section 6.6(d)(i); provided, however, that, to the extent such Tax Claim is reasonably expected to result in an indemnity payment by the Escrow Participants hereunder, (A) Acquiror shall keep the Securityholders’ Representative informed of all developments on a timely basis, and (B) Acquiror shall not consent to the entry of any judgment with respect to such Tax Claim or enter into any settlement with respect to such Tax Claim (or otherwise compromise such Tax Claim) without the prior written consent of the Securityholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, the costs and expenses for defending or controlling any Tax Claims or other Proceeding with respect to the Taxes of the Company and its Subsidiaries for Pre-Closing Tax Periods incurred by the Acquiror pursuant to this Section 6.6(d)(ii), whether or not such Tax audit or Proceeding results in any adjustment, shall be offset against Escrow Shares by canceling a corresponding number of Escrow Shares and any remaining balance of such amounts shall be paid by the Escrow Participants. This Section 6.6(d) shall exclusively govern the notice and conduct of any Tax Claim and Section 9.6 shall not apply.

(e) Straddle Period. In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on (and including) the Closing Date shall be determined as follows: (i) in the case of Taxes that are based upon or related to income, wages or receipts, based upon or imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event, the amount of such Taxes shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and (ii) in the case of Taxes not described in clause (i) above (such as real or personal property Taxes), the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period.

(f) Tax Sharing Agreements. All Tax sharing, Tax allocation, Tax indemnification or similar agreements or arrangements to which the Company and its Subsidiaries are a party and pursuant to which the Company and its Subsidiaries or the Acquiror may have obligations or responsibilities with respect to Taxes or shall be terminated prior to the Closing Date, and, after the Closing Date, the Company and its Subsidiaries shall not have any further obligations or responsibilities or have any liability thereunder.

6.7 Intentionally Reserved.

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6.8 Release.

(a) Effective as of the Closing, each Company Securityholder, on behalf of itself, himself or herself and each of its Affiliates, representatives, heirs, successors and assigns, as applicable (collectively, the “Releasing Party”), does hereby irrevocably and unconditionally release, acquit and forever discharge Acquiror, Merger Sub, the Company, each of the Company’s Subsidiaries (collectively, the “Released Parties”), and each of their respective Affiliates, past and present direct and indirect equityholders, parents, subsidiaries, principals, directors, managers, partners, general partners, limited partners, officers, employees, trustees, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers, attorneys, agents and representatives (collectively, the “Released Party Affiliates”), of and from any and all commitments, rights, claims, counterclaims, demands, debts, Liabilities, Damages, costs, expenses, attorneys’ fees, obligations, promises, covenants, agreements, Contracts, charges, dues, sums of money, compensation, accounts, suits, Proceedings, of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, matured or unmatured, contingent or otherwise, at law or in equity, which any such Releasing Party now has, has ever had or may hereafter have against any Released Party arising contemporaneously with or prior to the Closing or on account of or arising out of, directly or indirectly, any act, omission, matter, cause, circumstance, event or transaction occurring contemporaneously with or prior to the Closing, including any claims arising from or relating to Company Securityholder’s or any related party’s prior relationship with the Released Parties or any Released Party Affiliate or Company Securityholder’s or any related party’s rights or status as a current or former, direct or indirect, equityholder, stockholder, member, principal, director, manager, partner, general partner, limited partner, officer, employee, trustee, consultant, independent contractor, service provider, advisor, agent or representative of the Released Parties or any other Person in which capacity Company Securityholder or any related party is or was serving at the request of any of the Released Parties or the Released Party Affiliates; provided, however, that: (A) the Releasing Party is not releasing any rights available to the Releasing Party under this Agreement, including any rights to payment or issuance of Merger Consideration under this Agreement; (B) the Releasing Party is not releasing any rights available to the Releasing Party under the Ancillary Agreements or any other agreement entered into by the Releasing Party with Acquiror, the Company or any of its Subsidiaries in connection with the Closing; (C) if (and only if) the Releasing Party is a current or former employee, consultant, independent contractor, advisor or director of the Company its Subsidiaries or any ERISA Affiliate (an “Employee”), the Releasing Party is not releasing the Releasing Party’s rights, if any, with respect to salaries, consulting fees, bonuses and reimbursable expenses that are payable to the Releasing Party and have accrued during the current payroll period or work period in the ordinary course of business consistent with past practices; (D) if (and only if) the Releasing Party is an Employee, this Section 6.8 does not abrogate the Releasing Party’s rights or claims to accrued vacation time and vested rights, if any, under any Company Employee Plans or any of its respective Subsidiaries; (E) if (and only if) the Releasing Party is an Employee, the Releasing Party is not releasing any right of indemnification the Releasing Party may have for any liabilities arising from the Releasing Party’s actions within the course and scope of the Releasing Party’s employment with the Company or any of its respective Subsidiaries or within the course and scope of the Releasing Party’s role as a member of the board of directors and/or officer of the Company or any of its respective Affiliates; (F) if (and only if) the Releasing Party is an Employee, nothing in this Section 6.8 shall be construed to prohibit the Releasing Party from engaging in any protected or concerted activity, or filing a complaint or charge with, or participating in any investigation or Proceeding conducted by, any federal, state or local government agency in connection with the Releasing Party’s employment with the Company or any of its Affiliates; and (G) the Releasing Party is not releasing any rights or claims that cannot be waived by law.

(b) Each Company Securityholder further acknowledges and agrees that this release and discharge provided pursuant to this Section 6.8 will be governed by and enforced and interpreted in accordance with the laws of the State of Delaware, that if any portion of this release is held invalid by the final judgment of any Governmental Entity, the remaining provisions of this release will remain in full force and effect as if such invalid provision had not been included in this release. It is further understood and agreed that all rights under Section 1542 of the California Civil Code or any similar provision of any applicable Legal Requirements are hereby expressly waived by Company Securityholder. Said section reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties and the Released Party Affiliates, Section 6.8 expressly acknowledges that this release is intended to include in its effect all Proceedings and Liabilities which Company Securityholder does not know of or suspect to exist in its favor at the time of signing this release, and that this release contemplates the release of any such Proceedings or Liabilities.

(c) Each Company Securityholder acknowledges and agrees that the terms and provisions of this Section 6.8 have been a material inducement to the Released Parties to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and that the Released Parties will rely upon this Section 6.8 in consummating such transactions. Each Company Securityholder represents and warrants to the Released Parties that it: (i) has consulted with counsel with respect to this Agreement and has been fully apprised of the consequences of this release; (ii) has had access to adequate information regarding the terms of this Agreement, the scope and effect of the releases set forth herein, and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement and the Ancillary Agreements; and (iii) has not relied upon any Released Party or Released Party Affiliate in deciding to enter into this Agreement or the Ancillary Agreements and has made its own independent analysis and decision to enter into this Agreement and the Ancillary Agreements.

6.9 Section 280G Matters. Prior to the Closing, the Company shall submit to the Company Stockholders, for approval by a vote of Company Stockholders as is required pursuant to Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder (the “280G Stockholder Vote”), any such payments or other benefits that, separately or in the aggregate, would otherwise be “parachute payments” within the meaning of Section 280G of the Code and the Treasury Regulations thereunder (the “280G Payments”), such that, if the 280G Stockholder Vote is received approving the 280G Payments, such 280G Payments shall not cause there to be “excess parachute payments” under Section 280G of the Code and the Treasury Regulations thereunder. Prior to such 280G Stockholder Vote, the Company shall obtain, from each Person whom the Company reasonably believes to be with respect to the Company or any of its Affiliates a “disqualified individual” (as defined in Section 280G of the Code and the Treasury Regulations thereunder) and who would otherwise receive or have the right or entitlement to receive a 280G Payment, a written waiver (in form and substance reasonably satisfactory to Acquiror) pursuant to which such Person agrees to waive any and all right or entitlement to such 280G Payment, to the extent such payment would cause any payment not to be deductible pursuant to Section 280G of the Code. Such waivers shall cease to have any force or effect with respect to any item covered thereby to the extent the 280G Stockholder Vote for such item is obtained. The Company shall provide to Acquiror any materials to be distributed to Company Stockholders pursuant to this Section within a reasonable period of time prior to distribution to Company Stockholders, and such materials shall be subject to the prior review and approval of Acquiror (such approval not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, the Company shall deliver to Acquiror written certification that either (a) the 280G Stockholder Vote was solicited and the Company Stockholder approval was obtained with respect to any 280G Payments that were subject to the 280G Stockholder Vote, or (b) the Company Stockholder approval of any 280G Payments was not obtained and as a consequence, such 280G Payments shall not be made or provided to any affected individual.

6.10 Resignation of Officers and Directors; Release. The Company shall cause each officer and director of the Company and each of its Subsidiaries to execute a resignation letter and release in the form attached hereto as Exhibit D, to be effective as of and contingent upon the Closing.

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6.11 Acquiror Board Members. Acquiror shall take all actions reasonably necessary to cause, as of immediately after the Effective Time, the board of directors of the Acquiror to be comprised of the directors set forth on Schedule 6.11 until their respective successors are duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation of the Acquiror.

6.12 Termination of Certain Company Employee Plans. Effective as of no later than the day immediately preceding the Closing Date, each of the Company, its Subsidiaries and any ERISA Affiliate shall terminate any and all Company Employee Plans unless Acquiror provides written notice to the Company that such Company Employee Plan shall not be terminated. Company Employee Plans intended to qualify as Code Section 401(k) arrangements shall be frozen for contributions based on service as of the last full payroll period prior to the Closing Date and terminated the day immediately preceding the Closing Date. Unless Acquiror provides such written notice to the Company, the Company shall provide Acquiror, no later than three (3) Business Days prior to the Closing Date, with evidence that each Company Employee Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors of the Company, its Subsidiary or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Acquiror. The Company also shall take such other actions in furtherance of terminating each 401(k) Plan as Acquiror may reasonably require.

6.13 Section 16 Matters. Prior to the Effective Time, Acquiror shall take all such steps as may be required to cause any acquisitions of Acquiror Common Stock in connection with this Agreement and the transactions contemplated hereby, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror following the Merger, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.14 Issuance of Acquiror Warrants. At the Closing, the Acquiror shall issue to each Company Stockholder an Acquiror Warrant in accordance with Section 2.1(b)(i) and the Spreadsheet.

6.15 Obligations of Merger Sub. Acquiror will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements and to consummate the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreement, all on the terms and conditions set forth herein and therein.

6.16 Appointment of Purchaser Representative. In the event that any Company Securityholder receiving Merger Consideration is not an accredited investor as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, the Company shall cause such non-accredited investors to have, prior to the mailing of any Soliciting Materials, appointed a “purchaser representative” in compliance with such Regulation D to the reasonable satisfaction of Acquiror.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Illegality. No temporary restraining Order, preliminary or permanent Order issued by any court or other Governmental Entity of competent authority preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect; no Legal Requirement shall have been enacted, entered, enforced or deemed applicable to the Merger, which prohibits the consummation of the Merger or the other transactions contemplated by this Agreement (collectively, “Restraints”); and no action, investigation, lawsuit, or other legal proceeding commenced by a Governmental Entity and seeking a Restraint shall be pending or threatened.

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(b) Stockholder Approval. The Company shall have obtained the approval of this Agreement, the Ancillary Agreements and the transactions contemplated hereby by the holders of the Company Capital Stock, constituting the Requisite Stockholder Vote, which approval shall be in full force and effect.

(c) Trading Price. The Trading Price shall be equal to or exceed $1.00 per share of Acquiror Common Stock.

7.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice, liability or obligation to any Person), and it being further understood and agreed that, if the Company waives any such condition, then Company shall (for itself and each Company Securityholder) have waived its rights under Article IX:

(a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date). The Company shall have received (i) a certificate with respect to the foregoing signed on behalf of Acquiror, with respect to the representations and warranties of Acquiror, by an authorized executive officer of Acquiror and (ii) a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.

(b) Covenants. Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and agreements of this Agreement required to be performed and complied with by them at or prior to the Closing.

(c) Payments at the Closing. On or prior to the Closing Date, Acquiror shall have made the payments contemplated by Section 1.4(a)(vii) and 1.4(a)(viii).

(d) Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments and other documents set forth in Section 1.4(a).

(e) No Material Adverse Effect. Since the Agreement Date, there shall not have occurred any event which, individually or in the aggregate, has caused a Material Adverse Effect with respect to the Acquiror.

(f) Consulting Arrangement. Acquiror shall have entered into a Consulting Agreement with _______________ in a form reasonably satisfactory to the Company.

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7.3 Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions (it being understood that each such condition is solely for the benefit of Acquiror and Merger Sub and may be waived by Acquiror and Merger Sub in writing in their sole discretion without notice, liability or obligation to any Person, and it being further understood and agreed that, if Acquiror and Merger Sub waive any such condition, then Acquiror and Merger Sub shall (for themselves and each other Acquiror Indemnified Party) have waived their rights under Article IX):

(a) Representations and Warranties. Each of the representations and warranties of the Company and its Subsidiaries and in any certificate delivered pursuant to this Agreement shall be true and correct in all material respects on the Agreement Date and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date). Acquiror shall have received a certificate with respect to the foregoing signed on behalf of the Company and its Subsidiaries, with respect to the representations and warranties of the Company and its Subsidiaries, by an authorized executive officer of the Company.

(b) Covenants. The Company shall have performed and complied in all material respects with all covenants, obligations and agreements of this Agreement required to be performed and complied with by the Company at or prior to the Closing.

(c) Receipt of Closing Deliveries. Acquiror shall have received each of the agreements, instruments and other documents set forth in Section 1.4(b).

(d) No Material Adverse Effect. Since the Agreement Date, there shall not have occurred any event which, individually or in the aggregate, has caused a Material Adverse Effect with respect to the Company.

(e) Absence of Liens. None of the assets or properties of the Company shall be subject to any Encumbrances, other than Permitted Encumbrances.

(f) Stockholder Consent. The Company shall have received in accordance with Section 228 of the Delaware Code, a written consent approving and adopting the Merger, this Agreement, the Ancillary Agreements and the transactions contemplated by this Agreement in accordance with Section 251 of the Delaware Code, adopted by the holders of not less than 95% of the Company’s capital stock voting on an as-converted to common stock basis.

(g) Company Disclosure Schedule Conditions. The Company shall have satisfied to the reasonable satisfaction of Acquiror each of the conditions to Closing set forth in the Company Disclosure Schedule.

ARTICLE VIII

TERMINATION

8.1 Termination. At any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party (notwithstanding approval and adoption of this Agreement by the Company Stockholders):

(a) by mutual written consent duly authorized by the Company Board and the board of directors of Acquiror;

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(b) by either Acquiror or the Company, if the Merger shall not have occurred on or before April 30, 2019 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section (b) shall not be available to any party whose breach of this Agreement has been the proximate cause of or resulted in the failure of the Merger to occur on or before the Outside Date;

(c) by either Acquiror or the Company, if a Restraint shall be in effect and shall have become final and non-appealable;

(d) by Acquiror, if the Company or any of its Subsidiaries shall have breached any representation, warranty, covenant or agreement contained in this Agreement and such breach shall not have been cured within twenty (20) days after receipt by the Company of written notice of such breach and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of the condition set forth in Section 7.3(a) or 7.3(b);

(e) by the Company, if Acquiror or Merger Sub shall have breached any representation, warranty, covenant or agreement contained in this Agreement and such breach shall not have been cured within twenty (20) days after receipt by Acquiror of written notice of such breach and if not cured within the timeframe above and at or prior to Closing, such breach would result in the failure of the conditions set forth in Section 7.2(a) or 7.2(b);

(f) by Acquiror, if the Company fails to obtain the Written Consent from the Significant Stockholders within 24 hours after the execution of this Agreement.

In the event of termination by Acquiror or the Company pursuant to this Section 8.1 (other than Section 8.1(a)), written notice thereof shall be given to other parties hereto.

8.2 Effect of Termination. If this Agreement is terminated pursuant to this Article VIII, except as set forth in this Section 8.2, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any of their respective officers, directors, stockholders, Affiliates, employees, agents, advisors, attorneys or representatives). The provisions of Section 6.2 (Confidentiality; Public Disclosure), Section 6.5 (Expenses), this Section 8.2 (Effect of Termination), Article X (General Provisions) and the Confidentiality Agreement shall survive any termination of this Agreement. If this Agreement is terminated other than pursuant to Section 8.1, such termination will not affect any right or remedy which accrued hereunder or under applicable Legal Requirements prior to or on account of such termination, and the provisions of this Agreement shall survive such termination to the extent required so that each Party may enforce all rights and remedies available to such Party hereunder or under applicable Legal Requirements in respect of such termination and so that any Party responsible for any breach or nonperformance of its obligations hereunder prior to termination shall remain liable for the consequences thereof.

8.3 Effect Following Closing. Each Party shall be deemed to have waived its rights to terminate this Agreement upon consummation of the transactions contemplated hereby. No such waiver shall constitute a waiver of any other rights arising from the non-fulfillment of any condition precedent set forth in Article IX or any misrepresentation or breach of any warranty, covenant or agreement contained herein unless such waiver is made in writing and executed by the Party against whom such waiver is sought to be enforced and then any such written waiver shall only constitute a waiver of the specific matters set forth therein.

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ARTICLE IX

INDEMNIFICATION

9.1 Survival. If the Merger is consummated, all representations and warranties contained in this Agreement or in any Ancillary Agreement delivered in connection with this Agreement, the Company Disclosure Schedule and the certificates of the Company delivered pursuant to this Agreement, including any representations and warranties made by Acquiror or Merger Sub, shall survive the Closing and the consummation of the transactions contemplated hereby and shall remain in full force and effect, until the last Business Day eighteen (18) months after the Closing (the “General Indemnity Termination Date”); provided, however, that (i) the representations and warranties of the Company in Section 3.1(a) (Organization, Standing and Power), Section 3.2 (Subsidiaries), Section 3.3 (Capital Structure), Section 3.4 (Authority; Noncontravention), Section 3.13 (Environmental Matters), Section 3.14 (Taxes), and Section 3.18 (Brokers) (collectively, the “Fundamental Representations”) shall survive sixty (60) days after the expiration of the longest applicable statute of limitations, including any automatic extensions, tolling or waivers thereof (the “Fundamental Representations Termination Date”); (ii) the representations and warranties contained in Section 3.12 (Intellectual Property, Data Privacy and Security) (the “IP Representations”) shall remain in full force and effect until the date that is thirty six (36) months following the Closing Date; and (iii) the representations and warranties of Acquiror in Section 4.1, Section 4.2, and Section 4.8 shall remain in full force and effect until the earlier of (A) the date on which no further Earnout Shares are issuable under this Agreement, and (B) the date of the last occurring Milestone Deadline set forth on Schedule 2.4; provided, further, that expiration of any of the terms set out in this Section 9.1 shall not affect the rights of Acquiror under this Article IX or otherwise to seek recovery of Damages arising out of any Fraud. Notwithstanding the foregoing or anything to the contrary contained herein, no Party shall be entitled to recover for any Damages arising from or as a result of a breach of or inaccuracy in any of representations and warranties set forth in this Agreement, unless written notice thereof is delivered to the other Parties on or prior to the General Indemnity Termination Date or the Fundamental Representations Termination Date (except in the case of Fraud), as applicable; provided, that if, at any time prior to the expiration of the survival period, any Indemnified Person delivers to the Escrow Agent and Securityholders’ Representative or Acquiror, as applicable, a Claim Notice in accordance with Section 9.5(a) alleging a breach of any representation, warranty or covenant and asserting a claim for recovery under Section 9.2 or Section 9.3, as applicable, based on such breach, then, solely with respect to such claim, the representation, warranty or covenant underlying the claim asserted in such notice shall survive until such time as the claim set forth in such Claim Notice is fully and finally resolved. If the Merger is consummated, all covenants and agreements of the Parties (including the covenants set forth in Article V and Article VI) shall expire and be of no further force or effect as of the Closing, except to the extent such covenants provide that they are to be performed after the Closing.

9.2 Indemnification Obligations of the Escrow Participants. After the Closing, and subject to the limitations set forth in this Article IX, each Escrow Participant shall severally, and not jointly, indemnify Acquiror, Acquiror’s Affiliates (including, after the Merger, the Surviving Corporation and its Subsidiaries) and, if applicable, their respective officers, directors, managers, shareholders, employees, advisors, representatives and agents, and their respective assigns (each of the foregoing being referred to individually as an “Acquiror Indemnified Person” and collectively, as “Acquiror Indemnified Persons”) from and against any and all Damages, which they suffer, sustain or become subject to as a result of or in connection with:

(a) any breach of or inaccuracy in any representation or warranty of the Company and its Subsidiaries contained in this Agreement (as qualified by the Company Disclosure Schedule), any certificate delivered by the Company pursuant to this Agreement or any Ancillary Agreement delivered by or on behalf of the Company at or prior to the Closing;

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(b) any breach or nonfulfillment of any covenant or agreement made by the Company and its Subsidiaries or Securityholders’ Representative in this Agreement or any Ancillary Agreement delivered by or on behalf of the Company at or prior to the Closing;

(c) any Indebtedness or Transaction Expenses, in each case, to the extent not paid in full at the Closing or actually taken into account in the calculation of the Merger Consideration;

(d) any actual error, omission or inaccuracy in the Spreadsheet;

(e) any demands for appraisal under the Delaware Code or other applicable Legal Requirements by holders of Company Capital Stock (which shall include amounts paid to such holders with respect to such demands in excess of such holders’ portion of the Merger Consideration that such holders of Company Capital Stock are entitled to receive pursuant to Article II);

(f) Any Pre-Closing Taxes; and

(g) any matters set forth on Schedule 9.2(g).

9.3 Indemnification Obligations of the Acquiror. After the Closing, and subject to the limitations set forth in this Article IX, Acquiror shall indemnify the Company Securityholders and their respective officers, directors, managers, shareholders, employees, advisors, representatives and agents, and their respective assigns from and against any and all Damages, which they suffer, sustain or become subject to as a result of or in connection with:

(a) any breach of or inaccuracy in any representation or warranty of Acquiror or Merger Sub contained in this Agreement, any certificate delivered by Acquiror pursuant to this Agreement or any Ancillary Agreement delivered by or on behalf of the Company at or prior to the Closing; and

(b) any breach or nonfulfillment of any covenant or agreement made by the Acquiror or Merger Sub in this Agreement or any Ancillary Agreement delivered by or on behalf of the Acquiror or Merger Sub at or prior to the Closing.

9.4 Indemnification Limitations.

(a) Notwithstanding anything contained in this Agreement to the contrary: (i) no indemnification shall be available under Section 9.2(a) or Section 9.3(a) unless and until all Damages exceed $300,000 (the “Deductible”), after which time the Indemnified Persons shall be entitled to be indemnified against and compensated and reimbursed for only those Damages in excess of the Deductible; provided, however, that the Deductible shall not apply to Damages arising under or resulting from (x) breaches of Fundamental Representations or (y) Fraud.

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(b) Notwithstanding anything to the contrary in this Agreement: (i) subject to clause (ii) of this Section 9.4(b), each Escrow Participant shall be liable for any claims for Damages made under Section 9.2 based on such Escrow Participant’s Pro Rata Portion thereof up to (and not to exceed) such Escrow Participant’s Pro Rata Portion of the Merger Consideration actually received by such Escrow Participant (except with respect to Fraud committed by an Escrow Participant, in which case, such limitation shall not apply with respect to such Escrow Participant); (ii) the aggregate liability of each Escrow Participant under Section 9.2(a) (other than with respect to a breach of the Fundamental Representations or in the case of Fraud) shall not exceed, and shall be limited to, their Pro Rata Portion of the General Indemnification Cap; and (iii) no Company Securityholder shall be liable for Fraud committed by any other Company Securityholder except on the following conditions: (A) the claim for Fraud relates to a representation or warranty made in this Agreement by the Company; (B) the Acquiror Indemnified Persons shall have first recovered or cancelled up to all of the Merger Consideration received by or issuable to the Company Securityholder that committed the Fraud; (C) the Damages arising out of or relating to such Fraud that remain unsatisfied after the Acquiror Indemnified Persons have complied with subsection (B) exceed the Additional Company Investment (such excess, the “Profit Damages”); (D) in no event will the liability of any Company Securityholder for Fraud committed by any other Company Securityholder (1) exceed his, her, or its Pro Rata Portion of the Profit Damages, or (2) exceed the Merger Consideration he, she, or it actually received; and (E) any Profit Damages to which an Acquiror Indemnified Person is entitled hereunder shall be payable pursuant to and as described in Section 9.7(c). For purposes hereof:

(x) the “General Indemnification Cap” means 15% of the value of the sum of (1) the Closing Merger Consideration Shares, and (2) the Earned Contingent Shares, assuming that each Closing Merger Consideration Share and Earned Contingent Share has a value equal to the Closing Share Price; and

(y) the “Earned Contingent Shares” means (1) the Escrow Shares, plus (2) the Earnout Shares earned and issuable pursuant to Schedule 2.5(a) from time to time, and (3) any Warrant Shares vested and exercisable pursuant to Schedule 2.5(b) from time to time.

For purposes of clarity, if the number of Earned Contingent Shares increases due to additional Earnout Shares being earned and issuable pursuant to Schedule 2.5(a) or additional Warrant Shares vesting and becoming exercisable pursuant to Schedule 2.5(b), the General Indemnification Cap will increase.

(c) For purposes of Section 9.2(a) and 9.3(a), in calculating the amount of any Damage with respect to any such breach, any qualifications in such representation or warranty referencing the terms “substantial,” “material,” “materiality,” “Material Adverse Effect,” “in all material respects” or words of similar import shall be disregarded.

(d) The amount of any Damages that any Indemnified Person will be entitled to recover pursuant to this Article IX will be calculated net of any insurance proceeds or any indemnity, contribution or other similar payment actually recovered by the Indemnified Person from any third party with respect to such Damages, in each case net of all costs of recovery (including any increased insurance premiums directly attributable to any such insurance recovery). In the event that any insurance proceeds or other indemnity, contribution or similar payment is actually recovered by any Indemnified Person with respect to any Damages for which such Indemnified Person has previously been indemnified pursuant to this Article IX, then the Indemnified Person will promptly refund (or reissue any Escrow Shares to be held by the Escrow Agent, or reissue any cancelled shares of Acquiror Common Stock or portion of any Warrant cancelled pursuant to Section 9.7(c)) to the Indemnifying Person an amount equal to the lesser of (i) the aggregate amount of such insurance proceeds or other indemnity, contribution or similar payment (net of all costs of recovery, including any increased insurance premiums directly attributable to any such insurance recovery) and (ii) the aggregate amount previously paid to the Indemnified Person by the Indemnifying Person pursuant to this Article IX in respect of such Damages. If any payment is made by an Indemnifying Person in respect of Damages pursuant to this Article IX, such Indemnifying Person shall be subrogated to the extent of such payment to any related rights of recovery of the Indemnified Person receiving such payment against any Person in respect of the Damages to which such payment relates.

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(e) For clarity, any Indemnified Person’s right to indemnification for Damages or other remedies pursuant to this Article IX shall not be affected or deemed waived by reason of any investigation conducted, or any knowledge or information acquired (or capable of being acquired), by such Indemnified Person (or any representatives of such Indemnified Person) at any time, whether before or after the Closing Date, relating to the facts, matters or circumstances constituting or resulting in the breach or inaccuracy (alleged or otherwise) of the representation, warranty, covenant or agreement giving rise to such Damages.

9.5 Indemnification Claims.

(a) In order to seek indemnification under Section 9.2 or Section 9.3, the Indemnified Person shall deliver to the Escrow Agent, if applicable, and the Indemnifying Person, a certificate signed by any officer of Indemnified Person, if applicable, (a “Claim Notice”) (if the Escrow Participants are the Indemnifying Person, such notice shall be provided to the Securityholders’ Representative) reasonably promptly after the Indemnified Person has knowledge of a bona fide claim for indemnification pursuant to this Article IX; provided, that, any failure or delay in providing such notice shall not relieve the Indemnifying Person of its obligations under this Section 9.5, except and the extent the Indemnifying Person and the defense of such claim is prejudiced as a result thereof:

(i) stating that the Indemnified Person has a claim for Damages;

(ii) stating the amount of such Damages that have been incurred, paid, reserved or accrued to the extent that the nature and amount thereof are determinable at such time (the “Claimed Amount”); and

(iii) specifying in reasonable detail (based upon the information then possessed by Indemnified Person) the individual items of such Damages included in the amount so stated and the nature of the claim to which such Damages are related and the provision of the Agreement which give rise to the claim.

(b) The Indemnifying Person may (if the Escrow Participants are the Indemnifying Person, the Securityholders’ Representative may), at any time on or before the twentieth (20th) day following its and, if applicable, the Escrow Agent’s receipt of a Claim Notice (the “Objection Period”), object (a “Claim Objection”) to a claim made in such Claim Notice by delivering written notice to the Indemnified Person and, if applicable, the Escrow Agent. The Claim Objection shall set forth in reasonable detail the reasons for the objection to such claim and the portion of the Claimed Amount which is disputed. If, within twenty (20) days after a Claim Notice is received by the Indemnifying Person, the Indemnifying Person does not deliver a Claim Objection to the Indemnified Person and, if applicable, the Escrow Agent, the Indemnifying Person shall be conclusively deemed to have consented on behalf of itself (and in case of Securityholders’ Representative, on behalf of all Company Securityholders), to the recovery by the Indemnified Person of the full amount of Damages specified in the Claim Notice.

(c) During the twenty- (20-)day period following the delivery of a Claim Objection in accordance with Section 9.5(b), the Indemnifying Person and the Indemnified Person shall attempt in good faith to resolve such dispute. If the dispute is not resolved within such twenty- (20-)day period, either the Indemnifying Person or the Indemnified Person may bring suit in the Delaware courts pursuant to Section 10.7(b).

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9.6 Third-Party Claims.

(a) At any time on or before the twentieth (20th) day following receipt of a Claim Notice with respect to a third-party claim (a “Third-Party Claim”), the Indemnifying Person may assume the defense of such matter, subject to the consent of Acquiror if the Third-Party Claim concerns any Company-Owned IP Rights or the Subject Patent (such consent not to be unreasonably withheld, conditioned or delayed), by providing written notice of such assumption to the Indemnified Person; provided, that (i) the Indemnifying Person shall retain counsel, at the expense of the Indemnifying Person, reasonably acceptable to the Indemnified Person and defend such Third-Party Claim actively and diligently, (ii) the Indemnified Person may participate in the defense of such claim, at its own expense, with co-counsel of its choice, and (iii) the Indemnifying Person may not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the consent of the Indemnified Person if (x) such entry or settlement involves any finding or admission of any violation of Legal Requirement or otherwise contains or requires any admission of guilt, fault or liability of any Indemnified Person or any of its Affiliates, (y) does not cause each Indemnified Person to be fully and unconditionally released from all liability with respect to such Third-Party Claim, or (z) imposes any equitable remedies or non-monetary obligations on the Indemnified Person. Any entry of judgement, settlement or compromise that does not comply with the preceding sentence shall not be determinative of the amount of Damages with respect to any related claims for indemnification pursuant to this Article IX.

(b) If the Indemnifying Person has the right to and elects to defend any Third-Party Claim, the Indemnifying Person shall (i) promptly submit to the Indemnified Person copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith, (ii) permit the Indemnified Person and its counsel to confer on the conduct of the defense thereof, and (iii) to the extent practicable, permit the Indemnified Person and its counsel an opportunity to review all legal papers to be submitted prior to their submission. The parties hereto agree to use commercially reasonable efforts to cooperate with each other in connection with the defense, negotiation or settlement of any Third-Party Claim, including by providing access to each other’s relevant business records and other documents and employees.

(c) Notwithstanding the provisions of Section 9.6(a), the Indemnifying Person shall not be entitled to assume the defense of any Third-Party Claim that (i) relates to or arises in connection with a criminal action or an action brought by a Governmental Entity, (ii) seeks (in part or in whole) an injunction or equitable or non-monetary relief against the Indemnified Person, (iii) would reasonably be expected to result in Damages in excess of the Indemnified Person’s right to recover from the Indemnifying Person pursuant to this Article IX or (iv) involves a claim in which the Indemnifying Person has failed or is failing to actively and diligently prosecute or defend such Third-Party Claim.

(d) If the Indemnifying Person is not entitled to assume control of the defense of such Third-Party Claim or, within such thirty- (30-)day period, does not provide written notice to the Indemnified Person in accordance with Section 9.6(a) properly assuming the defense of such matter, the Indemnified Person shall have the right to control the defense of such Third-Party Claim and may defend against the matter in any manner that it reasonably may deem appropriate with counsel of its own choice, at the cost and expense of the Indemnified Person. If the Indemnified Person has assumed the defense pursuant to this Section 9.6(d), it shall not agree to any settlement without the written consent of the Indemnifying Person (which consent shall not be unreasonably withheld, conditioned, or delayed), provided that the Indemnifying Person acknowledges in writing it is obligated to indemnify the Indemnified Person with respect to such Third-Party Claim.

(e) Section 6.6(d) shall exclusively govern with respect to any Tax Claim, and this Section 9.6 shall not apply.

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9.7 Manner of Payment; Escrow Matters.

(a) As of the Effective Time, Acquiror, the Escrow Agent and the Securityholders’ Representative shall execute and deliver the Escrow Agreement, and Acquiror shall deliver the Escrow Shares to the Escrow Agent to be held by the Escrow Agent as collateral to secure the obligations under Section 2.4 and the indemnification obligations set forth in this Article IX. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. The Escrow Shares will be represented by a certificate or certificates issued in the name of the Escrow Agent and will be held by the Escrow Agent until the General Indemnity Termination Date; provided, however, that in the event any Indemnified Person has made a claim under Article IX prior to the end of the General Indemnity Termination Date, then the Escrow Agent will continue to hold such shares in escrow until such claim is fully and finally resolved. In the event that this Agreement is approved and adopted by the Company Securityholders, then all such Company Securityholders shall, without any further act of any Company Securityholders, be deemed to have consented to and approved the use of the Escrow Shares as collateral to secure the rights of the Acquiror Indemnified Persons under Article IX in the manner set forth herein and in the Escrow Agreement.

(b) Any indemnification obligations of Acquiror or Merger Sub pursuant to Section 9.3 shall be paid to the Escrow Participants based on their Pro Rata Portion as set forth on the Spreadsheet, in the sole discretion of the Acquiror, by (i) wire transfer of immediately available funds or (ii) issuance of that additional number of shares of Acquiror Common Stock equal in value to the aggregate amount of indemnification obligations, in each case, within five (5) Business Days after the determination thereof.

(c) Any indemnification obligations of the Escrow Participants pursuant to Section 9.2 for Damages in excess of the Deductible shall be paid within five (5) Business Days after the determination thereof, provided that any such Damages (i) must first be satisfied by offsetting such indemnification obligations against the Escrow Shares by canceling that number of Escrow Shares with a value equal to the Damages for which the Acquiror Indemnified Person is entitled to indemnification, and (ii) then, at the option of the Acquiror, must then be satisfied (in any combination) by (A) the surrender and cancellation of any Acquiror Common Stock held by such Escrow Participant, (B) cancelling and not issuing any Earnout Shares that otherwise may become issuable to the Escrow Participants at any time thereafter, and/or (C) cancelling any Warrant Shares subject to Warrants held by the Escrow Participants thereafter; provided that the Acquiror Indemnified Persons must exhaust all Merger Consideration issued or issuable hereunder prior to seeking any cash indemnification from the Escrow Participants. The parties agree that the value of any Acquiror Common Stock, Earnout Shares or Warrant Shares so cancelled will be valued at the Closing Share Price.

9.8 Tax Treatment of Indemnification Payments. The Company and its Subsidiaries, the Escrow Participants, the Securityholders’ Representative and the Acquiror agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the consideration payable to the Escrow Participants under this Agreement for federal, state, local and foreign income Tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this Agreement is determined to be taxable to the party receiving such payment by any Tax Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

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9.9 Exclusive Remedies. The Parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Section 6.6 and this Article IX. In furtherance of the foregoing, from and after the Closing, each party hereby waives, to the fullest extent permitted under Legal Requirements, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Legal Requirement, except pursuant to the indemnification provisions set forth in Section 6.6 and this Article IX. Notwithstanding the foregoing, nothing in this Article IX shall limit (i) any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled, and (ii) except for those limitations in Section 9.4(b) on a Company Securityholder’s liability for Fraud committed by any other Company Securityholder, the application of which shall not be affected by this subsection (ii), any Person’s right to seek any remedy in the case of Fraud.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. Any notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by a nationally recognized overnight courier service (providing written proof of delivery), such as Federal Express, or mailed by registered or certified mail (return receipt requested and first-class postage prepaid) or sent via electronic mail (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice, provided that a notice of change in address shall not be deemed to have been given until received by the addressee):

(i)	if to Acquiror or Merger Sub, to:
CURE Pharmaceutical Holding Corp. 1620 Beacon Place Oxnard, CA 93033 Attention: Robert Davidson and Jessica Rousset Email: _________________________ _______________________

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US) 2000 Avenue of the Stars Suite 400 North Tower Attention: Richard Friedman Email: _____________________

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(ii)	if to the Company, to:
Chemistry Holdings, Inc. 2917 Santa Monica Blvd. Attention: President Email: _________________________

with a copy (which shall not constitute notice) to: Tonkon Torp LLP 888 SW Fifth Ave, Suite 1600 Portland, OR 97204 Attn: Jessica A. Morgan Email: _________________________

(iii)	If to the Securityholders’ Representative, to:

__________

2917 Santa Monica Blvd.

Santa, Monica, CA 90404-2413

E-mail: _______________________

with a copy (which shall not constitute notice) to:

Tonkon Torp LLP

888 SW Fifth Ave, Suite 1600

Portland, OR 97204

Attn: Jessica A. Morgan

Email: ______________________

Any Party may change the address or electronic mail address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.2 Counterparts. This Agreement may be executed manually or by electronic transmission by the parties hereto, in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

10.3 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to in this Agreement or delivered pursuant hereto, including all the Exhibits attached hereto and the Schedules, including the Company Disclosure Schedule, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement and the Letters of Transmittal, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with their respective terms and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Section 6.7 is intended to benefit the former, current and future officers and directors of the Company and Article IX is intended to benefit Indemnified Persons).

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10.4 Amendment; Waiver. Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time (notwithstanding approval and adoption of this Agreement by the Company Stockholders) pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that no amendment shall be made which, by Legal Requirement, requires further approval by the Company Stockholders without such further shareholder approval). To the extent permitted by applicable Legal Requirements, Acquiror and the Securityholders’ Representative may cause this Agreement to be amended at any time after the Effective Time by execution of an instrument in writing signed on behalf of Acquiror and the Securityholders’ Representative. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies; provided, however, that, notwithstanding the foregoing, time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquiror may assign this Agreement to any direct or indirect wholly owned subsidiary of Acquiror without the prior consent of the other parties hereto; provided, however, that Acquiror shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

10.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as to reasonably effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7 Governing Law; Venue; Waiver of Jury Trial; Specific Performance.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereby expressly and irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware and the jurisdiction of any other competent court in the State of Delaware (the “Delaware Courts”), preserving, however, all rights of removal to such federal court under 28 U.S.C. 1441, in respect of all disputes arising out of or in connection with this Agreement and the documents referred to in this Agreement or the transactions contemplated hereby and thereby (including resolution of disputes under Article IX), and hereby waives, and agrees not to assert, as a defense in any Proceeding arising out of or in connection with this Agreement and the documents referred to in this Agreement or the transactions contemplated hereby and thereby, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Proceeding shall be heard and determined in the Delaware Courts. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.1 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof. Notwithstanding the foregoing, each party agrees that each of the other parties shall have the right to bring any Proceeding for enforcement of any Order entered by a Delaware Court in any other court having jurisdiction.

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(c) EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(d) Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Acquiror and the Company may be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages may not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.

10.8 Interpretation; Rules of Construction.

(a) Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including,” when used in this Agreement, shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “delivered to,” “made available to,” “furnished to,” and phrases of similar import when used in this Agreement, unless the context otherwise requires, mean that a copy of the information or material referred to has been provided to the party to whom such information or material is to be provided, including by means of being provided for review with unrestricted access for a continuous period of at least one (1) Business Day prior to the Agreement Date in the virtual data room set up in connection with this Agreement located at “http://www.orrickcollaborate.com/.” Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; and (c) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

(b) The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Legal Requirement, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

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(c) The disclosures and responses set forth in a particular section of the Company Disclosure Schedule will also qualify other Sections or Subsections of Article III to the extent that it is reasonably apparent on its face from the text of an exception or response that such exception or response is applicable to such other Section or Subsection. Without limiting the generality of the foregoing, the provision of monetary or other quantitative thresholds for disclosure on the Company Disclosure Schedule does not and shall not be deemed to create or imply a standard of materiality hereunder.

(d) To the extent that there is a conflict between any general provision of this Agreement and any provision specifically relating to Tax matters, the terms of the specific Tax provision shall control.

10.9 Attorney Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement in accordance with the provisions hereof, the prevailing party shall be entitled to recover its actual and reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees incurred in connection with such action, including any appeal of such action.

10.10 Securityholders’ Representative.

(a) Each Company Securityholder, by virtue of the approval and adoption of this Agreement or other appointment authorization documentation (other than such Company Stockholders, if any, who have perfected appraisal rights under the Delaware Code) or by accepting any consideration payable hereunder shall be deemed to have agreed to appoint Josh Held as its agent and attorney-in-fact (the “Securityholders’ Representative”) for and on behalf of the Company Securityholders to act for the Company Securityholders as set forth herein, including, without limitation, with regard to matters pertaining to Sections 1.4, 2.3, 2.4, 2.5, 2.6, 6.4, 6.6, 7.3, Article IX and Article X, give and receive notices and communications, authorize offsetting Escrow Shares in satisfaction of claims by any Indemnified Person, object to such payments, agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Indemnified Person against any Escrow Participant or by any Company Securityholder against any Indemnified Person or any dispute between any Indemnified Person and any such Company Securityholder, in each case, relating to this Agreement or the transactions contemplated hereby and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement or the Escrow Agreement. Each Company Securityholder agrees to receive correspondence from the Securityholders’ Representative, including in electronic form. Notwithstanding the foregoing, the Securityholders’ Representative may resign at any time by providing written notice of intent to resign to the Company Securityholders, which resignation shall be effective upon the earlier of (A) thirty (30) calendar days following delivery of such written notice or (B) the appointment of a successor by the holders of a majority in interest of the Escrow Shares. If the Securityholders’ Representative shall be removed, resign or otherwise be unable to fulfill its responsibilities hereunder, the Company Securityholders shall appoint a successor to the Securityholders’ Representative, and shall immediately thereafter notify Acquiror of the identity of such successor. Any such successor shall succeed the former Securityholders’ Representative as the Securityholders’ Representative hereunder. If, for any reason, there is no Securityholders’ Representative at any time, all references in this Agreement to the Securityholders’ Representative shall be deemed to refer to the Escrow Participants. No bond shall be required of the Securityholders’ Representative. A decision, act, consent or instruction of the Securityholders’ Representative, including an amendment, extension or waiver of this Agreement pursuant to its authority hereunder, shall constitute a decision of the Company Securityholders and shall be final, binding and conclusive upon the Company Securityholders.

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(b) By executing this Agreement under the heading “Securityholders’ Representative,” Josh Held hereby (i) accepts his appointment and authorization to act as Securityholders’ Representative as attorney-in-fact and agent on behalf of the Company Securityholders in accordance with the terms of this Agreement, and (ii) agrees to perform his obligations under, and otherwise comply with, this Section 10.10.

(c) The Securityholders’ Representative shall not be liable to any Company Securityholder for any act done or omitted hereunder as the Securityholders’ Representative without gross negligence or willful misconduct or bad faith (and any act done or omitted pursuant to the bona fide good faith advice of counsel, accountants and other professionals and experts retained by the Securityholders’ Representative shall be conclusive evidence of good faith). To the fullest extent permitted by applicable Legal Requirements, the Company Securityholders shall severally indemnify the Securityholders’ Representative and hold it harmless against any loss, Liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Securityholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Securityholders’ Representative. If not paid directly to the Securityholders’ Representative by the Company Securityholders, such losses, Liabilities or expenses may be recovered by the Securityholders’ Representative from the Escrow Shares otherwise distributable to the Escrow Participants (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) after the General Indemnity Termination Date, pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Escrow Participants according to their respective Pro Rata Portion. The Securityholders’ Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Securityholders’ Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Securityholders’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith. No provision of this Agreement or the Escrow Agreement shall require the Securityholders’ Representative to expend or risk its own funds or otherwise incur any financial Liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement.

(d) All of the immunities and powers granted to the Securityholders’ Representative under this Agreement shall survive the Closing and/or any termination of this Agreement and the Escrow Agreement. The grant of authority provided for in this Section 10.10: (i) is coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Company Securityholders and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Escrow Participant of the whole or any fraction of his, her or its interest in the Escrow Shares.

(e) The Company shall deliver to the Securityholders’ Representative a copy of the following documents: (i) the Spreadsheet, (ii) the Closing Expenses Certificate, and (iii) the Company Indebtedness Certificate.

10.11 Conflicts and Privilege.

(a) Each of the parties hereto acknowledges and agrees that Tonkon Torp LLP (“Tonkon”) has acted as counsel to the Company in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.

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(b) Acquiror hereby consents and agrees that, and agrees to cause, the Surviving Corporation to consent and agree that, Tonkon may represent the Securityholders’ Representative and any of the Company Securityholders (collectively, the “Seller Parties”) after the Closing in connection with issues that may arise under this Agreement or the Escrow Agreement, the administration of the Escrow Shares and any claims that may be made thereunder pursuant to this Agreement or the Escrow Agreement, including, for clarity, with respect to such claims in which the interests of the Seller Parties may be directly adverse to Acquiror and its Subsidiaries (including the Surviving Corporation). In connection with the foregoing, Acquiror hereby irrevocably waives and agrees not to assert, and agrees to cause the Surviving Corporation to irrevocably waive and not to assert, any conflict of interest arising from Tonkon’s representation of the Seller Parties after the Closing. Notwithstanding the foregoing, this consent and waiver of the right to assert any conflict of interest is solely limited to matters arising in connection with the negotiation and documentation of this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby. Nothing in this Section 10.11 shall constitute a waiver of any attorney client privilege or any privilege associated with the Company on any matter (other than Tonkon’s representation of the Company in connection with this Agreement, the other Ancillary Agreements, and the transactions contemplated hereby and thereby, in a manner that would not materially prejudice the Company’s rights and obligations vis-à-vis third parties), and does not waive or excuse Tonkon from complying with applicable rules of professional conduct regarding the confidentiality of any client information of the Company other than as it pertains to Tonkon’s representation of the Company in connection with this Agreement, the other Ancillary Agreements and the transactions contemplated hereby and thereby.

(c) All pre-Closing communications involving attorney client confidences between the Company and the Company Securityholders, on the one hand, and Tonkon, on the other hand, in the course of and relating to the negotiation and documentation of this Agreement and the Ancillary Agreements shall be deemed to be attorney client confidences that belong solely to the Company Securityholders (and not the Company) and may be controlled by the Company Securityholders. Without limiting the generality of the foregoing, upon and after the Closing, the Company Securityholders and their Affiliates (and not the Surviving Corporation) shall be the sole holders of the attorney client privilege with respect to such pre-Closing communications relating to the negotiation and documentation of this Agreement and the Ancillary Agreements, and the Company shall not be a holder thereof; provided, in the event a dispute arises after Closing between Acquiror or any of its Affiliates (including the Surviving Corporation), on the one hand, and any other Person other than the Company Securityholders or their respective Affiliates, on the other hand, each of Acquiror and the Surviving Corporation may assert the attorney-client privilege with respect to such pre-Closing communications to prevent disclosure thereof to such Person.

[SIGNATURE PAGE NEXT]

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IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

CURE PHARMACEUTICAL HOLDING CORP.

By:
Name:	Rob Davidson
Title:	Chief Executive Officer

CURE CHEMISTRY, INC.

By:
Name:	Rob Davidson
Title:	Chief Executive Officer

CHEMISTRY HOLDINGS, INC.

By:
Name:
Title:

APPOINTMENT AND DUTIES ACCEPTED AND AGREED:

SECURITYHOLDERS’ REPRESENTATIVE (solely in its capacity as the Securityholders’ Representative)

By:
Name:	Josh Held

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

DEFINITIONS

“280G Payments” has the meaning given to it in Section 6.9.

“280G Stockholder Vote” has the meaning given to it in Section 6.9.

“ACA” has the meaning given to it in Section 3.15(i).

“Acquiror” has the meaning given to it in the Preamble.

“Acquiror Disclosure Schedule” has the meaning given to it in Article IV.

“Acquiror Indemnified Person” or “Acquiror Indemnified Persons” has the meaning given to them in Section 9.2.

“Acquiror 2018 10-K” has the meaning given to it in Section 4.3.

“Acquiror SEC Documents” has the meaning given to it in Section 4.3.

“Acquisition Proposal” means any inquiry, offer or proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company, any direct or indirect acquisition or purchase of all or a substantial portion of the assets or properties of the Company, taken as a whole, or all or substantial part of the Company Capital Stock, other than the transactions contemplated by this Agreement.

“Acquiror Warrant” has the meaning given to it in Section 1.4(a)(ix).

“Additional Company Investment” has the meaning given to it in the Recital F.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Liquidation Preference” means an amount equal to the aggregate Series Seed Per Share Price paid to the Company in respect of shares of Series Seed Preferred Stock that are issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, any such shares that are Dissenting Shares); provided, however, the Aggregate Liquidation Preference shall not include any amounts in respect of shares of Series Seed Preferred Stock that have converted or deemed to have been converted into the Company Common Stock immediately prior to Closing.

“Agreement” means this Agreement and Plan of Merger and Reorganization as the same may be amended or supplemented from time to time in accordance with its terms and all schedules, exhibits and annexes hereto (including the Company Disclosure Schedule and the Acquiror Disclosure Schedule).

“Agreement Date” has the meaning given to it in the Preamble.

A-1

“Ancillary Agreements” means each of this Agreement (including the exhibits, annexes and schedules attached hereto) and the Escrow Agreement.

“Anti-Corruption Laws” has the meaning given to it in Section 3.23(a).

“Author” has the meaning given to it in Section 3.12(e).

“Bring-Down Certificate” has the meaning given to it in Section 1.4(b)(i).

“Business Day” means any day other than Saturday, Sunday, or a day on which commercial banks in Los Angeles, California are permitted or required by any Legal Requirement to be closed for the conduct of regular banking business.

“Capital Raise” means any offer or proposal for, or indication of interest in, the issuance of debt or Company Capital Stock of the Company.

“Certificate of Merger” has the meaning given to it in Section 1.2.

“Certificates” has the meaning given to it in Section 2.2(a)(i).

“Change of Control” has the meaning given to it in Section 2.5(e).

“Charter Documents” has the meaning given to it in Section 1.4(b)(ii).

“Claim Notice” has the meaning given to it in Section 9.5(a).

“Claim Objection” has the meaning given to it in Section 9.5(b).

“Claimed Amount” has the meaning given to it in Section 9.5(a)(ii).

“Clawback Milestone” or “Clawback Milestones” has the meaning given to them in Section 2.4.

“Closing” has the meaning given to it in Section 1.2.

“Closing Date” has the meaning given to it in Section 1.2.

“Closing Expenses Certificate” means a certificate executed by the Chief Executive Officer of the Company, certifying the amount of Transaction Expenses not paid immediately prior to the Effective Time (including an itemized list of each such Transaction Expense, invoices therefor and wire instructions for the payment thereof).

“Closing Liabilities” has the meaning given to it in Section 3.6(a).

“Closing Merger Consideration Shares” means either (a) 9,480,567 shares of Acquiror Common Stock if the Company has obtained Unencumbered Subject Patent Rights in accordance with Section 1.4(b)(xix)(A), or (b) 5,700,000 shares of Acquiror Common Stock if the Company has obtained a Subject Patent Non-Exclusive License in accordance with Section 1.4(b)(xix)(B).

“Closing Share Price” means $3.34 per share of Acquiror Common Stock.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

A-2

“Commerce” has the meaning given to it in Section 3.22(a).

“Company” has the meaning given to it in the Preamble.

“Company Authorizations” has the meaning given to it in Section 3.9.

“Company Balance Sheet” has the meaning given to it in Section 3.5.

“Company Balance Sheet Date” has the meaning given to it in Section 3.5.

“Company Board” has the meaning given to in Recital A.

“Company Capital Stock” means (a) the Company Common Stock and (b) the Company Preferred Stock.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company as currently on file with the Delaware Secretary of State.

“Company Common Stock” means, collectively, Class A Common Stock and Class B Common Stock of the Company.

“Company Contract” has the meaning given to it in Section 3.17.

“Company Disclosure Schedule” has the meaning given to it in Article III.

“Company Employee Plans” has the meaning given to it in Section 3.15(a).

“Company Equity Plan” means the Company’s 2016 Stock Plan, as amended.

“Company Indebtedness Certificate” means a certificate executed by the Chief Executive Officer of the Company, certifying on behalf of the Company an itemized list of all outstanding Indebtedness of the Company and each of its Subsidiaries immediately prior to the Effective Time and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness together with customary payoff letters relating thereto and wire instructions for the payment thereof.

“Company Intellectual Property” means: (a) any and all Licensed Intellectual Property; and (b) any and all Company-Owned IP Rights.

“Company Optionholders” means the holders of Company Options.

“Company Options” means options to purchase shares of Company Common Stock, other than Company Warrants.

“Company‑Owned IP Rights” means any Intellectual Property that is owned, purported to be owned (whether owned singularly or jointly with a third party or parties), filed by, held in the name of, or assigned to the Company or any of its Subsidiaries, including the Schedule Intellectual Property.

“Company Patent” has the meaning given to it in Section 3.12(n).

“Company Preferred Stock” means the Series Seed Preferred Stock.

A-3

“Company Products” means all products and services (including Software) developed (including products and services for which development is ongoing), manufactured, made commercially available, marketed, distributed, supported, sold, leased, imported for resale, or otherwise licensed by or on behalf of the Company or any of its Subsidiaries in the past five (5) years, including products and services material to the business of the Company and its Subsidiaries currently under development, and further including any compounds, components, materials, intermediates or elements thereof.

“Company Registered IP” means Registered Intellectual Property within the Company-Owned IP.

“Company Relevant Persons” has the meaning given to it in Section 3.23(a).

“Company Securityholders” means (a) the Company Stockholders, (b) the Company Optionholders, and (c) the Company Warrantholders, collectively.

“Company Stockholders” means the holders of shares of outstanding Company Capital Stock.

“Company Warrantholders” means the holders of the Company Warrants.

“Company Warrants” means warrants to purchase shares of Company Capital Stock.

“Confidential Information” has the meaning given to it in Section 6.2(c).

“Confidentiality Agreement” has the meaning given to it in Section 6.2(a).

“Consent” or “Consents” means any consent, waiver, approval, authorization, exemption, registration or declaration.

“Contract” means any contract, agreement, purchase order, instrument, license, commitment, undertaking, arrangement, certificate, sublicense, lease, sublease, letters of intent, franchise, promise, obligation, right, memorandum of understanding, offer letter, indenture, mortgage, security interest, guarantee or other arrangements, together with any amendments, restatements, supplements or other modifications thereto, whether written or oral.

“Customs & International Trade Laws” has the meaning given to it in Section 3.22(a).

“Data Activities” has the meaning given to it in Section 3.12(u).

“Damages” means all reasonable out of pocket costs or damages, including (i) damages, losses, debts, deficiencies, injuries, judgments, awards, Taxes, interests, fines, penalties, settlements, payments, Proceedings, Encumbrances or other liabilities of any kind or nature, and (ii) fees, costs or expenses of investigating, defending, asserting or settling any of the foregoing (including interest, court or arbitration costs and fees and expenses of attorneys, advisors, expert witnesses or other professionals), in each case, arising from claims (including, but not limited to, negligence claims), actions or causes of actions; provided, however, “Damages” shall not include punitive damages or exemplary damages (except to the extent that any such damages are actually paid to a third party as part of an indemnifiable Third-Party Claim).

“Deductible” has the meaning given to it in Section 9.4(a).

“Delaware Code” means the Delaware General Corporations Law.

“Delaware Courts” has the meaning given to it in Section 10.7(b).

A-4

“Dissenting Shares” mean any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal or dissenter rights have been perfected in accordance with the Delaware Code, the California Corporations Code or other applicable Legal Requirements in connection with the Merger.

“Earnout Milestone” has the meaning given to it in Section 2.5(a).

“Earnout Shares” has the meaning given to it in Section 2.5(a).

“Effective Time” has the meaning given to it in Section 1.2.

“Employee” has the meaning given to it in Section 6.8(a).

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, security interest, option, proxy, easement, adverse claim, right of first refusal, transfer restriction or charge, except for restrictions on transfer generally arising under any applicable federal or state or foreign securities laws.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any Person alleging potential Liability (including potential liability for investigatory costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” mean any federal, state, local and common Legal Requirements, ordinances, codes, regulations, rules and orders relating to pollution or protection of human health or the environment, including laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” is any entity that is considered a single employer with the Company under Sections 414(b), (c), (m), or (o) of the Code.

“Earned Contingent Shares” has the meaning given to it in Section 9.4(b).

“Earnout Milestone” or “Earnout Milestones” has the meaning given to them in Section 2.5.

“Earnout Shares” has the meaning given to it in Section 2.5.

“Escrow Agent” means V Stock Transfer.

“Escrow Agreement” has the meaning given to it in Section 1.4(a)(ii).

“Escrow Participants” means Company Stockholders.

A-5

“Escrow Shares” means 3,348,346 shares of Acquiror Common Stock; provided that for purposes of Section 2.4, Section 6.6 and Article IX, the parties agree that the value of each Escrow Share, Warrant Share, and Earnout Share shall be equal to the Closing Share Price.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning given to it in Section 1.4(a)(x).

“Exchange Fund” has the meaning given to it in Section 1.4(a)(iv).

“Exchange Ratio” means the quotient obtained by dividing (i) the number of Closing Merger Consideration Shares by (ii) the Total Stock, rounded to the nearest one hundred thousandth (0.00001) (with 0.000005 and above rounded up).

“Financial Statements” has the meaning given to it in Section 3.5.

“FLSA” has the meaning given to it in Section 3.15(q).

“Fraud” means an intentional and knowing, or grossly negligent, misrepresentation of facts with intent to deceive (or reckless disregard for truth) with respect to the making of the representations and warranties in this Agreement which constitutes common law fraud under applicable Legal Requirements (and except as described above, not as the result of any claim based upon any theory or doctrine of securities fraud, fraudulent conveyance, or constructive or equitable fraud).

“Fundamental Representations” has the meaning given to it in Section 9.1.

“Fundamental Representations Termination Date” has the meaning given to it in Section 9.1.

“GAAP” means United States generally accepted accounting principles consistently applied in accordance with the past practices of the Company on a basis consistent with the latest audited Financial Statements, but only to the extent such past practices are in accordance with GAAP in the United States as promulgated by all relevant accounting authorities, as in effect as of the Agreement Date.

“General Indemnification Cap” has the meaning given to it in Section 9.4(b).

“General Indemnity Termination Date” has the meaning given to it in Section 9.1.

“Governmental Entity” means any national, supra-national, federal, state, municipal, local or foreign government, or any court, tribunal, arbitrator, administrative agency, commission or other governmental or quasi-Governmental Entity or instrumentality, in each case, whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental body exercising any regulatory or other governmental or quasi-Governmental Entity.

“Hazardous Materials” mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental Laws.

“Hazardous Material Activities” has the meaning given to it in Section 3.13(c).

“HCERA” has the meaning given to it in Section 3.15(i).

“Health Care Reform Laws” has the meaning given to it in Section 3.15(i).

A-6

“Health Plan” has the meaning given to it in Section 3.15(i).

“In-the-Money Vested Option” means a Company Option which, as of immediately prior to the Effective Time, is vested in accordance with its terms (taking into account any accelerated vesting) and has an exercise price per share of Company Common Stock subject thereto less than an amount equal to the Per Share Merger Consideration.

“In-the-Money Warrant” means a Company Warrant which has an exercise price per share of Company Common Stock subject thereto less than an amount equal to the Per Share Merger Consideration.

“Indebtedness” means, at any time: (i) any Liabilities of a Person for borrowed money, whether short-term or long-term, and whether secured or unsecured; (ii) any Liabilities of such Person evidenced by bonds, notes or other similar instruments; (iii) any Liabilities of such Person issued or assumed as the deferred purchase price of property or services (including any seller notes, earnout obligations or similar contingent payment obligations (such amount to be the maximum amount)); (iv) any Liabilities of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business); (v) any Liabilities in respect of letters of credit; (vi) the outstanding amount of any commitment by which the Company assures a creditor against loss (including any reimbursement Liability with respect to performance bonds, customs bonds, surety bonds, bankers acceptances and fidelity bonds); (vii) any leases of such Person required or permitted to be treated as capitalized leases under GAAP; (viii) any Liability secured by, contingent or otherwise, any Lien on the assets or property (whether real, personal, tangible or intangible) of such Person; (ix) any Liabilities of such Person under an interest rate, foreign currency exchange, currency swap or other interest or exchange rate hedging transactions (valued at the termination value thereof); (x) any Liabilities with respect to the factoring of accounts receivable; (xi) any Liabilities of such Person under conditional sale or other title retention agreements relating to any assets or property (whether real, personal, tangible or intangible) purchased by such Person; (xii) any off-balance sheet financing of a Person (excluding operating leases); (xiii) any Liabilities for renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such Indebtedness; (xiv) all accrued but unpaid Taxes for any Pre-Closing Tax Period, which shall not be an amount less than zero; (xv) any accrued interest, breakage or prepayment premiums or penalties or other costs or expenses related to any of the foregoing, including any prepayment premiums payable assuming all amounts owing under any of the foregoing are paid on the Closing Date (whether or not actually paid); and (xvi) all guarantees by such Person of Indebtedness or any of Liability of any other Person and any other Liabilities for which such Person is liable, directly or indirectly, as guarantor, surety or otherwise; provided, that, for purposes of clarity, “Indebtedness” shall not include deferred revenue, as defined by and calculated in accordance with GAAP.

“Indemnified Person” and “Indemnified Persons” mean any Person making a claim for indemnification pursuant to Section 9.2 or 9.3.

“Indemnifying Person” and “Indemnifying Persons” mean any Person from whom indemnification is sought pursuant to Section 9.2 or Section 9.3.

“Independent Firm” means a firm of independent certified public accountants, which is one of the so called “big four” accounting firms or if at such time there is no group of accounting firms commonly referred to as “big four”, then a nationally recognized firm of at least one hundred fifty (150) partners or principles who are certified public accountants, mutually acceptable to Acquiror and the Securityholders’ Representative, such acceptance not to be unreasonably withheld, conditioned or delayed.

“Information Statement” has the meaning given to it in Section 6.1(b).

A-7

“Initial Company Investment” has the meaning given to it in the Recital F.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including (i) all patents, patent applications, industrial design and other governmental grants for the protection of inventions or industrial designs, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all provisionals, reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith (“Patent”), (ii) trademarks, service marks, common law marks, domain names, social media handles, social media accounts, trade dress, corporate names, trade names, and other indicia of source, and all registrations, applications and renewals in connection therewith (together with the goodwill of the business associated therewith), (iii) copyrights and all works of authorship (whether or not copyrightable, and whether or not published), and all registrations, applications and renewals in connection therewith, (iv) trade secrets, know-how, technologies, databases, processes, techniques, strategies, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information, (v) moral rights, (vi) rights of publicity and privacy, and (vii) rights to sue for past, present and future infringement of the rights set forth above.

“Institution” has the meaning given to it in Section 3.12(m).

“IP Representations” has the meaning given to it in Section 9.1.

“IRS” means the Internal Revenue Service or any successor entity.

“IT Systems” means all information technology systems, servers, networks, software, devices, computers, workstations, routers, hubs, switches, phones, and communication lines used or held for use in connection with the operation of the business of the Company and its Subsidiaries.

“knowledge of the Acquiror” and “the Acquiror’s knowledge” mean the actual knowledge or the knowledge of ________________________________, and the knowledge that each such person would have reasonably obtained in the diligent performance of his or her duties with the Acquiror or its Subsidiaries, as applicable.

“knowledge of the Company” and “the Company’s knowledge” mean the actual knowledge of __________________________________________ and the knowledge that each such person would have reasonably obtained in the diligent performance of his or her duties with the Company or its Subsidiaries, as applicable.

“Legal Requirements” means all United States, or foreign federal, state, national, supra-national, provincial, or local laws, constitutions, statutes, codes, rules, common law, regulations, ordinances, executive orders, decrees or edicts by a Governmental Entity having the force of law.

“Letter of Transmittal” has the meaning given to it in Section 2.2(a)(i).

“Liabilities” means any liability, debt, obligation, duty, deficiency, interest, penalty, fine, demand, judgment, cause of action or other loss (including loss of benefit or profit), cost or expense of any kind or nature whatsoever, whether direct or indirect, asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated.

“Licensed Intellectual Property” means all any and all in-licensed Intellectual Property used or held for use by the Company or any of its Subsidiaries pursuant to a written agreement between the Company or any of its Subsidiaries and the owner, purported owner, licensee, or purported licensee of such Intellectual Property (other than non-exclusive licenses of (or agreements to provide Software on a non-exclusive basis) commercially-available software on standard terms).

A-8

“Material Adverse Effect” means any change, event, circumstance, occurrence, development, fact, condition or effect with respect to the Company or the Acquiror, as applicable, that, individually or in the aggregate, (A) has had or would reasonably be expected to have, a material adverse effect or change on the properties, financial conditions, business, assets, management, Liabilities, results of operations, prospects, or condition (financial or otherwise) of the Company or the Acquiror or Merger Sub, as applicable, taken as a whole, or (B) materially impedes the Company or the Acquiror or Merger Sub, as applicable, from consummating the transactions contemplated by this Agreement, other than, in each case, any change, event, circumstance, occurrence, development, fact, condition or effect that results from or is related to: (i) any change in the financial, banking, currency or capital markets in the United States or any other jurisdiction in which the Company, its Subsidiaries or Acquiror, as applicable, has substantial business operations, or any general shutdown of the United States government; (ii) any change affecting the industry in which the Company or the Acquiror, as applicable, operates generally; (iii) changes in Legal Requirements, GAAP or other applicable accounting standards or the interpretations thereof; (iv) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the Agreement Date, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence or threatened occurrence of any military or terrorist attack; (v) the taking of any action by the Company, its Subsidiaries, any Company Securityholder, or the Acquiror that is required pursuant to this Agreement; or (vi) with respect to the Company or any of its Subsidiaries, the failure, in and of itself, of the Company or its Subsidiaries to meet any published or internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics; other than, in the case of clauses (i) through (vi), to the extent such changes, events, circumstances, occurrences, developments, facts, conditions or effects have a materially disproportionate impact the Company or the Acquiror, as applicable, in a negative manner relative to the other companies in the industry in which the Company or the Acquiror, as applicable, operates.

“Merger” has the meaning given to it in Recital A.

“Merger Consideration” means the Closing Merger Consideration Shares, plus the Escrow Shares, plus the Earnout Shares, plus the Warrants.

“Merger Sub” has the meaning given to it in the Preamble.

“Objection Period” has the meaning given to it in Section 9.5(b).

“OFAC” has the meaning given to it in Section 3.22(a).

“Open Source License” means any license agreement for Open Source Materials.

“Open Source Materials” means (i) any Software that contains, or is derived from, any Software that is distributed as free Software, open source Software (e.g., Linux) or under similar licensing or distribution models, (ii) any Software that requires as a condition of use, modification or distribution that such Software or other Software distributed with such Software owned by Company or any of its Subsidiaries: (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge. Open Source Materials includes Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); (F) the Sun Industry Source License (SISL); (G) the Apache Software License; and (H) the Sleepycat license.

A-9

“Order” has the meaning given to it in Section 3.8.

“Other Relevant Persons” has the meaning given to it in Section 3.23(a).

“Outside Date” has the meaning given to it in Section 8.1(b).

“Party” has the meaning given to it in the Preamble.

“Payoff Documents” has the meaning given to it in Section 2.7.

“PCI Requirements” has the meaning given to it in Section 3.12(u).

“Per Share Merger Consideration” means (i) the Exchange Ratio plus (ii) the quotient of (A) the number of Earnout Shares, divided by (B) the Total Stock.

“Permitted Encumbrances” means: (a) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith through appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements; (c) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens which are not yet due and payable or if due, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established; (d) liens in favor of customs and revenue authorities arising as a matter of Legal Requirements to secure payments of customs duties in connection with the importation of goods; (e) such imperfections of title and non-monetary Encumbrances as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; and (f) non-exclusive licenses to Intellectual Property.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company or any of its Subsidiaries, is capable of identifying an individual) or capable of identifying a specific device or non-personally identifying, including aggregate or de-identified data and data collected automatically, including data collected through a mobile or other electronic device.

“Pre-Closing Taxes” means any Liabilities arising from or relating to (i), any Taxes imposed on the Company and its Subsidiaries and/or the Surviving Corporation for any Pre-Closing Tax Period, and any Tax liability in connection with any payment made or deemed made pursuant to this Agreement from which the amounts required to be withheld under Legal Requirements were not so withheld, (ii) any Transfer Taxes, (iii) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Legal Requirements, and (vi) any Taxes of any Person imposed on the Company and its Subsidiaries and/or the Surviving Corporation for any period as a transferee or successor, pursuant to any Legal Requirement or Contract or otherwise, in each case, in respect of any transaction or event occurring on or prior to the Closing Date.

A-10

“Pre-Closing Tax Period” means (i) any Taxable year or period ending on or before the Closing Date; and (ii) for any Straddle Period, the portion thereof ending on and including the Closing Date.

“Privacy Agreements” has the meaning given to it in Section 3.12(u).

“Privacy and Data Security Policies” has the meaning given to it in Section 3.12(v).

“Privacy Laws” has the meaning given to it in Section 3.12(u).

“Pro Rata Portion” means with respect to each Company Stockholder, a percentage determined by dividing (i) the number of shares of Company Capital Stock held by such Company Stockholder immediately prior to the Closing, by (ii) the Total Stock.

“Proceeding” means any legal action, suit, arbitration, claim, proceeding, or other similar dispute, governmental inquiry, criminal prosecution or other investigation.

“Qualified Candidate” means a product developed from the CH Technology (as defined in Schedule 2.4) that meets all of the following criteria:
___________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________

“Registered Intellectual Property” means Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity (including domain name registrars), or any applications for any of the foregoing, including any lapsed or abandoned filings.

“Requisite Stockholder Vote” has the meaning given to in Section 3.4(b).

“Released Parties” has the meaning given to it in Section 6.8(a).

“Released Party Affiliates” has the meaning given to it in Section 6.8(a).

“Releasing Party” has the meaning given to it in Section 6.8(a).

“Restraints” has the meaning given to it in Section 7.1(a).

“Scheduled Intellectual Property” has the meaning given to it in Section 3.12(a).

“Second Company Investment” has the meaning given to it in the Recital F.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders’ Representative” has the meaning given to it in Section 10.10(a).

“Series Seed Preferred Stock” means the Series Seed Preferred Stock of the Company.

“Significant Stockholders” means Company Stockholders, constituting the Requisite Stockholder Vote.

A-11

“Software” means any computer program, operating system, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods and all other Intellectual Property embodied with the foregoing, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Soliciting Materials” has the meaning given to it in Section 6.1(c).

“Spreadsheet” has the meaning given to it in Section 2.6.

“Standards Organization” has the meaning given to it in Section 3.12(n).

“Straddle Period” means any Taxable year or period that includes, but does not end on, the Closing Date.

“Straddle Tax Return” has the meaning given to it in Section 6.6(b).

“Subject Patent” means all rights related to (a) _______________________________________________________________ (b) all patent applications relating to the invention referenced in clause (a); (c) all patent applications claiming priority to any application referenced in clauses (a) and (b), including, all divisions, continuations, continuations-in-part, reissues, and reexaminations thereof, and all Letters Patent of the United States which may be granted thereon and all reissues and extensions thereof, and all rights of priority under International Conventions and (d) any Letters Patent corresponding to any patents or patent applications referenced in clauses (b) and (c) which may hereafter be granted or filed in any country or countries foreign to the United States, all extensions, renewals and reissues thereof.

“Subject Patent Non-Exclusive License” has the meaning given to it in Section 1.4(b)(xix)(B).

“Subsidiary” means any corporation, association, business entity, joint venture, partnership, limited liability company or other legal entity of which the Company, either alone or through or together with one or more Subsidiaries or by one or more other Subsidiaries (a) directly or indirectly owns more than 50% of the stock or other equity interests, the holders of which are generally entitled, to vote for the election of the board of directors or other governing body of such corporation or legal entity.

“Surviving Corporation” has the meaning given to it in Section 1.1.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means, whether disputed or not, any federal, state, local, provincial, or non-U.S. net income, gross receipts, sales, use, ad valorem, value added, franchise, capital stock, profits, employment, excise, severance, stamp, real or personal property, healthcare, severance, stamp, occupation, property, alternative, unclaimed property, escheatment, environmental, abandoned property, or other tax of any kind whatsoever (and any similar fee, custom, impost, assessment, levy, tariff, charge, duty or other item in the nature of a tax), together with any interest, penalty, additional amount, deficiency or addition to tax imposed with respect to any of the foregoing or with respect to the failure to file Tax Returns, in each case, imposed by any Governmental Entity.

A-12

“Tax Authority” means any Governmental Entity, domestic or foreign, responsible for the imposition, enforcement, determination, assessment or collection of any Tax or for the administration of any Legal Requirements relating to any Tax.

“Tax Claim” has the meaning given to it in Section 6.6(d).

“Tax Return” means any return, statement, declaration, certificate, bill, declaration of estimated Taxes, claim for refund, report, document or form filed or required to be filed with any Tax Authority in connection with any Tax, including any supplement or attachment thereto and any amendment thereof.

“Third-Party Claim” has the meaning given to it in Section 9.6(a).

“Total Stock” means the sum, without duplication, of (i) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, including the number of shares of Company Common Stock issued and outstanding pursuant to the net exercise of In-the-Money Vested Options and In-the-Money Warrants (other than shares of Company Common Stock to be cancelled pursuant to Section 2.1(a)), plus (ii) the aggregate number of shares of Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time on an as-converted to Company Common Stock basis in accordance with the Company Certificate of Incorporation (other than shares of Company Common Stock to be cancelled pursuant to Section 2.1(a)).

“Trading Price” means the average closing sale price of a share of Acquiror Common Stock as reported on the OTC Markets platform for the ten (10) consecutive trading days ending on (and including) the second (2nd) trading day prior to the Closing Date.

“Transaction Expenses” means the aggregate amount of (a) all third-party fees and expenses incurred by or on behalf of the Company (including any such fees and expenses incurred by the Company Securityholders, the Securityholders’ Representative or any of their respective Affiliates to the extent such fees and expenses are the obligation of the Company) in connection with the preparation, negotiation or execution of this Agreement or any Ancillary Agreement and the consummation or performance of the transactions contemplated hereby and thereby, (b) all payments in the nature of compensation payable to independent contractors and employees of the Company which are payable solely as a result of the consummation of the Merger (including any sale bonuses, change-in-control payments and severance payments), (c) Aquiror’s legal fees reimbursable pursuant to Section 6.5, and (d) Acquiror’s cost to perform an audit on the Company and obtain audited financial statements of the Company as required to meet the Company’s disclosure and reporting requirements under applicable securities laws, in an amount to be reasonably agreed between the Parties and set forth in the Closing Expenses Certificate; and in each case of clauses (a) and (b), that have not been paid as of the Closing or thereafter, including (i) fees and expenses of the Company’s financial advisors, legal counsel, investment bankers, accountants and auditors, that are unpaid immediately prior to the Closing, (ii) any fees or expenses of the Company associated with obtaining the necessary waivers, consents or approvals of any Persons on behalf of the Company, (iii) any fees or expenses of the Company associated with obtaining the release and termination of any Encumbrances (other than Permitted Encumbrances), (iv) all Liabilities of the Company under or in connection with any severance arrangements, stay bonuses, incentive bonuses, transaction bonuses, termination and change of control arrangements and similar obligations that are owed to any Person or are triggered, either automatically or with the passage of time (excluding, for clarity, in combination with any termination of employment following the Closing), without a subsequent event, by the consummation of the Merger (including any amounts to offset or gross-up any Person for any excise Taxes or income Taxes related to a payment constituting a parachute payment pursuant to Section 280G of the Code), (v) the employer portion of any payroll, social security, unemployment or similar Tax incurred in connection with the exercise of, or payments made in respect of, any Company Options, Liabilities under clause (iv) above or similar arrangements, and (vi) the employee portion of any payroll, social security, unemployment or similar Tax incurred in connection with the net exercise of Company Options pursuant to Section 2.1(b)(ii).

A-13

“Transfer Taxes” has the meaning given to it in Section 6.6(a).

“Treasury Regulations” means the regulations of the U.S. Department of the Treasury promulgated under the Code.

“Unencumbered Subject Patent Rights” has the meaning given to it in Section 1.4(b)(xix)(A).

“Union” has the meaning given to it in Section 3.17(m).

“WARN Act” has the meaning given to it in Section 3.15(t).

“Warrant Shares” means an aggregate of 8,018,071 shares of Acquiror Common Stock, made available for purchase to the Company Stockholders under the Acquiror Warrants.

“Written Consent” has the meaning given to it in Section 6.1(a).

A-14

EXHIBIT B

FORM OF LOCK-UP AGREEMENT

Cure Pharmaceutical Holding Corp.

1620 Beacon Place

Oxnard, California 93033

Ladies and Gentlemen:

This Lock-Up Agreement (this “Agreement”) is executed in connection with the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among Cure Pharmaceutical Holding Corp. (the “Parent”), CURE Chemistry, Inc. (“Merger Sub”), and Chemistry Holdings, Inc. (the “Company”), dated as of March 31, 2019. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Merger Agreement.

(a) In connection with, and as an inducement to, the parties entering into the Merger Agreement and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned, by executing this Agreement, agrees that, without the prior written consent of the Parent and the Company, during the period commencing at the Effective Time and continuing until the end of the applicable Lock-Up Period (as hereinafter defined), the undersigned will not: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of or lend, directly or indirectly, any shares of Common Stock of Parent (the “Parent Common Stock”) or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Parent Common Stock (including without limitation, Parent Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired (the “Securities”); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to, the registration of any Parent Common Stock or any security convertible into or exercisable or exchangeable for Parent Common Stock; (4) grant any proxies or powers of attorney with respect to any Securities, deposit any Securities into a voting trust or enter into a voting agreement or similar arrangement or commitment with respect to any Securities; or (5) publicly disclose the intention to do any of the foregoing (each of the foregoing restrictions, the “Lock-Up Restrictions”).

(b) In addition, the undersigned hereby authorizes and instructs that [3,549,273] shares issued to the undersigned as part of the Closing Merger Consideration (the “Patent Shares”) be placed in escrow with the Escrow Agent, and agrees that (1) the release of such shares to the undersigned is subject to the determination of the Board of Directors of Parent in good faith that the conditions and milestones in clauses (i) and (ii) below have been satisfied within twelve (12) months after the Closing Date and (2) the Patent Shares shall be returned to the Parent if the conditions and milestones in clauses (i) and (ii) below have not been satisfied within twelve (12) months of the Closing Date. The undersigned authorizes and appoints the Securityholders’ Representative to act upon behalf of the undersigned in connection with the Patent Shares with the same authority as the Securityholders’ Representative has under the Merger Agreement to act on behalf of the Escrow Participants in connection with the Escrow Shares.

B-1

(i) The Company will have developed ____________________________  (the “New Technology”) that satisfies the following conditions:

(1) the New Technology must _______________________________________________

(2) the New Technology must _______________________

(3) the New Technology must ________________________________________________________________; and

(4) the New Technology must ________________________________________________________________

(ii) The Patent Shares will be released from escrow upon achievement of all the following milestones:

(1) ____________________________________________________________________________________________

(2) ____________________________________________________________________________________________ and

(3) _________________________________________________________

Notwithstanding the terms of the foregoing paragraph (a):

(A) The Lock-Up Restrictions shall automatically terminate and cease to be effective (i) with respect to one-third (1/3) of the Securities (other than the Escrow Shares, the Patent Shares , the Earnout Shares and the Warrant Shares), on the date that is six (6) months after the Effective Time, (ii) with respect to an additional one-third (1/3) of the Securities (other than the Escrow Shares, the Patent Shares, the Earnout Shares and the Warrant Shares), on the date that is twelve (12) months after the Effective Time, and (iii) with respect to an additional one-third (1/3) of the Securities (other than the Escrow Shares, the Patent Shares, the Earnout Shares and the Warrant Shares), on the date that is eighteen (18) months after the Effective Time.

(B) The Lock-Up Restrictions shall automatically terminate and cease to be effective (i) with respect to one-third (1/3) of the Escrow Shares released to the undersigned, on the date that is six (6) months after the release of such shares from escrow, (ii) with respect to an additional one-third (1/3) of the Escrow Shares released to the undersigned, on the date that is twelve (12) months after the release of such shares from escrow, and (iii) with respect to an additional one-third (1/3) of the Escrow Shares released to the undersigned, on the date that is eighteen (18) months after the release of such shares from escrow.

(C) The Lock-Up Restrictions shall automatically terminate and cease to be effective (i) with respect to one-third (1/3) of each amount of Earnout Shares issued to the undersigned, on the date that is six (6) months after the issuance of such shares, (ii) with respect to an additional one-third (1/3) of each amount of Earnout Shares issued to the undersigned, on the date that is twelve (12) months after the issuance of such shares, and (iii) with respect to an additional one-third (1/3) of each amount of Earnout Shares issued to the undersigned, on the date that is eighteen (18) months after the issuance of such shares.

B-2

(D) The Lock-Up Restrictions shall automatically terminate and cease to be effective (i) with respect to one-third (1/3) of each amount of Warrant Shares issued to the undersigned, on the date that is six (6) months after the issuance of such shares, (ii) with respect to an additional one-third (1/3) of each amount of Warrant Shares issued to the undersigned, on the date that is twelve (12) months after the issuance of such shares, and (iii) with respect to an additional one-third (1/3) of each amount of Warrant Shares issued to the undersigned, on the date that is eighteen (18) months after the issuance of such shares.

(E) The Lock-Up Restrictions shall automatically terminate and cease to be effective (i) with respect to one-third (1/3) of each amount of Patent Shares issued to the undersigned, on the date that is six (6) months after the release of such shares from escrow, (ii) with respect to an additional one-third (1/3) of each amount of Patent Shares issued to the undersigned, on the date that is twelve (12) months after the release of such shares from escrow, and (iii) with respect to an additional one-third (1/3) of each amount of Patent Shares issued to the undersigned, on the date that is eighteen (18) months after the release of such shares from escrow.

Each period during which the Lock-Up Restrictions apply to the Securities, as applicable, shall be deemed the “Lock-Up Period” with respect thereto.

The undersigned agrees that the Lock-Up Restrictions preclude the undersigned from engaging in any hedging or other transaction with respect to any then-subject Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Securities even if such Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such Securities.

Notwithstanding the foregoing, the undersigned may transfer any of the Securities (i) as a bona fide gift or charitable contribution, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (iii) if the undersigned is a corporation, partnership, limited liability company, trust or other business entity (1) to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned or (2) as distributions or dividends of shares of Parent Common Stock or any security convertible into or exercisable for Parent Common Stock to limited partners, limited liability company members or stockholders of the undersigned or holders of similar equity interests in the undersigned, (iv) if the undersigned is a trust, to the beneficiary of such trust, (v) by testate succession or intestate succession, (vi) to any immediate family member, any investment fund, family partnership, family limited liability company or other entity controlled or managed by the undersigned, (vii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (vi), (viii) to Parent in a transaction exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), upon a vesting event of the Securities or upon the exercise of options or warrants to purchase Parent Common Stock on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the undersigned in connection with such vesting or exercise (but for the avoidance of doubt, excluding all manners of exercise that would involve a sale in the open market of any securities relating to such options or warrants, whether to cover the applicable aggregate exercise price, withholding tax obligations or otherwise), (ix) to Parent in connection with the termination of employment or other termination of a service provider and pursuant to agreements in effect as of the Effective Time whereby Parent has the option to repurchase such shares or securities, (x) acquired by the undersigned in open market transactions after the Effective Time, (xi) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Parent’s capital stock involving a change of control of the Parent, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Securities shall remain subject to the restrictions contained in this Agreement, (xii) pursuant to an order of a court or regulatory agency, or (xiii) to Parent related to a claim for indemnification pursuant to Article IX of the Merger Agreement; provided, in the case of clauses (i)-(vii), that (A) such transfer shall not involve a disposition for value and (B) the transferee agrees in writing with Parent to be bound by the terms of this Agreement; and provided, further, in the case of clauses (i)-(vii), no filing by any party under Section 16(a) of the Exchange Act shall be required or shall be made voluntarily in connection with such transfer; and provided, further, that with respect to each of clauses (viii) and (ix) reasonable notice shall be provided to Parent prior to any required filing and any required filing under the Exchange Act shall include footnote disclosure explaining that such exercise and sale was to cover the tax withholding of the undersigned or in connection with such individual’s termination of service relationship with Parent and that the option would otherwise have expired. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

B-3

In addition, the foregoing restrictions shall not apply to (i) the exercise of stock options granted pursuant to equity incentive plans existing immediately following the Effective Time, including the “net” exercise of such options in accordance with their terms and the surrender of Parent Common Stock in lieu of payment in cash of the exercise price and any tax withholding obligations due as a result of such exercise (but for the avoidance of doubt, excluding all manners of exercise that would involve a sale in the open market of any securities relating to such options, whether to cover the applicable aggregate exercise price, withholding tax obligations or otherwise); provided that it shall apply to any of the Securities issued upon such exercise, (ii) conversion or exercise of warrants into Parent Common Stock or into any other security convertible into or exercisable for Parent Common Stock that are outstanding as of the Effective Time (but for the avoidance of doubt, excluding all manners of conversion or exercise that would involve a sale in the open market of any securities relating to such warrants, whether to cover the applicable aggregate exercise price, withholding tax obligations or otherwise); provided that it shall apply to any of the Securities issued upon such conversion or exercise; and provided, further that the recipient of Parent Common Stock agrees in writing with Parent to be bound by the terms of this Agreement, or (iii) the establishment of any contract, instruction or plan (a “Plan”) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided that no sales of the Securities shall be made pursuant to such a Plan prior to the expiration of the applicable Lock-Up Period, and such a Plan may only be established if no public announcement of the establishment or existence thereof and no filing with the Securities and Exchange Commission or other regulatory authority in respect thereof or transactions thereunder or contemplated thereby, by the undersigned, Parent or any other person, shall be required, and no such announcement or filing is made voluntarily, by the undersigned, Parent or any other person, prior to the expiration of the applicable Lock-Up Period. Any attempted transfer in violation of this Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Agreement, and will not be recorded on the share register of Parent. In furtherance of the foregoing, Parent and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Parent Common Stock if such transfer would constitute a violation or breach of this Agreement. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Parent Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

B-4

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that upon request, the undersigned will execute any additional documents reasonably necessary to ensure the validity or enforcement of this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that the undersigned shall be released from all obligations under this Agreement if the Merger Agreement is terminated prior to the Effective Time pursuant to its terms, upon the date of such termination.

The undersigned understands that Parent, the Merger Sub and the Company are entering into the Merger Agreement in reliance upon this Agreement.

This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

This Agreement, and any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parent, the Company and the undersigned in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parent, the Company and the undersigned, written or oral, to the extent they relate in any way to the subject matter hereof.

(Signature Page Follows)

B-5

This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by Parent and the undersigned by facsimile or electronic transmission in .pdf format or other electronic transmission shall be sufficient to bind such parties to the terms and conditions of this Agreement.

Very truly yours,

Printed Name of Holder
Signature (for individuals):

ACCEPTED AND AGREED:

CURE PHARMACEUTICAL HOLDING CORP.

By:

Name:

Title:

CHEMISTRY HOLDINGS, INC.

By:

Josh Held, President

SIGNATURE PAGE TO
LOCK-UP AGREEMENT

EXHIBIT C

FORM OF CERTIFICATE OF MERGER

EXHIBIT D

FORM OF RESIGNATION AND RELEASE

EXHIBIT E

FORM OF RESTRICTIVE COVENANTS AGREEMENT

EXHIBIT F

FORM OF WARRANT